     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 19, 1995.


                                                       REGISTRATION NO. 33-59813

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                 GRANCARE, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                         8051                         95-4299210
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)         IDENTIFICATION NO.)

                            ------------------------

                         ONE RAVINIA DRIVE, SUITE 1500
                             ATLANTA, GEORGIA 30346
                                 (404) 393-0199
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                   GENE E. BURLESON, CHIEF EXECUTIVE OFFICER
                                 GRANCARE, INC.
                         ONE RAVINIA DRIVE, SUITE 1500
                             ATLANTA, GEORGIA 30346
                                 (404) 393-0199
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

COPIES OF ALL COMMUNICATIONS, INCLUDING ALL COMMUNICATIONS SENT TO THE AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

              MITCHELL L. EDWARDS                                 ALAN C. LEET
          BROBECK, PHLEGER & HARRISON                           ROGERS & HARDIN
               550 S. HOPE STREET                      2700 CAIN TOWER, PEACHTREE CENTER
           LOS ANGELES, CA 90071-2604                      229 PEACHTREE STREET, N.E.
                 (213) 489-4060                                ATLANTA, GA 30303
                                                                 (404) 522-4700

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
UPON CONSUMMATION OF THE MERGER DESCRIBED HEREIN AND AFTER THE EFFECTIVE DATE OF
                          THIS REGISTRATION STATEMENT.


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
                      1933, check the following box.  / /

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                 GRANCARE, INC.
                                 --------------

                   CROSS-REFERENCE SHEET SHOWING LOCATION IN
            PROSPECTUS OF INFORMATION REQUIRED BY ITEMS OF FORM S-4

   FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING             LOCATION IN PROSPECTUS
   ------------------------------------------------             ----------------------
A. INFORMATION ABOUT TRANSACTION
 1. Forepart of the Registration Statement and Outside
    Front Cover Page of Prospectus....................   Facing Page; Cross-Reference Sheet;
                                                         Outside Front Cover Page
 2. Inside Front and Outside Back Cover Pages of
    Prospectus........................................   Inside Front and Outside Back Cover
                                                         Pages
 3. Risk Factors, Ratio of Earnings to Fixed Charges
    and Other Information.............................   Summary; Risk Factors; Selected
                                                         Historical Financial Data;
                                                         Comparative Per Share Data;
                                                         Comparative Market Data; Unaudited
                                                         Summary Pro Forma Condensed Combined
                                                         Financial Data; The Merger; Terms of
                                                         the Merger Agreement and Related
                                                         Transactions
 4. Terms of the Transaction..........................   Summary; The Merger; Terms of the
                                                         Merger Agreement and Related
                                                         Transactions; Description of GranCare
                                                         Capital Stock; Comparison of Rights
                                                         of Holders of GranCare and Evergreen
                                                         Common Stock
 5. Pro Forma Financial Information...................   Unaudited Pro Forma Condensed
                                                         Combined Financial Data
 6. Material Contacts with the Company Being
    Acquired..........................................   The Merger
 7. Additional Information Required for Reoffering by
    Persons and Parties Deemed to be Underwriters.....   *
 8. Interests of Named Experts and Counsel............   Experts; Legal Matters
 9. Disclosure of Commission Position on
    Indemnification for Securities Act Liabilities....   *
B. INFORMATION ABOUT THE REGISTRANT
10. Information with Respect to S-3 Registrants.......   Summary; Risk Factors; The Merger;
                                                         Terms of the Merger Agreement and
                                                         Related Transactions; Description of
                                                         GranCare Capital Stock
11. Incorporation of Certain Information by
    Reference.........................................   Incorporation of Certain Information
                                                         by Reference
12. Information with Respect to S-2 or S-3
    Registrants.......................................   *
13. Incorporation of Certain Information by
    Reference.........................................   *
14. Information with Respect to Registrants Other Than
    S-2 or S-3 Registrants............................   *

   FORM S-4 REGISTRATION STATEMENT ITEM AND HEADING             LOCATION IN PROSPECTUS
   ------------------------------------------------             ----------------------
C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
15. Information with Respect to S-3 Companies.........   Incorporation of Certain Information
                                                         by Reference; Summary; Risk Factors;
                                                         The Merger; Terms of the Merger
                                                         Agreement and Related Transactions
16. Information with Respect to S-2 or S-3
    Companies.........................................   *
17. Information with Respect to Companies other than
    S-2 or S-3 Companies..............................   *
D. VOTING AND MANAGEMENT INFORMATION
18. Information if Proxies, Comments or Authorizations
    are to be Solicited...............................   Summary; The Meetings, Voting and
                                                         Proxies; The Merger; Terms of the
                                                         Merger Agreement and Related
                                                         Transactions; Management and
                                                         Operations of the Combined Companies
                                                         Following the Merger
19. Information if Proxies, Consents or Authorizations
    are Not to be Solicited or in an Exchange Offer...   *

- ---------------

     * Not Applicable.

                                 GRANCARE, INC.
                         ONE RAVINIA DRIVE, SUITE 1500

                             ATLANTA, GEORGIA 30346



                                                                   June 19, 1995


Dear Shareholder:


     A Special Meeting of Shareholders (the "Special Meeting") of GranCare, Inc. ("GranCare") will be held on Wednesday, July 19, 1995, at 3:00 p.m., local time, at GranCare, Inc., One Ravinia Drive, Suite 1500, Atlanta, Georgia.


     At this Special Meeting, you will be asked to consider and vote upon the following: (1) the approval and adoption of an Agreement and Plan of Merger, dated as of May 2, 1995 (the "Merger Agreement"), by and among GranCare, GW Acquisition Corp., a wholly-owned subsidiary of GranCare ("GWAC"), and Evergreen Healthcare, Inc. ("Evergreen") pursuant to which, among other things: (i) GWAC will be merged with and into Evergreen (the "Merger"), and Evergreen will become a wholly-owned subsidiary of GranCare, (ii) each share of Evergreen common stock, par value $0.01 per share (the "Evergreen Common Stock"), will be converted into the right to receive 0.775 of a share of GranCare common stock, no par value (the "GranCare Common Stock"), and (iii) GranCare will assume the Evergreen 1993 Incentive Compensation Plan, the 1994 Non-Employee Director Stock Option Plan, and the 1987 National Heritage, Inc. Stock Option Plan (the "Evergreen Option Plans") and all outstanding options under such plans (the "Options") and all outstanding Evergreen warrants (the "Warrants," together with the Options, collectively referred to as the "Evergreen Options") will be converted into the right to acquire 0.775 of a share of GranCare Common Stock for each share of Evergreen Common Stock underlying the Evergreen Options (the "Merger Options"); and (2) such other business as may properly come before the Special Meeting.

     The Merger Agreement provides for the issuance of 9,672,806 shares of GranCare Common Stock (the "Merger Shares") in exchange for all outstanding shares of Evergreen Common Stock. In addition, all Evergreen Option Plans and the outstanding Evergreen Options are being assumed by GranCare as of the effective time of the Merger, and converted into 269,169 Merger Options. The number of Merger Shares to be issued in the Merger has been determined according to an exchange ratio of 0.775 (the "Exchange Ratio") of a share of GranCare Common Stock for each outstanding share of Evergreen Common Stock. The Merger is structured to be a tax free reorganization in which neither GranCare nor Evergreen or its shareholders will recognize taxable gain, and will be accounted for as a "pooling of interests" business combination.

     The GranCare Board of Directors has unanimously approved the Merger Agreement described in the attached material and the transactions contemplated thereby and has determined that the Merger is fair to and in the best interests of GranCare and its shareholders. The Board of Directors recommends that the shareholders of GranCare vote in favor of the Merger Agreement. However, you are urged to carefully consider all aspects of the proposed Merger discussed in the attached Joint Proxy Statement/Prospectus, as the proposed Merger will result in the issuance of up to approximately 40.7% of the total shares of GranCare Common Stock to be outstanding after the Merger.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Joint Proxy Statement/Prospectus relating to, among other things, the actions to be taken by GranCare shareholders at the Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about GranCare and Evergreen and also serves as a Prospectus for GranCare with respect to the Merger Shares.

     All shareholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed postage paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Special Meeting.

                                      Sincerely,

                                      /s/ GENE E. BURLESON

                                      Gene E. Burleson
                                      Chairman of the Board of Directors,
                                      President and Chief Executive Officer

                           EVERGREEN HEALTHCARE, INC.
                        11350 NORTH MERIDIAN, SUITE 200
                             CARMEL, INDIANA 46032


                                                                   June 19, 1995


Dear Shareholder:


     A Special Meeting of Shareholders of Evergreen Healthcare, Inc. ("Evergreen") will be held on Thursday, July 20, 1995, at 11:00 a.m., local time, at the Park Hyatt Hotel located at 800 North Michigan Avenue, Chicago, Illinois.


     At this Special Meeting, you will be asked to vote upon the approval and adoption of an Agreement and Plan of Merger dated as of May 2, 1995 (the "Merger Agreement"), pursuant to which GranCare, Inc., a California corporation ("GranCare"), and Evergreen will be combined through a merger of a wholly-owned subsidiary of GranCare with and into Evergreen (the "Merger"). Pursuant to the Merger, all of the outstanding capital stock of Evergreen will be converted into the right to receive shares of GranCare Common Stock, and Evergreen will become a wholly-owned subsidiary of GranCare.

     The Merger Agreement provides for the issuance of 9,672,806 shares of GranCare Common Stock (the "Merger Shares") in exchange for all outstanding shares of Evergreen common stock (the "Evergreen Common Stock"). In addition, the Evergreen 1993 Incentive Compensation Plan, the 1994 Non-Employee Director Stock Option Plan, and the National Heritage, Inc. 1987 Stock Option Plan (the "Evergreen Option Plans") and the outstanding options to purchase Evergreen Common Stock (the "Options") pursuant to such plans and outstanding Evergreen warrants (the "Warrants," together with the Options, collectively referred to as the "Evergreen Options") are being assumed by GranCare as of the effective time of the Merger, and converted into options and warrants to acquire 269,169 shares of GranCare Common Stock (the "Merger Options"). The number of Merger Shares to be issued in the Merger has been determined according to an exchange ratio of
0.775 (the "Exchange Ratio") of a share of GranCare Common Stock for each outstanding share of Evergreen Common Stock.

     The Merger is structured to be a tax free reorganization in which neither GranCare nor Evergreen or its shareholders will recognize taxable gain, and will be accounted for as a "pooling of interests" business combination.

     The Evergreen Board of Directors has unanimously approved the Merger Agreement described in the attached material and the transactions contemplated thereby and has determined that the Merger is fair to and in the best interests of Evergreen and its shareholders. After careful consideration, the Board of Directors recommends that the shareholders of Evergreen vote in favor of the Merger Agreement.

     In the material accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Joint Proxy Statement/Prospectus relating to, among other things, the actions to be taken by Evergreen shareholders at the Special Meeting and a proxy card. The Joint Proxy Statement/Prospectus more fully describes the proposed Merger and includes information about GranCare and Evergreen.

     All shareholders are cordially invited to attend the Special Meeting in person. However, whether or not you plan to attend the Special Meeting, please complete, sign, date and return your proxy in the enclosed postage paid envelope. If you attend the Special Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Special Meeting.

                                      Sincerely,

                                      /s/ WILLIAM G. PETTY, JR.

                                      William G. Petty, Jr.
                                      Chairman of the Board of Directors,
                                      President and Chief Executive Officer

                                 GRANCARE, INC.
                         ONE RAVINIA DRIVE, SUITE 1500
                             ATLANTA, GEORGIA 30346

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                          TO BE HELD ON JULY 19, 1995



     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of GranCare, Inc., a California corporation ("GranCare"), will be held on Wednesday, July 19, 1995, at 3:00 p.m., local time, at GranCare, Inc., One Ravinia Drive, Suite 1500, Atlanta, Georgia, to consider and vote upon the following matters described in the accompanying Joint Proxy Statement/Prospectus:



     1. The approval and adoption of an Agreement and Plan of Merger, dated as of May 2, 1995 (the "Merger Agreement"), by and among GranCare, GW Acquisition Corp., a wholly-owned subsidiary of GranCare ("GWAC"), and Evergreen Healthcare, Inc. ("Evergreen"), pursuant to which, among other things: (i) GWAC will be merged with and into Evergreen, and Evergreen will become a wholly-owned subsidiary of GranCare (the "Merger"); (ii) each share of Evergreen common stock, par value $0.01 per share ("Evergreen Common Stock"), will be converted into 0.775 of a share of GranCare common stock, no par value ("GranCare Common Stock"); and (iii) GranCare will assume the Evergreen 1993 Incentive Compensation Plan, the 1994 Non-Employee Director Stock Option Plan, and the National Heritage, Inc. 1987 Stock Option Plan (the "Evergreen Option Plans") and all outstanding options under such plans (the "Options") and all outstanding Evergreen warrants (the "Warrants," together with the Options, collectively referred to as the "Evergreen Options"); and


     2. The transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


     Only GranCare shareholders of record at the close of business on June 16, 1995 are entitled to notice of, and to vote at, the Special Meeting, or at any adjournment or postponement thereof.



     Shareholders of GranCare who object to the Merger and follow the procedures set forth in Chapter 13 of the California General Corporation Law (the "CGCL") will have the right to dissent from the Merger and to have paid to them the "fair market value" of their shares in accordance with Chapter 13 of the CGCL. The Joint Proxy Statement/Prospectus contains a discussion of the rights of dissenting shareholders, and the complete text of Chapter 13 of the CGCL.


                                      By order of the Board of Directors,

                                      /s/ EVRETT W. BENTON

                                      Evrett W. Benton
                                      Executive Vice President, General Counsel and Secretary

     APPROVAL OF THE ISSUANCE OF GRANCARE COMMON STOCK IN CONNECTION WITH THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF GRANCARE COMMON STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                           EVERGREEN HEALTHCARE, INC.
                        11350 NORTH MERIDIAN, SUITE 200
                             CARMEL, INDIANA 46032

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                          TO BE HELD ON JULY 20, 1995



     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Evergreen Healthcare, Inc., a Georgia corporation ("Evergreen"), will be held on July 20, 1995, at 11:00 a.m., local time, at the Park Hyatt Hotel located at 800 North Michigan Avenue, Chicago, Illinois 60611, to consider and vote upon the following matters described in the accompanying Joint Proxy
Statement/Prospectus:


     1. The approval and adoption of the Agreement and Plan of Merger dated as of May 2, 1995 (the "Merger Agreement") by and among Evergreen, GranCare, Inc., a California corporation ("GranCare"), and GW Acquisition Corp., a wholly-owned subsidiary of GranCare ("GWAC"), pursuant to which GWAC will merge with and into Evergreen (the "Merger"). As a result of the Merger, (i) each outstanding share of Evergreen will be converted into 0.775 of a share (the "Exchange Ratio") of GranCare Common Stock, (ii) GranCare will assume the Evergreen 1993 Incentive Compensation Plan, the 1994 Non-Employee Director Stock Option Plan, and the National Heritage, Inc. 1987 Stock Option Plan (the "Evergreen Option Plans") and each outstanding option to purchase Evergreen Common Stock under the Evergreen Option Plans (the "Options") and all outstanding Evergreen warrants (the "Warrants," together with the Options, collectively referred to as the "Evergreen Options") and each Evergreen Option will be converted into an option or warrant to acquire a number of shares of GranCare Common Stock equal to the product of the Exchange Ratio and the number of shares of Evergreen Common Stock subject to such option and warrant, and (iii) Evergreen will become a wholly-owned subsidiary of GranCare; and

     2. The transaction of such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


     Only Evergreen shareholders of record at the close of business on June 16, 1995 are entitled to notice of, and to vote at, the Special Meeting, or at any adjournment or postponement thereof.


                                          By order of the Board of Directors,

                                          /s/ KEITH J. YODER

                                          Keith J. Yoder
                                          Vice President, Chief Financial
                                          Office, Treasurer and Secretary

     APPROVAL AND ADOPTION OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF EVERGREEN COMMON STOCK. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.

                                 GRANCARE, INC.

                                      AND

                           EVERGREEN HEALTHCARE, INC.

                             JOINT PROXY STATEMENT
                            ------------------------

                                 GRANCARE, INC.

                                   PROSPECTUS
                            ------------------------

        This Joint Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of GW Acquisition Corp. ("GWAC"), a wholly-owned subsidiary of GranCare, Inc. ("GranCare"), with and into Evergreen Healthcare, Inc. ("Evergreen") and the issuance of up to 9,941,975 shares of GranCare common stock, no par value (the "GranCare Common Stock"), in connection therewith. As a result of the Merger, Evergreen will become a wholly-owned subsidiary of GranCare. In connection with the Merger, GranCare has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering an aggregate of up to 9,941,975 shares of the GranCare Common Stock, issuable in the Merger to holders of shares of Evergreen common stock, $0.01 par value per share (the "Evergreen Common Stock"). In connection with the Merger, (i) each outstanding share of Evergreen Common Stock will be exchanged for 0.775 of a share (the "Exchange Ratio") of GranCare Common Stock (the "Merger Shares") and (ii) the Evergreen 1993 Incentive Compensation Plan, the 1994 Non-Employee Director Stock Option Plan, and the National Heritage, Inc. 1987 Stock Option Plan (the "Evergreen Option Plans") and the outstanding options to purchase Evergreen Common Stock under such plans (the "Options") and all outstanding Evergreen warrants, as described herein (the "Warrants," together with the Options, collectively referred to as the "Evergreen Options"), will be assumed by GranCare and will constitute options or warrants to acquire a number of shares of GranCare Common Stock (the "Merger Options") equal to the product of the Exchange Ratio and the number of shares of Evergreen Common Stock issuable upon the exercise of such Evergreen Options. As of the date hereof, there are 12,481,040 shares of Evergreen Common Stock outstanding and 347,315 shares of Evergreen Common Stock issuable upon the exercise of Evergreen Options outstanding.


     This Joint Proxy Statement/Prospectus is being furnished to holders of GranCare Common Stock in connection with the solicitation of proxies by GranCare's Board of Directors for use at the Special Meeting of Shareholders of GranCare (the "GranCare Special Meeting") to be held on Wednesday, July 19, 1995 at GranCare's offices located at One Ravinia Drive, Suite 1500, Atlanta, Georgia, commencing at 3:00 p.m., local time, and at any adjournment or postponement thereof.



     This Joint Proxy Statement/Prospectus is also being furnished to holders of Evergreen Common Stock in connection with the solicitation of proxies by Evergreen's Board of Directors for use at the Special Meeting of Shareholders of Evergreen (the "Evergreen Special Meeting") to be held on Thursday, July 20, 1995 at the Park Hyatt Hotel located at 800 North Michigan Avenue, Chicago, Illinois, commencing at 11:00 a.m., local time, and at any adjournment or postponement thereof.



     This Joint Proxy Statement/Prospectus also constitutes the prospectus of GranCare filed as part of the Registration Statement relating to the GranCare Common Stock issuable to the holders of all outstanding shares of Evergreen Common Stock as of the effective time of the Merger. All information herein with respect to GranCare has been furnished by GranCare, and all information herein with respect to Evergreen has been furnished by Evergreen. This Joint Proxy Statement/Prospectus is first being mailed to shareholders of GranCare and Evergreen on or about June 20, 1995.


     The GranCare Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "GC." On May 2, 1995, the last trading date prior to the public announcement of the signing of the Merger Agreement, the closing sales price of the GranCare Common Stock was $16 5/8 per share.

     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY GRANCARE AND EVERGREEN SHAREHOLDERS BEFORE VOTING ON THE MATTERS MORE FULLY DESCRIBED HEREIN.
                            ------------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/ PROSPECTUS
   HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
     COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


       THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS JUNE 19, 1995

                      [This Page Intentionally Left Blank]

                               TABLE OF CONTENTS


                                                                                        PAGE
                                                                                        -----
AVAILABLE INFORMATION.................................................................      5
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....................................      5
JOINT PROXY STATEMENT/PROSPECTUS SUMMARY..............................................      7
  General.............................................................................      7
  The Companies.......................................................................      7
  The Meetings........................................................................      8
  The Merger..........................................................................      9
SELECTED HISTORICAL FINANCIAL DATA....................................................     15
  GranCare Selected Historical Consolidated Financial Data............................     15
  Evergreen Selected Historical Consolidated Financial Data...........................     17
UNAUDITED SUMMARY PRO FORMA COMBINED FINANCIAL DATA...................................     18
COMPARATIVE PER SHARE DATA............................................................     20
COMPARATIVE MARKET DATA...............................................................     21
CAPITALIZATION........................................................................     23
RISK FACTORS..........................................................................     24
  Uncertainties Related to the Merger.................................................     24
  Rapid Expansion.....................................................................     24
  Significant Debt and Lease Obligations..............................................     24
  Dependence Upon Reimbursement by Third Party Payors; Limitations on Reimbursement...     25
  Government Regulation...............................................................     26
  Healthcare Reform...................................................................     27
  Geographic Payor Concentration......................................................     27
  Certain Lease Terms.................................................................     27
  Competition.........................................................................     28
  Professional Liability and Availability of Insurance................................     28
  Shares Eligible for Future Sale.....................................................     28
THE MEETINGS, VOTING AND PROXIES......................................................     29
  Special Meeting of Shareholders of GranCare.........................................     29
  Special Meeting of Shareholders of Evergreen........................................     30
THE MERGER............................................................................     32
  Background of the Merger; Material Contacts.........................................     32
  Reasons for the Merger; Recommendations of the Boards of Directors..................     35
  Opinions of Financial Advisors......................................................     38
  Interests of Certain Persons in the Merger..........................................     51
  Accounting Treatment................................................................     53
  Certain Federal Tax Considerations..................................................     54
  Governmental and Regulatory Approvals...............................................     55
  Resales of GranCare Common Stock; Affiliates........................................     56
  Dissenters' Rights..................................................................     57
MANAGEMENT AND OPERATIONS OF THE COMBINED COMPANIES FOLLOWING THE MERGER..............     58
  General.............................................................................     58
  Board of Directors after the Merger.................................................     58
  Certain Relationships...............................................................     60

                                                                                        PAGE
                                                                                        -----
TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS................................     61
  Effective Time of the Merger........................................................     61
  Manner and Basis of Converting Shares, Options and Warrants.........................     61
  Employee Benefit Plans..............................................................     63
  Conduct of Evergreen's and GranCare's Business Prior to the Merger; No
     Solicitation.....................................................................     63
  Conditions to the Merger............................................................     65
  Termination or Amendment of the Merger Agreement....................................     66
DESCRIPTION OF GRANCARE CAPITAL STOCK.................................................     69
  General.............................................................................     69
  GranCare Common Stock...............................................................     69
  GranCare Preferred Stock............................................................     69
  Options and Warrants................................................................     69
  Registration Rights.................................................................     69
  Limitation on Director Liability....................................................     70
GRANCARE DIVIDEND POLICY..............................................................     70
COMPARISON OF RIGHTS OF HOLDERS OF GRANCARE AND EVERGREEN COMMON STOCK................     70
LEGAL MATTERS.........................................................................     77
EXPERTS...............................................................................     77
OTHER MATTERS.........................................................................     78
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA.................................     79
APPENDIX A: AGREEMENT AND PLAN OF MERGER..............................................    A-1
APPENDIX B: OPINION OF SALOMON BROTHERS INC...........................................    B-1
APPENDIX C: OPINION OF SMITH BARNEY INC...............................................    C-1
APPENDIX D: OPINION OF THE CHICAGO DEARBORN COMPANY...................................    D-1
APPENDIX E: OPINION OF McDONALD & COMPANY SECURITIES, INC.............................    E-1
APPENDIX F: CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW......................    F-1

                             AVAILABLE INFORMATION

     Each of GranCare and Evergreen is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by GranCare and Evergreen and the Registration Statement of which this Joint Proxy Statement/Prospectus is a part and exhibits and schedules thereto can be inspected and copied (at prescribed rates) at the Public Reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511. GranCare's Common Stock and Evergreen's Common Stock are listed on the NYSE and certain reports, proxy statements and other information concerning GranCare and Evergreen can also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     GranCare has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Merger Shares (as defined herein) offered hereby. This Joint Proxy Statement/Prospectus omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to GranCare, Evergreen and the Merger. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or incorporated herein by reference. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents or portions thereof, filed by GranCare with the Commission under the Exchange Act and the Securities Act, are incorporated herein by reference:

          (a) GranCare's Annual Report on Form 10-K for the year ended December 31, 1994;
          (b) GranCare's Quarterly Reports on Form 10-Q for the quarter ended June 30, 1994 as amended by Amendment No. 1 on Form 10-Q/A filed with the Commission on June 2, 1995 and for the quarter ended March 31, 1995;
          (c) GranCare's Current Report on Form 8-K, filed with the Commission on April 18, 1995 as amended by Amendment No. 1 on Form 8-K/A filed with the Commission on June 2, 1995;
          (d) GranCare's Proxy Statement for the Annual Meeting of Shareholders held on May 23, 1995; and
          (e) GranCare's Registration Statement on Form 8-A, declared effective by the Commission on October 30, 1991.

     The following documents filed by Evergreen with the Commission in accordance with the provisions of the Exchange Act are incorporated herein by reference and made a part hereof:

          (a) Evergreen's Annual Report on Form 10-K for the year ended June 30, 1994, as amended by Amendment No. 1 on Form 10-K/A filed with the Commission on December 7, 1994; and
          (b) Evergreen's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1994, December 31, 1994 and March 31, 1995.

     All documents filed by GranCare and Evergreen pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the GranCare Special Meeting and the Evergreen Special Meeting shall be deemed to be incorporated by reference in this Joint Proxy Statement/Prospectus and to be a part of this Joint Proxy Statement/Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.


     GranCare and Evergreen hereby undertake to provide without charge to each person to whom a copy of this Joint Proxy Statement/Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Joint Proxy Statement/Prospectus (other than exhibits). Requests for such copies should be directed to GranCare, Inc., One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346, telephone (404) 393-0199, attention:
General Counsel, or to Evergreen Healthcare, Inc., at 11350 North Meridian Street, Suite 200, Carmel, Indiana 46032, telephone (317) 580-8585, attention:
Keith J. Yoder, Corporate Secretary. In order to ensure delivery of the documents prior to the GranCare Special Meeting and the Evergreen Special Meeting, any request should be made prior to July 10, 1995.


     No person has been authorized to give any information or to make any representation other than as contained herein in connection with the Merger, and, if given or made, such information or representation must not be relied upon as having been authorized by GranCare or Evergreen. Neither the delivery hereof nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth since the date hereof. This Joint Proxy Statement/Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares of GranCare Common Stock offered by this Joint Proxy Statement/Prospectus or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or solicitation.

                    JOINT PROXY STATEMENT/PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes appearing elsewhere in this Joint Proxy Statement/Prospectus and in the documents incorporated in this Joint Proxy Statement/Prospectus by reference. Shareholders of GranCare, Inc. and Evergreen Healthcare, Inc. should carefully review the matters set forth under "Risk Factors" before voting upon or consenting to the matters to be considered by such shareholders.

                                    GENERAL


     This Joint Proxy Statement/Prospectus is being furnished to shareholders of GranCare, Inc., a California corporation ("GranCare"), in connection with the solicitation of proxies by the Board of Directors of GranCare for use at the Special Meeting of Shareholders of GranCare (the "GranCare Special Meeting") which is scheduled to be held on July 19, 1995. This Joint Proxy Statement/Prospectus is also being furnished to shareholders of Evergreen Healthcare, Inc., a Georgia corporation ("Evergreen"), in connection with the solicitation of proxies by the Board of Directors of Evergreen, for use at the Special Meeting of Shareholders of Evergreen (the "Evergreen Special Meeting") which is scheduled to be held on July 20, 1995. At the GranCare Special Meeting and at the Evergreen Special Meeting, the shareholders of GranCare and the shareholders of Evergreen will be asked to consider and vote upon the proposed merger (the "Merger") of GW Acquisition Corp. ("GWAC"), a California corporation and a wholly-owned subsidiary of GranCare, with and into Evergreen pursuant to the terms of the Agreement and Plan of Merger dated as of May 2, 1995, by and among GranCare, GWAC and Evergreen (the "Merger Agreement"). As a result of the Merger, Evergreen will become a wholly-owned subsidiary of GranCare. The Merger Agreement is included in this Joint Proxy Statement/Prospectus as Appendix A and is incorporated herein by this reference. In connection with the Merger, each share of common stock of Evergreen (the "Evergreen Common Stock") will be converted into the right to receive, and become exchangeable for, 0.775 (the "Exchange Ratio") of a share (in the aggregate, the "Merger Shares") of common stock of GranCare (the "GranCare Common Stock") and the Evergreen 1993 Incentive Compensation Plan, the 1994 Non-Employee Director Stock Option Plan, and the National Heritage, Inc. Stock Option Plan (the "Evergreen Option Plans") will be assumed by GranCare and all outstanding options to acquire Evergreen Common Stock (the "Options") under such plans and all outstanding Evergreen warrants, as described herein (the "Warrants," together with the Options, collectively referred to as the "Evergreen Options"), will be converted into options or warrants to purchase shares of GranCare Common Stock (the "Merger Options"). Pursuant to the Merger Agreement, 9,672,806 shares of GranCare Common Stock will be issued in exchange for all outstanding shares of Evergreen Common Stock and up to 269,169 shares of GranCare Common Stock will be issuable upon exercise of the Merger Options. This Joint Proxy Statement/Prospectus constitutes the prospectus of GranCare with respect to the Merger Shares. The information in this Joint Proxy Statement/Prospectus concerning GranCare and Evergreen has been furnished by each of such entities, respectively.


                                 THE COMPANIES
GRANCARE

     GranCare provides a comprehensive array of routine, specialty medical and rehabilitative services in a long-term care environment through 78 skilled nursing facilities with an aggregate of approximately 10,400 beds located in six states. GranCare also provides pharmacy services through its institutional pharmacies to patients in certain of its long-term healthcare facilities, to patients in facilities operated by others and to patients receiving home healthcare. GranCare's 23 institutional pharmacies and three satellite pharmacy locations serve approximately 750 long-term healthcare facilities with approximately 77,100 beds, 18 correctional institutions serving approximately 4,700 inmates and 9 community clinics serving approximately 30,000 outpatients and operate in seventeen states.

     GranCare's acquisition of Cornerstone Health Management Company ("Cornerstone") in April, 1995 substantially expands GranCare's third party medical program management operations. Cornerstone manages, on a contract basis, over 100 subacute, geriatric, psychiatric and primary care programs for acute care hospitals in twenty states.

     GranCare is headquartered in Atlanta, Georgia. Its executive offices are located at One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346. Its telephone number at that address is (404) 393-0199.

EVERGREEN

     Evergreen provides an array of healthcare services, including basic and specialized skilled nursing care, subacute care and rehabilitation services, primarily in long-term care facilities. Evergreen operates 64 facilities (16 owned, 41 leased and seven managed) with approximately 7,600 available beds in nine states located in the Midwest and Southeast. Specialized care services are provided through five dedicated units for the treatment of conditions such as Alzheimer's disease and Huntington's disease. Subacute care services are provided through two dedicated units to patients who have been discharged from acute care hospitals but still require complex medical treatment, such as infection control and intravenous therapy. Rehabilitation services include intensive respiratory, physical, occupational and speech therapy and are provided by independent contractors or directly by Evergreen. Through its pharmacy operation, Gericare Medical Services, Evergreen provides medications and medical supplies to residents of 48 of its facilities and to residents of 12 facilities operated by unaffiliated third parties.

     Evergreen's principal executive offices are located at 11350 North Meridian Street, Suite 200, Carmel, Indiana 46032. Its telephone number at that address is (317) 580-8585.

GWAC

     GWAC is a California corporation recently organized by GranCare for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. GWAC's executive offices are located at One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346. Its telephone number at that address is (404) 393-0199.

RECENT DEVELOPMENTS

     In December 1993, Evergreen acquired a majority interest in Alternative Living Services, Inc. ("ALS"), an operator and manager of 15 assisted living facilities in five states. On May 26, 1995, ALS consummated a financing transaction pursuant to which an investor group purchased ALS common stock representing approximately 64% of the outstanding ALS common stock for $20 million. The proceeds of the financing have been or will be used by ALS, among other things, to repay approximately $4.1 million of advances to Evergreen and to fund ALS's future growth and expansion. As a result of the financing transaction, Evergreen's percentage ownership of ALS decreased from 53.8% to 28.1%. Accordingly, for all periods subsequent to May 26, 1995, the financial results of ALS will no longer be consolidated by Evergreen, and Evergreen's investment in ALS will be reflected on the equity method of accounting.

                                  THE MEETINGS

SPECIAL MEETING OF SHAREHOLDERS OF GRANCARE


     The GranCare Special Meeting will be held on Wednesday, July 19, 1995 at 3:00 p.m. local time at GranCare's offices located at One Ravinia Drive, Suite 1500, Atlanta, Georgia. The purpose of the meeting is to consider and vote upon:
(1) the approval and adoption of the Merger Agreement pursuant to which, among other things (i) GWAC will be merged with and into Evergreen, and Evergreen will become a wholly-owned subsidiary of GranCare, (ii) each share of Evergreen Common Stock will be converted into the right to receive 0.775 of a share of GranCare Common Stock and (iii) GranCare will assume the Evergreen Option Plans and the Evergreen Options will be converted into the Merger Options; and (2) the transaction of such other business as may properly come before the GranCare Special Meeting (collectively, the "GranCare Proposal").



     Only shareholders of record at the close of business on June 16, 1995 (the "GranCare Record Date") are entitled to notice of, and to vote at, the GranCare Special Meeting, or at any adjournment or postponement thereof. Approval of the GranCare Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of GranCare Common Stock. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of GranCare Common Stock is necessary to constitute a quorum at the GranCare Special Meeting. If, however, a majority of shares of GranCare Common Stock is not present or represented at the GranCare Special Meeting, the shareholders entitled to vote thereat, present in person or by proxy, can adjourn the meeting from time to time, until a quorum of voting shares is present. Because the GranCare Proposal must be approved by holders of a majority of outstanding shares entitled to vote on such matter, abstentions will have the effect of a negative vote. See "THE MEETINGS, VOTING AND PROXIES."

     Directors of GranCare holding an aggregate of 853,114 shares of GranCare Common Stock have agreed to vote their shares in favor of the GranCare Proposal. See "TERM OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- GranCare Voting Agreements."


     Pursuant to Chapter 13 of the California General Corporation Law (the "CGCL") the holders of GranCare Common Stock are entitled to rights of dissent and appraisal of the value of their shares of GranCare Common Stock. The failure of a dissenting shareholder to follow the appropriate procedures in connection with the Merger may result in the termination or waiver of such dissenters' rights. See "THE MERGER -- Dissenters' Rights."


SPECIAL MEETING OF SHAREHOLDERS OF EVERGREEN HEALTHCARE, INC.


     The Evergreen Special Meeting will be held on July 20, 1995 at 11:00 a.m. local time at the Park Hyatt Hotel located at 800 North Michigan Avenue, Chicago, Illinois. The purpose of the meeting is to consider and vote upon: (1) the approval and adoption of the Merger and the Merger Agreement; and (2) the transaction of such other business as may properly come before the Evergreen Special Meeting (collectively, the "Evergreen Proposal").



     Only shareholders of record at the close of business on June 16, 1995 (the "Evergreen Record Date") are entitled to notice of, and to vote at, the Evergreen Special Meeting, or at any adjournment or postponement thereof. Approval of the Evergreen Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Evergreen Common Stock. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Evergreen Common Stock is necessary to constitute a quorum at the Evergreen Special Meeting. If, however, a majority of shares of Evergreen Common Stock is not present or represented at the Evergreen Special Meeting, the shareholders entitled to vote thereat, present in person or by proxy, can adjourn the meeting from time to time, until a quorum of voting shares is present. Because the Evergreen Proposal must be approved by a majority of outstanding shares entitled to vote on such matter, abstentions will have the effect of a negative vote. See "THE MEETINGS, VOTING AND PROXIES."



     The holders of Evergreen Common Stock do not have dissenters' rights under the Georgia Business Corporation Code (the "GBCC"). See "THE MERGER -- Dissenters' Rights."



                                   THE MERGER

TERMS OF THE MERGER

     At the time the Merger becomes effective, GWAC will merge with and into Evergreen, with Evergreen remaining as the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of GranCare, and all outstanding shares of Evergreen Common Stock will be converted into an aggregate of 9,672,806 shares of GranCare Common Stock. The Evergreen Option Plans and the Evergreen Options will be assumed by GranCare at the time the Merger becomes effective and converted into the Merger Options exercisable for an aggregate for 269,169 shares of GranCare Common Stock. No fractional shares will be issued by GranCare in the Merger. See "-- Evergreen Options" below.

CONVERSION OF EVERGREEN COMMON STOCK INTO GRANCARE COMMON STOCK


     Each outstanding share of Evergreen Common Stock on the date of consummation of the Merger will be converted into 0.775 of a share of GranCare Common Stock. Based upon the number of shares of GranCare Common Stock and Evergreen Common Stock outstanding as of June 16, 1995, there will be 23,791,343 shares of GranCare Common Stock outstanding immediately after the Effective Date, of which approximately 40.7% will be held by the former holders of Evergreen Common Stock.

     Upon consummation of the Merger, Evergreen, as a wholly-owned subsidiary of GranCare, will, for the foreseeable future, continue to operate as a separate company and use its corporate name.

MARKET PRICE DATA

     GranCare Common Stock is traded on the NYSE under the symbol "GC." The Evergreen Common Stock is listed on the NYSE under the symbol "EHI."

     On May 2, 1995, the last trading day prior to the public announcement of the signing of the Merger Agreement, the last sales price of GranCare Common Stock and Evergreen Common Stock as reported on the NYSE were $16 5/8 and $13 1/8 per share, respectively. Following the Merger, GranCare Common Stock will continue to be traded on the NYSE under the symbol "GC." Evergreen shareholders are urged to obtain current price information for GranCare Common Stock in connection with their consideration of the Merger Agreement and the transactions contemplated thereby. See "COMPARATIVE PER SHARE DATA," "COMPARATIVE MARKET DATA" and "DESCRIPTION OF GRANCARE CAPITAL STOCK."

     GranCare has never paid cash dividends on the GranCare Common Stock. Evergreen has not paid cash dividends since 1989. Following the Merger, it is expected that the Board of Directors of GranCare will continue the policy of not paying cash dividends in order to retain earnings for reinvestment in the business of the combined companies.

REASONS FOR THE MERGER


     In discussions that led to the signing of the Merger Agreement, the respective managements of GranCare and Evergreen identified a number of potential joint benefits resulting from the Merger, including diversification, expansion of services, broader geographic coverage, the existence of complementary services in each other's market areas, the achievement of administrative efficiencies and greater management, operational and financial resources. In addition, the GranCare Board of Directors believes that the Merger will provide the following additional benefits: new business for GranCare's pharmacy operations, further vertical integration of GranCare's pharmacy, therapy contract management and home health operations and Cornerstone's contract management services in new markets, the integration of managerial and clinical expertise, cost savings and efficiencies from combined administration, the opportunity to expand its specialty medical programs, added management depth gained from Evergreen management's strengths and the potential for greater liquidity for GranCare's shareholders. The Evergreen Board of Directors also believes that the Merger will provide Evergreen with the benefits of GranCare's expertise and competitive position in the subacute and ancillary care segments of the long-term care business and will allow the combined company to benefit from the immediate opportunity afforded GranCare's pharmacy operations to serve Evergreen's long-term care facilities. See "THE MERGER -- Reasons for the Merger; Recommendations of the Boards of Directors."


     Recommendation of the GranCare Board of Directors. The Board of Directors of GranCare has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that the Exchange Ratio is fair and in the best interests of GranCare and its shareholders. The GranCare Board of Directors recommends that the shareholders of GranCare vote in favor of the GranCare Proposal. See "THE MERGER -- Reasons for the Merger; Recommendation of the Boards of Directors" and "-- Opinions of Financial Advisors."


     Opinions of GranCare's Financial Advisors. Each of Salomon Brothers Inc ("Salomon") and Smith Barney Inc. ("Smith Barney") has acted as a financial advisor to GranCare in connection with the Merger and has delivered its respective written opinion, dated May 2, 1995, to the Board of Directors of GranCare to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to GranCare. The full text of the respective written opinions of Salomon and Smith Barney, which set forth the assumptions made, matters considered and limitations on the review undertaken, are attached as Appendices B and C, respectively, to this Joint Proxy Statement/Prospectus and should be read carefully in their entirety. See "THE MERGER -- Opinions of Financial Advisors."

     Recommendation of the Evergreen Board of Directors. The Board of Directors of Evergreen has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair and in the best interests of Evergreen and its shareholders. The Evergreen Board of Directors recommends that the shareholders of Evergreen vote in favor of the Evergreen Proposal. See "THE MERGER -- Reasons for the Merger; Recommendation of the Boards of Directors."


     Opinions of Evergreen's Financial Advisors. On May 2, 1995, The Chicago Dearborn Company ("Chicago Dearborn") and McDonald & Company Securities, Inc. ("McDonald") delivered their respective oral opinions to the Evergreen Board of Directors each to the effect that the Exchange Ratio was fair, from a financial point of view, to Evergreen and the Evergreen shareholders. Each of Chicago Dearborn and McDonald subsequently confirmed its respective May 2, 1995 oral opinion by delivery of its respective written opinion dated as of the date of this Joint Proxy Statement/Prospectus. For information on the assumptions made, matters considered and limits on the review undertaken by each of Chicago Dearborn and McDonald, see "THE MERGER -- Opinions of Financial Advisors." Holders of Evergreen Common Stock are urged to read carefully and in their entirety the opinions of Chicago Dearborn and McDonald, each dated the date of this Joint Proxy Statement/Prospectus, copies of which appear as Appendices D and E, respectively, to this Joint Proxy Statement/Prospectus.


EFFECTIVE TIME


     The Merger will become effective upon the filing of the Certificate of Merger contemplated by the Merger Agreement with the Secretary of State of the State of California (the "Effective Time"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Effective Time will occur on or about July 20, 1995 (the "Effective Date"), following the Evergreen Special Meeting.


MANNER AND BASIS OF CONVERTING SHARES

     Promptly after the Effective Time, GranCare will mail to all holders of record of Evergreen Common Stock a letter of transmittal with instructions for use by such holders in surrendering certificates representing shares of Evergreen Common Stock in exchange for certificates representing Merger Shares. No fractional shares will be issued by GranCare in the Merger. In lieu of any such fractional shares, each holder of Evergreen Common Stock who would otherwise have been entitled to a fractional share of GranCare Common Stock upon surrender of certificates for exchange will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by GranCare's exchange agent, on behalf of all such holders, of the aggregate fractional shares of the GranCare Common Stock issued pursuant to the Merger Agreement. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Manner and Basis of Converting Shares, Options and Warrants."

EVERGREEN OPTIONS

     Pursuant to the Merger Agreement, the Evergreen Options will be assumed by GranCare and converted into the right to acquire 0.775 of a share of GranCare Common Stock for each share of Evergreen Common Stock underlying the Evergreen Options. Otherwise each Merger Option shall continue to have, and be subject to, the same terms and conditions set forth in the Evergreen Options. The per share exercise price for the shares of GranCare Common Stock issuable upon exercise of each Merger Option will be equal to the quotient determined by dividing the exercise price per share at which such Evergreen Option was exercisable immediately prior to the Effective Date by 0.775. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Manner and Basis of Converting Shares, Options and Warrants."

CONDITIONS TO THE MERGER, TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

     Consummation of the Merger is subject to the satisfaction or waiver of various conditions which, if not fulfilled or waived, permit termination of the Merger Agreement. If the average last sales price of GranCare Common Stock on the NYSE for any consecutive twenty business days preceding the fifth trading day prior to the Effective Time of the Merger as reported in The Wall Street Journal (the "GCI Stock Value"), is less than or equal to $14.50, the Merger Agreement permits either Evergreen or GranCare to terminate the Merger Agreement. The Merger Agreement may also be terminated under certain other circumstances, including (i) termination by mutual consent of GranCare and Evergreen and (ii) termination by either GranCare or Evergreen if the Merger is not consummated on or before September 30, 1995. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Conditions to the Merger" and " -- Termination or Amendment of the Merger Agreement."

EFFECTS OF TERMINATION


     Under the terms of the Merger Agreement, if the Merger Agreement is terminated under certain circumstances, either GranCare or Evergreen will be entitled to a termination fee of $500,000 or $4.0 million, depending upon the circumstances of the termination. In addition, concurrently with the execution of the Merger Agreement, GranCare, GWAC, and Evergreen entered into a Cross Option Agreement pursuant to which Evergreen granted to GranCare an irrevocable option to purchase newly issued shares of Evergreen Common Stock in an amount equal to 19.9% of the shares of Evergreen Common Stock outstanding immediately prior to the exercise of such option, and GranCare granted to Evergreen an irrevocable option to purchase newly issued shares of GranCare Common Stock in an amount equal to 19.9% of the shares of GranCare Common Stock outstanding immediately prior to the exercise of such option. The respective options may only be exercised by GranCare or Evergreen, respectively, if the Merger Agreement becomes terminable or is terminated by GranCare or Evergreen under circumstances which would entitle GranCare or Evergreen, respectively, to certain termination fees under the Merger Agreement. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Termination or Amendment of the Merger Agreement."


     The Merger Agreement may be amended by the parties thereto, provided such amendment is in writing, at any time before or after the approval and adoption of the Merger Agreement by the shareholders of Evergreen and GranCare. After such shareholder approval and adoption has been obtained, no amendment of any of the agreements executed in connection with the Merger may be made which by law requires the further approval of the shareholders, without obtaining such further approval. See "TERMS OF THE MERGER AGREEMENT AND RELATED
TRANSACTIONS -- Termination or Amendment of the Merger Agreement."

COMPARISON OF RIGHTS UNDER APPLICABLE LAW

     The rights of shareholders of Evergreen are currently governed by applicable Georgia law, the Evergreen Restated Articles of Incorporation (the "Evergreen Restated Articles of Incorporation") and the Evergreen Bylaws. Holders of Evergreen Common Stock immediately prior to the Effective Time will become shareholders of GranCare, and from and after the Effective Time, their rights as shareholders of GranCare will be governed by applicable California law, the GranCare Restated Articles of Incorporation (the "GranCare Articles of Incorporation") and the Amended and Restated Bylaws of GranCare (the "GranCare Bylaws"). There are certain differences between the rights of shareholders of GranCare and Evergreen under California and Georgia law and under the Evergreen Restated Articles of Incorporation and Bylaws and the GranCare Articles of Incorporation and Bylaws. See "COMPARISON OF RIGHTS OF HOLDERS OF GRANCARE AND EVERGREEN COMMON STOCK."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

     At the Effective Time, the GranCare Board of Directors will be comprised of the following nine individuals: Gene E. Burleson, Charles M. Blalack, Robert L. Parker, Antoinette Hubenette, Joel S. Kanter, Ronald G. Kenny, William G. Petty, Jr., Edward B. Regan and Gary U. Rolle. If any of Robert L. Parker, Ronald G. Kenny or William G. Petty, Jr. (the "Evergreen Representatives") are unable or unwilling to serve as a director of GranCare at the Effective Time, such individual or individuals shall be replaced by an individual or individuals designated by the Board of Directors of Evergreen provided that such nominees are approved by the Board of Directors of GranCare. Following the Effective Time and continuing through the

1997 Annual Meeting of Shareholders of GranCare, if any vacancy on the Board of Directors of GranCare arises with respect to any Evergreen Representative (or any other individual or individuals selected by the Board of Directors of Evergreen or by such individuals or their successors as a replacement director), any nominee selected to fill such vacancy shall be nominated on behalf of the GranCare Board of Directors by a majority vote of the remaining Evergreen Representatives provided that such nominees are approved by the Board of Directors of GranCare. At the 1996 and 1997 Annual Meetings of Shareholders of GranCare, the Board of Directors of GranCare shall use good faith efforts to cause the GranCare Board of Directors to consist of no more than eight members, including three Evergreen Representatives.

     Following the consummation of the Merger, William G. Petty, Jr., Evergreen's President and Chief Executive Officer, will be elected as Vice Chairman of GranCare and most of the other members of Evergreen senior management are expected to join the GranCare management team. GranCare's executive officers and management will otherwise remain unchanged following the Merger. See "MANAGEMENT AND OPERATIONS OF THE COMBINED COMPANIES FOLLOWING THE MERGER."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a "pooling of interests" business combination for financial reporting purposes. See "THE MERGER -- Accounting Treatment."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


     Subject to the limitations and qualifications described in the discussion of the Merger below, including certain opinions to be rendered as conditions precedent to the consummation of the Merger by Brobeck, Phleger & Harrison, counsel to GranCare, and Rogers & Hardin, counsel to Evergreen, treatment of the Merger for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), will generally have the following consequences for federal income tax purposes:
(i) no gain or loss will be recognized by holders of Evergreen Common Stock upon their receipt in the Merger solely of GranCare Common Stock in exchange therefor; (ii) the aggregate basis for tax purposes of the GranCare Common Stock received in the Merger by holders of Evergreen Common Stock will be the same as the aggregate basis of the Evergreen Common Stock surrendered in exchange therefor; and (iii) the holding period of the GranCare Common Stock received in the Merger by holders of Evergreen Common Stock will include the period for which the Evergreen Common Stock surrendered in exchange therefor was held, provided that the Evergreen Common Stock is held as a capital asset as of the Effective Date. The conversion of the Evergreen Options granted in connection with the performance of services into the Merger Options will not result in the recognition of income, gain or loss for federal income tax purposes by the holders of the Evergreen Options.


GOVERNMENTAL AND REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired. GranCare and Evergreen have filed appropriate notification and report forms under the HSR Act with the FTC and the Antitrust Division.

     Under applicable law, Evergreen may be required to give notification of the Merger to various state and federal governmental entities and apply for new licenses and permits. Evergreen believes that it will be able to obtain any such licenses upon application therefor in the ordinary course. GranCare and Evergreen are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable federal and state securities laws.

DISSENTERS' RIGHTS

     Under the GBCC, holders of the Evergreen Common Stock are not entitled to dissenters' rights in connection with the Merger.


     Under the CGCL, holders of the GranCare Common Stock are entitled to dissenters' rights in connection with the Merger.


RISK FACTORS

     In considering whether to approve the Merger Agreement and the transactions contemplated thereby, GranCare and Evergreen shareholders should consider the following: (i) uncertainties related to the Merger; (ii) the significant demands on GranCare's financial and management resources as a result of GranCare's history of rapid expansion; (iii) the significant debt and lease obligations of the combined company; (iv) the dependence of the combined company on reimbursement by third party payors; (v) the uncertainty of government regulation; and (vi) the fact that a significant percentage of the combined company's total operating revenues will be derived from operations in several states and will therefore be subject to any adverse regulatory environments in such areas. See "RISK FACTORS."

                       SELECTED HISTORICAL FINANCIAL DATA

GRANCARE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following historical consolidated financial data of GranCare have been derived from historical financial statements of GranCare and should be read in conjunction with such financial statements and notes thereto. GranCare data for the three months ended March 31, 1994 and 1995 have been derived from unaudited consolidated financial statements. The following data should be read in conjunction with the respective consolidated financial statements incorporated by reference in this Joint Proxy Statement/ Prospectus.

            GRANCARE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                                                                                                            THREE MONTHS
                                                            YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                            --------------------------------------------------------    --------------------
                                            1990(1)     1991(2)     1992(3)     1993(3)     1994(3)       1994        1995
                                            --------    --------    --------    --------    --------    --------    --------
STATEMENT OF OPERATIONS DATA(4):
Net revenues..............................  $ 92,628    $239,018    $373,317    $507,970    $549,220    $130,953    $144,051
Expenses:
  Operating expenses......................    91,052     216,243     336,997     453,824     484,615     116,044     129,706
  Depreciation and amortization...........     1,769       4,185       5,937      10,340      12,222       2,789       3,187
  Interest expense and finance charges....     3,053       6,568       7,402      18,920      20,090       4,583       5,172
  Nonrecurring costs -- merger (1993);
    Other (1992)..........................        --          --       1,114       4,573          --          --          --
  Losses on divestitures (1990);
    restructuring costs (1994)............     7,812          --          --          --       8,200          --          --
                                            --------    --------    --------    --------    --------    --------    --------
    Total expenses........................   103,686     226,996     351,450     487,657     525,127     123,416     138,065
                                            --------    --------    --------    --------    --------    --------    --------
Income (loss) before income taxes and
  extraordinary charges...................   (11,058)     12,022      21,867      20,313      24,093       7,537       5,986
  Income taxes............................        --       3,950       8,701       8,144       8,914       2,977       2,275
                                            --------    --------    --------    --------    --------    --------    --------
Income (loss) before extraordinary
  charge..................................   (11,058)      8,072      13,166      12,169      15,179       4,560       3,711
Extraordinary charge -- loss on early
  extinguishment of debt, net of income
  taxes of $856...........................        --          --          --       1,285          --          --          --
                                            --------    --------    --------    --------    --------    --------    --------
Net income (loss).........................  $(11,058)   $  8,072    $ 13,166    $ 10,884    $ 15,179    $  4,560    $  3,711
                                            ========    ========    ========    ========    ========    ========    ========
Net income per common share and common
  equivalent share(5)
  Primary:
    Income before extraordinary charge....     --       $   1.11    $   1.21    $   1.00    $   1.08    $   0.34    $   0.26
    Extraordinary charge..................     --          --          --          (0.10)      --          --          --
                                            --------    --------    --------    --------    --------    --------    --------
    Net income............................     --       $   1.11    $   1.21    $   0.90    $   1.08    $   0.34    $   0.26
                                            ========    ========    ========    ========    ========    ========    ========
  Fully diluted:
    Income before extraordinary charge....     --       $   0.96    $   1.09    $   0.93    $   1.08    $   0.33    $   0.26
    Extraordinary charge..................     --          --          --          (0.10)      --          --          --
                                            --------    --------    --------    --------    --------    --------    --------
    Net income............................     --       $   0.96    $   1.09    $   0.83    $   1.08    $   0.33    $   0.26
                                            ========    ========    ========    ========    ========    ========    ========
Weighted average shares outstanding
  Primary.................................        --       7,068      10,802      12,088      14,047      13,496      14,449
  Fully diluted...........................        --       8,267      12,012      13,124      16,382      15,909      14,500
STATISTICAL DATA:
Average number of beds....................     1,575       5,757       8,923      11,298       9,975      10,745       9,586
Average occupancy percentage..............      81.4%       87.2%       87.8%       88.0%       88.3%       87.5%       89.7%

                                                                              DECEMBER 31,
                                                          ----------------------------------------------------   MARCH 31,
                                                          1990(1)    1991(2)    1992(3)    1993(3)    1994(3)     1995(9)
                                                          --------   --------   --------   --------   --------   ---------
BALANCE SHEET DATA(4):
Working capital.........................................  $  9,075   $ 22,760   $ 27,866   $ 62,480   $ 84,194   $ 92,351
Total assets............................................    78,483    100,796    226,506    336,352    409,191    418,467
Short-term debt(6)......................................     3,105      6,688      3,025      8,707      5,228      5,447
Long-term debt (excluding current portion)(6)...........    53,730     41,975     89,771    176,757    205,216    209,225
Redeemable Securities(7)................................       500      5,563          0          0          0          0
Exchangeable Securities(8)..............................         0          0      9,079          0          0          0
Shareholders' equity (capital deficiency)...............   (16,698)    12,760     54,230     70,757    106,614    111,566

- ---------------

(1) American Medical Services, Inc. ("AMS") was acquired on December 27, 1990 and, therefore, (i) the operating results of AMS are included in the historical operating results of the Company for the last four days of 1990 and (ii) the assets and liabilities of AMS are first included in the balance sheet of GranCare as of December 31, 1990.

(2) The acquisition of ARA Services, Inc. ("ARA") occurred on September 27, 1991 and, therefore, (i) the operating results of the ARA facilities are included in the historical operating results of GranCare for the fourth quarter of 1991 and (ii) the assets and liabilities of the ARA facilities, as adjusted for related financing transactions, are first included in the balance sheet data of GranCare as of December 31, 1991.

(3) All acquisitions which occurred in 1992, 1993 and 1994, except for the CompuPharm, Inc. ("CompuPharm") acquisition, are reflected from the date of each acquisition in the historical operating results of GranCare and the assets and liabilities relating to these acquisitions are included in the balance sheet of GranCare since that time.

(4) All years prior to 1994 have been restated for the December 28, 1993 merger with CompuPharm which was accounted for as a pooling of interests business combination.

(5) Earnings per share information is not presented for 1990 because such information is not indicative of the operations of GranCare for that year due to the significant change to GranCare resulting from the acquisition of AMS which occurred on December 27, 1990.

(6) Short term debt includes current portion of long-term debt.

(7) Consists of (i) Series B exchangeable preferred stock (the "Series B Preferred Stock") issued in connection with the acquisition of Professional HealthCare Management, Inc. and (ii) 200,000 shares of GranCare Common Stock issued to Westlake Hospital Corporation.

(8) Consists of the Series B Preferred Stock.

(9) Does not reflect the acquisition of Cornerstone which was closed on April 5, 1995.

EVERGREEN SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following historical consolidated financial data of Evergreen have been derived from Evergreen's historical financial statements and should be read in conjunction with such financial statements and notes thereto. The following data should be read in conjunction with the respective consolidated financial statements incorporated by reference in this Joint Proxy Statement/Prospectus.

           EVERGREEN SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)


                                           PREDECESSOR TO EVERGREEN(1)                               EVERGREEN
                                -------------------------------------------------     ---------------------------------------
                                      FISCAL YEARS ENDED             NINE MONTHS                             NINE MONTHS
                                         SEPTEMBER 30,                  ENDED          YEAR ENDED          ENDED MARCH 31,
                                -------------------------------       JUNE 30,          JUNE 30,        ---------------------
                                 1990        1991        1992           1993              1994            1994         1995
                                -------     -------     -------      ------------      ----------       --------     --------
                                                                                                             (UNAUDITED)
STATEMENT OF OPERATIONS
  DATA(1):
  Net revenues................  $46,685     $51,940     $61,321        $51,565           $143,201       $104,509     $140,674

  Expenses:
    Operating expenses........   46,538      50,098      56,190         47,173            131,082         95,891      122,556
    Depreciation and
      amortization............      843         879         985            949              2,932          2,029        4,165
    Interest expense and
      finance charge..........      783         688         506            435                615            470        1,520
                                -------     -------     -------        -------           --------       --------     --------
    Total expenses............   48,164      51,665      57,681         48,557            134,629         98,390      128,241
                                -------     -------     -------        -------           --------       --------     --------
  Income (loss) before income
    taxes, extraordinary
    charge and minority
    interest..................   (1,479)        275       3,640          3,008              8,572          6,119       12,433
  Income taxes(2).............       --          --          --             --              3,007          2,759        5,030
                                -------     -------     -------        -------           --------       --------     --------
  Income (loss) before
    extraordinary charge and
    minority interest.........   (1,479)        275       3,640          3,008              5,565          3,360        7,403
  Extraordinary charge -- gain
    on settlement of debt.....       --       2,928          --             --                 --             --           --
                                -------     -------     -------        -------           --------       --------     --------
  Income before minority
    interest..................   (1,479)      3,203       3,640          3,008              5,565          3,360        7,403
  Minority interest...........       --          --          --             --                 63             37          398
                                -------     -------     -------        -------           --------       --------     --------
  Net income (loss)...........  $(1,479)    $ 3,203     $ 3,640        $ 3,008           $  5,628       $  3,397     $  7,801
                                =======     =======     =======        =======           ========       ========     ========

  Net income per common share
    Primary(3)................       --          --          --             --           $   0.59       $   0.37     $   0.63

  Weighted average shares
    outstanding...............       --          --          --             --              9,459          9,256       12,481

STATISTICAL DATA:
Average number of beds........    2,211       2,435       2,435          4,105              6,815          5,255        6,827
Average occupancy
  percentage..................     75.1%       75.9%       75.3%          86.4%              88.7%          85.4%        83.4%

                                                 PREDECESSOR TO EVERGREEN(1)                        EVERGREEN
                                             ------------------------------------     -------------------------------------
                                                        SEPTEMBER 30,                       JUNE 30,
                                             ------------------------------------     --------------------      MARCH 31,
                                              1990           1991          1992        1993         1994           1995
                                             -------     ------------     -------     -------     --------     ------------
                                                         (UNAUDITED)                                           (UNAUDITED)
BALANCE SHEET DATA(1):
  Working Capital..........................  $ 1,708        $    61       $ 3,617     $ 2,747     $  3,540       $  9,096
  Total assets.............................    9,532         14,641        16,150      49,810      105,192        128,610
  Short-term debt..........................      368            583           763       5,689        1,936          5,670
  Long-term debt (excluding current
    portion)...............................    9,802          4,285         3,974      11,052       27,488         42,554
  Stockholders' equity.....................       --             --            --      14,754       49,370         57,177
  Partners' equity (deficit)...............   (4,632)           320         4,988          --           --             --

- ---------------


(1) Evergreen's Balance Sheet Data at September 30, 1990, 1991 and 1992, and Evergreen's Statement of Operations Data for the fiscal years ended September 30, 1990, 1991 and 1992 and the nine months ended June 30, 1993, include only the combined operations of Evergreen Healthcare Ltd., L.P. and Omega/Indiana Pharmacy, L.P., collectively referred to as "EHL," predecessor to Evergreen.


(2) For the fiscal years presented prior to July 1, 1993, the taxable income of EHL was includable in the income tax returns of their partners and, accordingly, income tax provisions are not reflected in their historical financial statements.

(3) Prior to June 30, 1993, the predecessor of Evergreen was comprised of two partnerships and accordingly no shares were outstanding for earnings per share purposes.

              UNAUDITED SUMMARY PRO FORMA COMBINED FINANCIAL DATA

GRANCARE SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION

     The following Summary Pro Forma Combined Financial Information is derived from the Unaudited Pro Forma Condensed Combined Financial Data of GranCare included elsewhere in this Joint Proxy Statement/Prospectus, and should be read in conjunction therewith. The following pro forma information shows the pro forma effect of the Cornerstone acquisition consummated by GranCare on April 5, 1995 and the pro forma effect of the Merger on GranCare's historical financial data, as if the acquisition and the Merger had occurred at the beginning of such periods or on such date.

     The Summary Pro Forma Consolidated Financial Information does not purport to present the financial position and results of operations of GranCare had the various transactions reflected therein actually been completed as of the dates indicated. In addition, the pro forma combined financial information is not necessarily indicative of the future results of operations of GranCare and should be read in conjunction with the historical financial statements of GranCare and Evergreen and the notes thereto, incorporated herein by reference.

               GRANCARE SUMMARY PRO FORMA COMBINED BALANCE SHEET
                                 MARCH 31, 1995
                           (UNAUDITED, IN THOUSANDS)

                                     ASSETS

                                                          GRANCARE AND                  EVERGREEN     GRANCARE AND
                                             GRANCARE     CORNERSTONE     EVERGREEN     PRO FORMA      EVERGREEN
                                            HISTORICAL     PRO FORMA      HISTORICAL   ADJUSTMENTS     PRO FORMA
                                            ----------    ------------    ---------    -----------    ------------
Current assets............................   $163,080       $167,974       $ 35,674      $     --       $203,648
Property and equipment, net...............    150,959        151,238         67,434            --        218,672
Other assets..............................    104,428        154,062         25,502            --        179,564
                                             --------       --------       --------      --------       --------
Total assets..............................   $418,467       $473,274       $128,610      $     --       $601,884
                                             ========       ========       ========      ========       ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                          GRANCARE AND                  EVERGREEN     GRANCARE AND
                                             GRANCARE     CORNERSTONE     EVERGREEN     PRO FORMA      EVERGREEN
                                            HISTORICAL     PRO FORMA      HISTORICAL   ADJUSTMENTS     PRO FORMA
                                            ----------    ------------    ---------    -----------    ------------
Current liabilities.......................   $ 70,729       $ 72,073       $ 26,578      $ 10,000       $108,651
Long-term debt............................    209,225        262,688         42,554            --        305,242
Other.....................................     26,947         26,947          2,301            --         29,248
Shareholders' equity......................    111,566        111,566         57,177       (10,000)       158,743
                                             --------       --------       --------      --------       --------
    Total liabilities and shareholders'
      equity..............................   $418,467       $473,274       $128,610            --       $601,884
                                             ========       ========       ========      ========       ========

                                 GRANCARE, INC.

                SUMMARY PRO FORMA COMBINED STATEMENTS OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                      THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,(1)            ENDED
                                               ----------------------------------      MARCH 31,
                                                 1992         1993         1994           1995
                                               --------     --------     --------     ------------
Net revenue..................................  $437,799     $611,689     $773,492       $202,562
Expenses:
  Operating expenses.........................   395,382      548,988      679,340        179,753
  Depreciation and amortization..............     6,996       12,349       19,210          5,234
  Interest expense and financing charges.....     7,876       19,601       26,573          7,136
  Other(2)...................................     1,114        4,573        8,200             --
                                               --------     --------     --------       --------
          Total expenses.....................   411,368      585,511      733,323        192,123
                                               --------     --------     --------       --------
Income before income taxes...................    26,431       26,178       40,169         10,439
Income taxes.................................    10,526       10,874       14,459          3,992
                                               --------     --------     --------       --------
Net income...................................  $ 15,905     $ 15,304     $ 25,710       $  6,447
                                               ========     ========     ========       ========
Net income per common and
  common equivalent share:
  Primary....................................  $   1.00     $   0.84     $   1.11       $   0.27
                                               ========     ========     ========       ========
  Fully diluted..............................  $   0.93     $   0.80     $   1.11       $   0.27
                                               ========     ========     ========       ========

- ---------------

(1) Evergreen historical data has been restated to a calendar year basis.

(2) Merger costs in 1992, non-recurring CompuPharm merger costs in 1993 and restructuring costs in 1994.

                           COMPARATIVE PER SHARE DATA

     The following table sets forth (1) the historical net income per common share and the historical book value per common share data of the GranCare Common Stock; (2) the historical net income per common share and the historical book value per common share data of the Evergreen Common Stock; (3) the unaudited pro forma net income per share and the unaudited pro forma book value per share of GranCare Common Stock after giving effect to the Merger on a pooling of interest basis; and (4) the unaudited pro forma net income per equivalent share, and the unaudited pro forma book value per equivalent share of Evergreen Common Stock based on the Exchange Ratio of 0.775 of a share of GranCare Common Stock for each share of Evergreen Common Stock at the Effective Time of the Merger. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Manner and Basis of Converting Shares, Options and Warrants." GranCare has never declared or paid a dividend on the GranCare Common Stock in any of the periods presented below. Evergreen has not paid or declared a dividend on the Evergreen Common Stock since 1989. The information presented in the following table should be read in conjunction with the separate historical consolidated financial statements and the interim unaudited consolidated condensed financial statements of GranCare and Evergreen and the notes thereto and in conjunction with the unaudited pro forma condensed combined financial data incorporated by reference or appearing elsewhere herein.

                                                                                           PRO FORMA
                                                                                           EQUIVALENT
                                                    HISTORICAL             GRANCARE         FOR ONE
                                              ----------------------     AND EVERGREEN     EVERGREEN
                                              GRANCARE     EVERGREEN       PRO FORMA         SHARE
                                              --------     ---------     -------------     ----------
    Net income per share fully diluted:
      First quarter of fiscal 1995..........    $0.26        $0.19           $0.25            $0.19
      Fiscal 1994...........................     1.08         0.82            1.07             0.83
      Fiscal 1993(1)........................     0.83(2)       N/A            0.73             0.57
      Fiscal 1992(1)........................     1.09          N/A            0.93             0.72
    Book value per share:
      End of first quarter of fiscal 1995...     8.12         4.58            7.21             5.59
      Fiscal year ended 1994................     7.90         4.39            6.97             5.40

- ---------------

(1) As a result of a business combination consummated on June 30, 1993 (the "Evergreen Business Combination"), Evergreen's business and operations now include the business and operations of National Heritage, Inc. and the business and operations of EHL. The Evergreen Business Combination resulted in the owners of EHL owning a majority of the outstanding shares of the Evergreen Common Stock; accordingly, the Evergreen Business Combination has been treated, for financial reporting purposes, as a reverse acquisition of Evergreen by EHL. Unless otherwise indicated, the financial data relating to Evergreen contained in this Joint Proxy Statement/Prospectus for periods prior to June 30, 1993 relate only to the operations of EHL. Thus, no Evergreen historical net income per share data is presented for such periods. For purposes of the pro forma combined presentation, however, the number of shares of Evergreen Common Stock issued to the owners of EHL in the Evergreen Business Combination is assumed to be the number of shares of Evergreen Common Stock outstanding in Fiscal 1992 and Fiscal 1993.

(2) Includes a $0.10 per share extraordinary charge.

                            COMPARATIVE MARKET DATA

     The GranCare Common Stock is traded on the NYSE under the symbol "GC." After GranCare began public trading on October 31, 1991, and until July 12, 1993, GranCare's Common Stock was traded in the over-the-counter market and was quoted on the NASDAQ National Market System under the symbol "GRNC." Prior to October 31, 1991, there was no public trading market for GranCare's Common Stock. The following table sets forth for each period indicated the high and low last sales prices for GranCare Common Stock as reported by the NASDAQ National Market System, or the high and low last sales price of GranCare Common Stock on the NYSE Composite Tape.


                                                                         PRICE
                                                                   -----------------
                                                                   HIGH         LOW
                                                                   ----         ----
        CALENDAR YEAR 1992
          Quarter Ended March 31, 1992.........................   $18 2/3      $12 3/4
          Quarter Ended June 30, 1992..........................    18 3/4       12 3/4
          Quarter Ended September 30, 1992.....................    14 7/8       10 1/4
          Quarter Ended December 31, 1992......................    14 7/8       10 1/4

        CALENDAR YEAR 1993
          Quarter Ended March 31, 1993.........................    24           14 3/4
          Quarter Ended June 30, 1993..........................    20 1/2       16
          Quarter Ended September 30, 1993.....................    19 3/4       15 1/2
          Quarter Ended December 31, 1993......................    17 3/4       14

        CALENDAR YEAR 1994
          Quarter Ended March 31, 1994.........................    22           16 1/2
          Quarter Ended June 30, 1994..........................    21 1/4       17 5/8
          Quarter Ended September 30, 1994.....................    21 7/8       18 1/8
          Quarter Ended December 31, 1994......................    18 1/4       15 1/2

        CALENDAR YEAR 1995
          Quarter Ended March 31, 1995.........................    18 5/8       14 7/8
          Quarter Ended June 30, 1995 (through June 16,
             1995).............................................    17 1/4       15 1/4

     The Evergreen Common Stock is traded on the NYSE under the symbol "EHI." Prior to June 30, 1993, the Evergreen Common Stock was traded on the NYSE under the symbol "NHI." The following table sets forth for the periods indicated the high and low last sales prices per share of Evergreen Common Stock, as reported on the NYSE Composite Tape, as adjusted to give effect to the one-for-five reverse stock split effected by Evergreen on June 30, 1993.


                                                                         PRICE
                                                                    ----------------
                                                                    HIGH         LOW
                                                                    ----         ---
        FISCAL 1993
          Quarter Ended September 30, 1992......................   $ 5         $ 3 1/8
          Quarter Ended December 31, 1992.......................     8 3/4       4 3/8
          Quarter Ended March 31, 1993..........................    11 7/8       8 1/8
          Quarter Ended June 30, 1993...........................    11 1/4       8 1/8
        FISCAL 1994
          Quarter Ended September 30, 1993......................     9 7/8       7 3/8
          Quarter Ended December 31, 1993.......................    10 1/8       8 7/8
          Quarter Ended March 31, 1994..........................    16 7/8       8 1/8
          Quarter Ended June 30, 1994...........................    14 1/2       9 5/8
        FISCAL 1995
          Quarter Ended September 30, 1994......................    12 7/8       9 5/8
          Quarter Ended December 31, 1994.......................    11 1/4       9 1/4
          Quarter Ended March 31, 1995..........................    13 7/8       9 3/4
          Quarter Ended June 30, 1995 (through June 16, 1995)...    13 1/8      11 3/8



     On May 2, 1995, the last trading day prior to the public announcement of the signing of the Merger Agreement, the last sales price of the GranCare Common Stock and the Evergreen Common Stock on the NYSE were $16 5/8 and $13 1/8, respectively. As of June 16, 1995, there were approximately 337 and approximately 640 shareholders of record of the GranCare Common Stock and the Evergreen Common Stock, respectively.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1995 the consolidated short-term debt and capitalization of GranCare (i) on an historical basis, (ii) on a pro forma basis giving effect to the Cornerstone acquisition, and (iii) on a pro forma basis giving effect to the Merger and the Cornerstone acquisition.

                                    GRANCARE      GRANCARE       EVERGREEN       PRO FORMA        COMBINED
                                   HISTORICAL     PRO FORMA     HISTORICAL      ADJUSTMENTS       PRO FORMA
                                   ----------     ---------     -----------     -----------       ---------
Short-term debt:
  Notes payable and current
     portion of long-term debt...    $  5,447      $  5,447       $ 5,670         $     --         $ 11,117
                                     ========      ========       =======         ========         ========
Long-term debt (less current
  portion):
  Senior debt....................     149,015       202,478(1)     42,554               --          245,032
  6 1/2% Convertible Subordinated
     Debentures Due 2003.........      60,000        60,000            --               --           60,000
  Other subordinated debt........         210           210            --               --              210
                                     --------      --------       -------         --------         --------
     Total long-term debt........     209,225       262,688        42,554               --          305,242
                                     --------      --------       -------         --------         --------
Shareholders' equity:
  Common Stock, no par value;
     (50,000,000 shares
     authorized; 13,742,877
     (actual) 23,415,683 (pro
     forma) shares issued at
     March 31, 1995).............      88,740        88,740        43,748               --          132,488
  Treasury Stock (200,000 shares
     at March 31, 1995)..........      (5,030)       (5,030)           --               --           (5,030)
  Equity component of minimum
     pension liability...........        (364)         (364)           --               --             (364)
  Unrealized gain on investments,
     net of income taxes.........       4,275         4,275            --               --            4,275
  Retained earnings..............      23,945        23,945        13,429          (10,000)(2)       27,374
                                     --------      --------       -------         --------         --------
     Total shareholders'
       equity....................     111,566       111,566        57,177          (10,000)         158,743
                                     --------      --------       -------         --------         --------
Total capitalization.............    $320,791      $374,254       $99,731         $(10,000)        $463,985
                                     ========      ========       =======         ========         ========

- ------------

(1) Includes $53,463 of debt incurred in the Cornerstone acquisition.

(2) Represents estimated costs of the Merger.

                                  RISK FACTORS

     In addition to other information in this Joint Proxy Statement/Prospectus, the following factors should be considered carefully by GranCare and Evergreen shareholders before voting on the matters described herein.

UNCERTAINTIES RELATED TO THE MERGER

     The Merger involves the integration of two companies that have previously operated independently. Among the factors considered by the Boards of Directors of GranCare and Evergreen in connection with their approval of the Merger Agreement were the opportunities for operating efficiencies that should result from the Merger. While GranCare and Evergreen expect to achieve savings in operating costs as a result of the Merger, no assurance can be given that difficulties will not be encountered in integrating the operations of GranCare and Evergreen or that the benefits expected from such integration will be realized. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on the business, results of operations or financial condition of the combined company.

RAPID EXPANSION

     GranCare began its operations in January 1988 and has grown from eight skilled nursing facilities in 1990 to its present 78 facilities. GranCare's acquisition strategy is to acquire long-term healthcare facilities in its existing markets and in other targeted geographic areas in which regulatory and reimbursement policies are favorable as well as facilities, pharmacies and other specialty medical service providers where opportunities exist to improve operational efficiencies. GranCare has acquired 24 institutional pharmacies since 1990 and, after consolidating two of such pharmacies, now operates 23 institutional pharmacies with three satellite facilities. In keeping with GranCare's strategy of focusing on specialty and subacute care service, on April 5, 1995 GranCare completed its acquisition of Cornerstone. Cornerstone specializes in the implementation and management of geriatric specialty programs for acute care hospitals and currently manages over 100 programs in 20 different states. Due to its rapid growth through acquisitions, GranCare is subject to the uncertainties and risks associated with any expanding business. GranCare's growth has placed significant demands on GranCare's financial resources and management. Most of GranCare's facilities were acquired in groups including some which have not met GranCare's strategic or performance objectives which has led to the divestiture of several facilities in recent years.


     If the Merger is consummated, GranCare will operate 142 facilities and 23 institutional pharmacies, a substantial increase in the magnitude of GranCare's operations, which will place further demands on its financial and management resources.


SIGNIFICANT DEBT AND LEASE OBLIGATIONS


     As of March 31, 1995, GranCare had total indebtedness (including total short-term and long-term debt) of approximately $214.7 million. On a pro forma basis to reflect the acquisition of Cornerstone, on March 31, 1995 GranCare's total indebtedness was $268.1 million. GranCare also has significant lease obligations with respect to the facilities operated pursuant to long-term leases. For the year ended December 31, 1994 and the three months ended March 31, 1995, GranCare's interest expense, and rent and property expenses were approximately $45.0 million and approximately $12.1 million, respectively. On a pro forma basis giving effect to the Merger and the Cornerstone acquisition as if they had occurred as of January 1, 1994, GranCare's total indebtedness as of March 31, 1995 would have been $316.4 million, and its interest expense and rent and property expenses would have been $26.6 million and $69.6 million, respectively, for the year ended December 31, 1994 and $7.1 million and $18.7 million, respectively, for the three months ended March 31, 1995. GranCare is continually evaluating its capital structure and the maturity and cost of its indebtedness. From time to time GranCare may consider a number of alternatives with respect to restructuring its indebtedness, including making an offering of debt securities.


     After the Merger, GranCare's ability to service its debt and lease obligations and to comply with the financial covenants contained in its agreements with its creditors and lessors will be largely dependent upon the future financial performance of the combined company, which, in turn, will be dependent upon prevailing regulatory, economic and competitive conditions, and upon the timeliness of Medicare, Medicaid and other third party reimbursement.

DEPENDENCE UPON REIMBURSEMENT BY THIRD PARTY PAYORS; LIMITATIONS ON
REIMBURSEMENT


     For the year ended December 31, 1994 and for the three months ended March 31, 1995, GranCare derived approximately 77.0% and 78.8% of its net facilities revenues from Medicare and Medicaid, respectively. On a pro forma basis giving effect to the Merger as if it had been effective as of January 1, 1994, GranCare would have derived for the year ended December 31, 1994 and the three months ended March 31, 1995, approximately 78.4% and 78.7% of its net patient revenues from Medicare and Medicaid, respectively. There can be no assurance that the combined company will achieve or improve this pro forma payor revenue mix. Both governmental and private pay sources have instituted cost-containment measures designed to limit payments made to long-term care providers, and there can be no assurance that future measures will not adversely affect reimbursement to GranCare. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which could materially decrease the rates paid to GranCare for its services or the services for which GranCare is able to seek reimbursement. There have been, and GranCare expects that under the current Administration there will continue to be, a number of proposals to limit Medicare and Medicaid reimbursement for long-term healthcare services. GranCare cannot predict at this time whether any of these proposals will be adopted or, if adopted and implemented, what effect such proposals would have on GranCare. There can be no assurance that payments under state or federal governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs, particularly with respect to the Medicaid programs, which generally provide lower reimbursement rates than does the Medicare program. In addition, there can be no assurance that GranCare's or Evergreen's facilities and the services and supplies provided by GranCare or Evergreen will meet or continue to meet the requirements for participation in such programs.


     While federal regulations do not provide states with grounds to curtail funding of their Medicaid cost reimbursement programs due to state budget deficiencies, states have nevertheless curtailed funding in such circumstances in the past. Due to such unknown circumstances, there can be no assurance that states in which GranCare operates will continue to meet their Medicaid obligations on a timely basis. Any failure by such states to meet their Medicaid obligations on a timely basis could materially adversely affect GranCare and the combined company.

     In August 1994, the state of Indiana adopted regulations which reclassify and reduce reimbursement rates for basic skilled nursing facility services and nonroutine billable supplies (primarily medical supplies and oxygen supply services). Although Evergreen has renegotiated prices with vendors, adjusted staffing levels, reduced other operating expenses and made certain operational changes to mitigate the impact of these regulatory changes on Evergreen's operating results, there can be no assurance that Evergreen will be able to completely offset the full impact of these new regulations on its revenues. As such, Evergreen's and GranCare's (assuming the Merger is consummated) net revenues are likely to be less than they otherwise would have been in the absence of such new regulations. For the year ended June 30, 1994 and for the nine months ended March 31, 1995, Evergreen derived approximately 30% and 20%, respectively, of its net patient revenues from the Indiana Medicaid Program. On a pro forma basis giving effect to the Merger as if it had been effective as of January 1, 1994, GranCare would have derived for the year ended December 31, 1994 and the three months ended March 31, 1995, approximately 8% and 8%, respectively, of its net revenues from the Indiana Medicaid Program.


     The state of Indiana implemented regulations in February, 1995 which allow for additional reimbursement for patients with certain higher acuity ("subacute") conditions pursuant to an "extensive care rate." Evergreen is in the process of evaluating which Indiana facilities will be eligible to receive the extensive care rate. If eligible, Evergreen's revenues would be higher for such subacute patients than they otherwise would be under the new regulations, although Evergreen is unable to reliably quantify any such effect on its revenues.

GOVERNMENT REGULATION

     The federal government and all states in which GranCare and Evergreen operate regulate various aspects of their respective businesses. In particular, the operation of long-term care facilities and the provision of specialty medical services are subject to federal, state and local laws relating to the adequacy of medical care, distribution of pharmaceuticals, equipment, personnel, operating policies, fire prevention, rate-setting and compliance with building codes and environmental and other laws. GranCare's and Evergreen's facilities are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards, their continued licensing under state law and certification under the Medicare and Medicaid programs. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect GranCare's and Evergreen's operations.

     Effective October 1, 1990, the Omnibus Budget Reconciliation Act of 1993 ("OBRA") increased the enforcement powers of state and federal certification agencies. Additional sanctions have been authorized to correct noncompliance with regulatory requirements, including fines, temporary suspension of admission of new patients to nursing centers and, in extreme circumstances, decertification or suspension from participation in the Medicare or Medicaid programs. To date, notices of deficiencies and citations have not had any material adverse effect on GranCare or Evergreen.


     GranCare's and Evergreen's facilities are licensed either on an annual or bi-annual basis and are certified annually for participation in Medicare and/or Medicaid by the respective states through various regulatory agencies that determine compliance with federal, state and local laws. These legal requirements relate to the quality of the care provided, the qualifications of the administrative personnel and nursing staff, the adequacy of the physical plant and equipment and continuing compliance with the laws and regulations governing the operation of healthcare facilities. From time to time GranCare's and Evergreen's facilities may receive statements of deficiencies from regulatory agencies. In response, GranCare and Evergreen implement plans of correction with respect to these facilities to address the alleged deficiencies. Although each of GranCare and Evergreen endeavors to comply with federal, state and local regulatory requirements for the maintenance and operation of its facilities, there can be no assurance that all facilities are always in compliance.


     In certain circumstances, federal law mandates that being convicted of certain abusive or fraudulent behavior with respect to one healthcare facility may subject other facilities under common control or ownership to disqualification from participation in Medicare and Medicaid programs. In addition, some state regulations provide that all facilities under common control or ownership within a state are subject to delicensure if any one or more of such facilities is delicensed. Neither GranCare nor Evergreen is subject to any such delicensure proceedings at this time, or is aware of any conditions that could reasonably lead to such proceedings.

     Pharmaceutical operations are subject to regulation by the federal government and by the various states in which GranCare and Evergreen conduct business. Institutional pharmacies are regulated under the Food, Drug and Cosmetic Act and the Prescription Drug Marketing Act, which are administered by the United States Food and Drug Administration. Under the Comprehensive Drug Abuse Prevention and Control Act of 1970, which is administered by the United States Drug Enforcement Administration ("DEA"), dispensers of controlled substances must register with the DEA, file reports of inventories and transactions and provide adequate security measures. Failure to comply with such requirements could result in civil or criminal penalties. Neither GranCare nor Evergreen is aware of any conditions relating to its pharmacy operations that could result in such sanctions.

     Each of GranCare and Evergreen is also subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Such laws include the anti-kickback provisions of the federal Medicare and Medicaid Patients and Program Protection Act of 1987. These provisions prohibit, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. In addition, some states restrict certain business relationships between physicians and pharmacies, and many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs as well as civil and criminal penalties. These laws vary from state to state and have seldom been interpreted by the courts or regulatory agencies. Additionally, OBRA contains provisions that will expand the list of healthcare services subject to existing federal referral prohibitions. This expanded referral ban became effective on January 1, 1995.

HEALTHCARE REFORM

     While neither the Clinton Administration's healthcare reform proposals nor alternative healthcare reform proposals introduced by certain members of Congress have been adopted in 1994, healthcare reform remains an issue for healthcare providers. Current federal deficit reduction initiatives include proposals that would limit growth in Medicare and Medicaid expenditures. Many states are currently evaluating various proposals to restructure the healthcare delivery system within their jurisdictions. It is uncertain at this time what legislation on healthcare reform will ultimately be implemented or whether other changes in the administration or interpretation of governmental healthcare programs will occur. GranCare anticipates that federal and state legislatures will continue to review and assess various healthcare reform proposals and alternative healthcare systems and payment methodologies. GranCare is unable to predict the ultimate impact of any federal or state restructuring of the healthcare system, but such changes could have a material adverse impact on the operations, financial condition and prospects of GranCare.

GEOGRAPHIC PAYOR CONCENTRATION


     A significant portion of GranCare's total operating revenues are derived from operations in California, Michigan and Wisconsin and, in particular, from the California, Michigan and Wisconsin Medicaid programs. Total operating revenues attributable to GranCare's business in California, Michigan and Wisconsin accounted for approximately 36.9%, 14.3% and 16.1%, respectively, of net revenues for the year ended December 31, 1994, and approximately 29.9%, 12.8% and 16.2%, respectively, of net revenues for the three months ended March 31, 1995. A significant portion of Evergreen's total revenues are attributable to Evergreen's operations in Indiana and Illinois. Evergreen's net patient revenues attributable to Evergreen's business in Indiana accounted for approximately 44.6% of Evergreen's net patient revenues for the year ended June 30, 1994 and approximately 31.7% of Evergreen's net patient revenues for the nine-month period ended March 31, 1995. Evergreen's net patient revenues attributable to Evergreen's business in Illinois accounted for approximately 10.4% of Evergreen's net patient revenues for the year ended June 30, 1994 and approximately 28.5% of Evergreen's net patient revenues for the nine-month period ended March 31, 1995. If the Merger is consummated, less than 10% of GranCare's revenues would be attributable to either Indiana's or Illinois' Medicaid programs. Although GranCare and Evergreen believe that this concentration provides operational advantages and efficiencies, the business prospects of the combined company will continue to be significantly affected by general economic factors affecting the California, Michigan, Wisconsin, Indiana and Illinois healthcare industry and by the laws and regulatory environment in these states, including Medicaid reimbursement rates. Any adverse change in the regulatory environment, contracts with governmental entities or the reimbursement rates paid under the Medicaid programs in these states could materially adversely affect the combined company.


CERTAIN LEASE TERMS


     Sixteen of Evergreen's facilities in Indiana, Illinois and West Virginia are leased from a common lessor. These leases are scheduled to terminate in 1999, but Evergreen is negotiating with the lessor to extend the lease term for all 16 facilities. The leases for 14 of these facilities grant the lessor the right, upon termination of the lease, to purchase the operating assets owned by Evergreen in the operation of the facility at a price equal to their book value. Evergreen does not anticipate that the lessor will exercise this purchase right because it believes that the Medicaid reimbursement available to those facilities would be markedly reduced in the event of any such purchase. Although Evergreen believes that its relationship with the lessor is satisfactory and that it will be able to extend or enter into new leases for such properties upon favorable terms, there can be no assurance that it will be able to do so or that the lessor will not exercise its purchase right.

COMPETITION

     The long-term care industry is highly competitive. Each of GranCare and Evergreen competes with other providers on the basis of the breadth and quality of its services, the quality of its facilities and, to a limited extent, price. GranCare and Evergreen also compete with other providers in the acquisition and development of additional facilities. GranCare's and Evergreen's current and potential competitors include national, regional and local operators of long-term care facilities, acute care hospitals and rehabilitation hospitals, extended care centers, retirement centers and community home health agencies, and similar institutions, many of which have significantly greater financial and other resources than either GranCare or Evergreen. In addition, GranCare and Evergreen compete with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to either GranCare or Evergreen. There can be no assurance that, if the Merger is consummated, the combined company will not encounter increased competition which could adversely affect its business, results of operations or financial condition.

PROFESSIONAL LIABILITY AND AVAILABILITY OF INSURANCE


     Providing healthcare services entails an inherent risk of professional liability and similar claims. Each of GranCare and Evergreen expects that its long-term care facilities will be caring for patients with a higher complexity of medical conditions in the future than they generally have in the past. This may increase the risk of incurring professional liability. Although each of GranCare and Evergreen believes that it observes sound operating policies and procedures and has adequate liability insurance, there can be no assurance, however, that claims in excess of such insurance coverage will not be asserted against GranCare or Evergreen. In addition, GranCare's and Evergreen's insurance policies must be renewed annually. Although GranCare and Evergreen have obtained insurance coverage at reasonable costs in the past, there can be no assurance that they will be able to do so in the future.


     GranCare carries property and general liability insurance, professional liability insurance, and workers' compensation reinsurance in coverages and amounts deemed adequate by management. However, there can be no assurance that any future claims will not exceed applicable insurance coverage. GranCare also requires that physicians practicing at its long-term healthcare facilities carry professional insurance to cover their individual practice. GranCare maintains its own captive insurance company for the purposes of paying workers' compensation claims. The insurance subsidiary maintains adequate reinsurance contracts to minimize its underwriting exposure. Although GranCare has obtained various types and levels of insurance and reinsurance coverage at a reasonable cost in the past, there can be no assurance that it will be able to do so in the future. Although GranCare maintains extensive insurance coverage, certain types of claims, such as punitive damages, are uninsurable. However, GranCare has not experienced any material uninsured loss and is not aware of any material uninsured claim.

     Evergreen insures, below certain claim thresholds, the healthcare costs of employees who have elected coverage under the Evergreen-sponsored plan. Workers' compensation coverage is effected through either a guaranteed premium program or a state specific fund in which the facilities in that state are required to participate. The costs of paying for healthcare and workers' compensation claims can fluctuate depending on the type and number of claims in any particular period. There can be no assurance that the amounts Evergreen will be required to pay for these types of claims will not increase. However, Evergreen maintains insurance policies which limit Evergreen's potential exposure.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of GranCare Common Stock in the public market following the Merger could adversely affect prevailing market prices of the GranCare Common Stock. Approximately 7% of the outstanding shares of GranCare Common Stock were offered and sold in reliance upon exemptions from registration under the Securities Act and, accordingly, such shares are "restricted shares" for purposes of Rule 144 adopted under the Securities Act ("Restricted Shares"). GranCare has previously registered on behalf of certain selling shareholders, in registration statements on Form S-3 pursuant to Rule 415 adopted under the Securities Act, shares previously issued in connection with financings and acquisitions or reserved for issuance upon the exercise from time to time of GranCare's warrants. GranCare believes that approximately 2,116,337 shares of GranCare Common Stock are eligible for sale in the public market pursuant to these registration statements. Holders of shares of GranCare Common Stock have registration rights that require GranCare to register an aggregate of 134,629 shares of GranCare Common Stock under certain circumstances. See "DESCRIPTION OF GRANCARE CAPITAL STOCK -- Registration Rights."

     In connection with the Merger, GranCare will issue approximately 9,672,806 shares of GranCare Common Stock to holders of Evergreen Common Stock, plus the Merger Options exercisable for approximately 269,169 shares of GranCare Common Stock to holders of Evergreen Options. Up to 38.2% percent of such shares will be available for sale by the holders thereof pursuant to Rule 145 adopted by the Securities Act upon the publication by GranCare of financial results covering at least 30 days of post-Merger combined operations, and the remainder of such shares will be available for immediate resale by the holders thereof after the Effective Date. See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Resales of GranCare Common Stock; Affiliates."

                        THE MEETINGS, VOTING AND PROXIES

SPECIAL MEETING OF SHAREHOLDERS OF GRANCARE

DATE, TIME AND PLACE OF SPECIAL MEETING


     The GranCare Special Meeting of Shareholders will be held at GranCare's offices located at One Ravinia Drive, Suite 1500, Atlanta, Georgia, at 3:00 p.m., local time, on Wednesday, July 19, 1995.



PURPOSE OF THE GRANCARE SPECIAL MEETING


     The purpose of the GranCare Special Meeting is to consider and vote upon the approval of the Merger, pursuant to the Merger Agreement, pursuant to which, among other things: (i) GWAC will be merged with and into Evergreen, and Evergreen will become a wholly-owned subsidiary of GranCare; (ii) each share of Evergreen Common Stock will be converted into the right to receive 0.775 of a share of GranCare Common Stock; and (iii) GranCare will assume the Evergreen Option Plans and the Evergreen Options will be converted into the right to receive the Merger Options.

RECORD DATE AND OUTSTANDING SHARES


     Shareholders of record at the close of business on the GranCare Record Date are entitled to notice of, and to vote at, the GranCare Special Meeting, or at any adjournment or postponement thereof. As of the GranCare Record Date, there were approximately 4,000 holders of GranCare Common Stock, and approximately 14,118,537 shares of GranCare Common Stock issued and outstanding. Except for the shareholders identified in GranCare's December 31, 1994 Annual Report on Form 10-K, incorporated herein by reference, there were no other persons known to the management of GranCare to be the beneficial owners of more than 5% of the outstanding GranCare Common Stock.


VOTING OF PROXIES

     All properly executed proxies that are not revoked will be voted at the GranCare Special Meeting in accordance with the instructions contained therein. Proxies returned and containing no instructions regarding the GranCare Proposal will be voted "for" the GranCare Proposal in accordance with the recommendation of the GranCare Board of Directors. A GranCare shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the GranCare Special Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of GranCare stating that the proxy is revoked or by attending the GranCare Special Meeting and voting in person.

VOTE REQUIRED

     The GranCare Board of Directors is soliciting the affirmative vote of the holders of a majority of the outstanding shares of GranCare Common Stock for approval of the GranCare Proposal. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of GranCare Common Stock is necessary to constitute a quorum at the GranCare Special Meeting. Abstentions will be counted for purposes of determining whether a quorum is present at the GranCare Special Meeting and will have the effect of a negative vote.

     Abstentions and broker non-votes (i.e., shares of GranCare Common Stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable Commission rules or the instrument under which it serves in such capacity, or
(iii) the record holder has indicated on the proxy card or otherwise notified GranCare that such record holder does not have authority to vote on that matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In accordance with California state law and the GranCare Articles of Incorporation and the GranCare Bylaws, abstentions and broker non-votes will have the effect of a vote against a proposal.


     Under the CGCL, holders of the GranCare Common Stock are entitled to dissenters' rights in connection with the Merger. See "THE MERGER -- Dissenters' Rights."


     As of the GranCare Record Date, the directors of GranCare holding an aggregate of 853,114 shares of GranCare Common Stock, representing approximately 6.0% of the outstanding shares of GranCare Common Stock, have agreed to vote in favor of the GranCare Proposal and have granted Evergreen proxies to vote their shares in favor of the GranCare Proposal.

EXPENSES; SOLICITATION OF PROXIES

     In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of GranCare in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and GranCare will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, Morrow & Co., Inc., 909 Third Avenue, New York, N.Y. 10022 ("Morrow") will assist in the solicitation of proxies by GranCare for a fee of $5,500, plus reimbursement of reasonable out-of-pocket expenses.

SPECIAL MEETING OF SHAREHOLDERS OF EVERGREEN

DATE, TIME AND PLACE OF EVERGREEN SPECIAL MEETING


     The Evergreen Special Meeting will be held at the Park Hyatt Hotel located at 800 North Michigan Avenue, Chicago, Illinois 60611 at 11:00 a.m., local time, on Thursday, July 20, 1995.


PURPOSE OF THE EVERGREEN SPECIAL MEETING

     The purpose of the Evergreen Special Meeting is to consider and vote upon the approval and adoption of the Merger Agreement.

EVERGREEN RECORD DATE AND OUTSTANDING SHARES

     Shareholders of record at the close of business on the Evergreen Record Date are entitled to notice of, and to vote at, the Evergreen Special Meeting, or at any adjournment or postponement thereof. On the

Evergreen Record Date, there were approximately 640 holders of record of Evergreen Common Stock, with 12,481,040 shares of Evergreen Common Stock issued and outstanding. Except for the shareholders identified in Evergreen's June 30, 1994 Annual Report on Form 10-K incorporated herein by reference, there were no other persons known to the management of Evergreen to be the beneficial owners of more than 5% of the outstanding Evergreen Common Stock.


VOTING OF PROXIES

     All properly executed proxies that are not revoked will be voted at the Evergreen Special Meeting in accordance with the instructions contained therein. Proxies returned and containing no instructions regarding the Evergreen Proposal will be voted "for" the Evergreen Proposal in accordance with the recommendation of the Evergreen Board of Directors. An Evergreen shareholder who has executed and returned a proxy may revoke it at any time before it is voted at the Evergreen Special Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of Evergreen stating that the proxy is revoked or by attending the Evergreen Special Meeting, revoking the proxy and voting in person.

VOTE REQUIRED

     Under the GBCC, approval and adoption of the Evergreen Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Evergreen Common Stock. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Evergreen Common Stock is necessary to constitute a quorum at the Evergreen Special Meeting. Because the Evergreen Proposal must be approved by a majority of outstanding Evergreen shares entitled to vote, abstentions will have the effect of a negative vote.

     Abstentions and broker non-votes (i.e., shares of Evergreen Common Stock held in record name by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote, (ii) the broker or nominee does not have discretionary voting power under applicable Commission rules or the instrument under which it serves in such capacity, or
(iii) the record holder has indicated on the proxy card or otherwise notified Evergreen that such record holder does not have authority to vote on that matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. In accordance with Georgia state law and the Evergreen Restated Articles of Incorporation and the Evergreen Bylaws, abstentions and broker non-votes will have the effect of a vote against a proposal.


EXPENSES; SOLICITATION OF PROXIES


     In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Evergreen in person or by telephone or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with such solicitation. Arrangements also will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and Evergreen will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, Kissel-Blake Inc., 25 Broadway, New York, New York 10004, will assist in the solicitation of proxies by Evergreen for a fee of $6,000, plus reimbursement of reasonable out-of-pocket expenses.

                                   THE MERGER

     Pursuant to the Merger Agreement, Evergreen will become a wholly-owned subsidiary of GranCare. At the Effective Time, as a result of the Merger, shareholders of Evergreen will be granted the right to receive 0.775 of a share of GranCare Common Stock for each share of Evergreen Common Stock outstanding immediately prior to the Merger (other than shares owned by GranCare or any of its subsidiaries, held in the treasury of Evergreen or owned by any subsidiary of Evergreen). Fractional shares of GranCare Common Stock will not be issued in connection with the Merger, and Evergreen shareholders otherwise entitled to a fractional share will be paid the net proceeds of such fractional share in cash, in the manner described under "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Manner and Bases for Converting Shares, Options and Warrants."

BACKGROUND OF THE MERGER; MATERIAL CONTACTS

     In recent years, Evergreen has adopted a strategy of enhancing the quality of patient care while increasing occupancy rates and revenues, controlling expenses and growing through acquisitions. In implementing this strategy, Evergreen has opened specialized and subacute care units to increase Medicare and private payor revenues and operating profits, has considered various options to expand its pharmacy and rehabilitation services, has sought to reduce its operating and general administrative costs as it integrated the combined operations resulting from its 1993 business combination and acquired additional long-term care facilities in Evergreen's existing geographic markets and contiguous areas.

     Although Evergreen has experienced success in implementing these strategies, competition from a variety of healthcare providers and changes in the reimbursement environment in which many of Evergreen's healthcare facilities operate led Evergreen management in late 1994 to begin considering financial and strategic alternatives available to Evergreen and to review its options for strategic combinations of the type contemplated by the Merger. At a special meeting the Board of Directors of Evergreen held on December 20, 1994, the Evergreen Board of Directors approved a resolution authorizing William G. Petty, Jr., Evergreen's President and Chief Executive Officer, to initiate conversations with selected publicly-traded long-term care companies (the "Selected Companies") to determine their interest in engaging in preliminary discussions with Evergreen regarding a possible business combination or other strategic transaction. The Selected Companies were selected by Evergreen management, with the assistance of its financial advisors, on the basis of strategic and financial considerations. At the December 20, 1994 Evergreen Board meeting, the Evergreen Board also formed a special committee of the Evergreen Board (the "Evergreen Committee") comprised of Essel W. Bailey, Ronald G. Kenny and Mr. Petty to assist and supervise this process. Mr. Petty was authorized to engage Chicago Dearborn and McDonald to serve as Evergreen's financial advisors in connection with these matters, on terms approved by the Evergreen Committee.

     Following the December 20, 1994 Evergreen Board meeting, the Evergreen Committee engaged Chicago Dearborn and McDonald to contact the Selected Companies on a confidential basis and to serve as financial advisors to Evergreen in connection with any potential business combination, discussions or transactions that might result from such contacts. During January 1995, Evergreen's financial advisors confidentially contacted the Selected Companies to determine whether such companies were interested in considering a possible business combination with Evergreen. Most of the companies contacted (including GranCare) executed a preliminary confidentiality agreement and received a package of materials regarding Evergreen assembled by Evergreen's financial advisors. Thereafter, several of these companies (including GranCare) expressed interest in further discussions and executed a more comprehensive confidentiality agreement, whereupon these companies were provided with certain non-public information concerning Evergreen. In January and February 1995, Evergreen and its financial advisors discussed with certain of these companies the possibility of some form of business combination, but with the exception of GranCare, these discussions did not advance beyond a preliminary stage. The Evergreen Committee was regularly kept apprised of these discussions by Mr. Petty.


     On January 10, 1995, representatives of Evergreen's financial advisors met with Gene E. Burleson, GranCare's President, Chairman of the Board and Chief Executive Officer, and Evrett W. Benton,

GranCare's Executive Vice President, General Counsel and Secretary, in Atlanta to exchange information regarding Evergreen and GranCare and to discuss generally the businesses of the two companies and the possibility of a strategic combination. GranCare indicated an interest in pursuing further discussions at this meeting.


     At a regularly scheduled meeting of the Board of Directors of GranCare held on January 27, 1995, Mr. Burleson and Mr. Benton informed the GranCare Board of Directors that they had been contacted by Chicago Dearborn regarding Evergreen and described Evergreen and the potential opportunities it might present. The GranCare Board of Directors authorized Mr. Burleson and Mr. Benton to continue discussions with Evergreen.

     On February 7, 1995 and February 23, 1995, representatives of Evergreen's financial advisors and Mr. Petty (accompanied by Keith J. Yoder on February 23,
1995) of Evergreen met in Atlanta with Messrs. Burleson, Benton and Schneider of GranCare. At these meetings, Mr. Petty explained Evergreen's rationale for considering a possible business combination with GranCare and the parties exchanged information concerning their respective businesses and operations. As agreed at the February 7, 1995 meeting, GranCare and Evergreen conducted a series of conference calls and due diligence meetings during the following weeks to allow Evergreen and GranCare to become more informed with respect to the business, operations, financial condition and strategic direction of the other.

     At a regularly scheduled meeting of the Board of Directors of Evergreen held on February 16, 1995, Mr. Petty and Evergreen's financial advisors updated the Evergreen Board with respect to the status of contacts made and conversations held with the Selected Companies. Evergreen's financial advisors also provided the Evergreen Board with information regarding the parties expressing interest in further conversations with Evergreen as well as information regarding comparable public companies and recent business combination and acquisition transactions involving long-term care companies.

     At a special meeting of the Evergreen Board of Directors held on March 14, 1995, Evergreen's management and the Evergreen financial advisors provided an update to the Evergreen Board with respect to discussions with GranCare.

     On March 20 and 21, 1995, due diligence meetings were conducted in Atlanta in which members of senior management of both GranCare and Evergreen participated. At these meetings, GranCare suggested that a business combination, whereby GranCare and Evergreen would combine in a share-for-share merger qualifying as a tax free reorganization for federal income tax purposes and as a pooling-of-interests transaction for accounting purposes, might be mutually beneficial. Initial discussions regarding the appropriate exchange ratio for such a transaction were discussed, but no agreement or understanding was reached in this regard.


     On March 27, 1995, Mr. Burleson provided the GranCare Board of Directors with an update of the discussions between the managements of GranCare and Evergreen, and Mr. Benton presented a detailed description of Evergreen, including its key operational and financial statistics, an assessment of Evergreen's management and strategy and described opportunities and risks faced by Evergreen. After consideration of these facts, the GranCare Board of Directors authorized GranCare's officers to continue discussions with Evergreen. Mr. Benton committed to send complete informational materials to the GranCare Board of Directors in advance of its scheduled April 7, 1995 retreat. During the week of March 27, 1995, representatives of Evergreen and GranCare each conducted site visits of operating facilities operated by the other.


     At a meeting of the GranCare Board of Directors on April 7, 1995, GranCare management reviewed with the GranCare Board of Directors the public and non-public materials regarding Evergreen provided by Evergreen's financial advisors, other information regarding Evergreen and its operations, financial condition and valuation, and management's overall assessment of Evergreen based on preliminary due diligence. The GranCare Board of Directors also received an update regarding the substance and context of discussions and negotiations that had taken place to that date. GranCare management presented the key issues and terms that it would pursue in future negotiations and indicated that the exchange of shares likely would be based on a fixed exchange ratio as opposed to a specific price, although no specific exchange ratio was discussed. The

GranCare Board of Directors authorized the GranCare officers to continue negotiations with Evergreen but did not extend approval to the transaction or any specific element of a potential transaction. The GranCare Board of Directors also authorized the engagement of financial advisors to advise and represent GranCare.

     On April 12 and 13, 1995, Messrs. Burleson, Benton and Schneider of GranCare met in Chicago with Messrs. Petty, Finney and Yoder of Evergreen along with representatives of Evergreen's financial advisors to continue due diligence discussions and to commence negotiations regarding a possible business combination. The parties discussed various exchange ratios and other business issues, including the composition of the board of directors of the combined company, various conditions to the consummation of the merger and the consequences of termination of any resulting merger agreement. Although Evergreen and GranCare did not reach agreement on the exchange ratio or on other material terms, the parties agreed to continue their negotiations and to conduct additional site visits as well as further legal and operational due diligence during the weeks of April 17 and April 24, 1995, and to begin the preparation of a merger agreement.


     On April 13 and 14, 1995, Mr. Benton and Mr. Schneider contacted representatives of Smith Barney and Salomon for the purpose of retaining the services of both firms. The following Monday and Tuesday, April 17 and 18, several teleconferences and a meeting in Atlanta with Evergreen and its financial advisors were held among members of GranCare's senior management and corporate finance staff and representatives of Smith Barney and Salomon to prepare for upcoming due diligence and negotiations and to review GranCare's historical operating and financial performance, information that had been exchanged between GranCare and Evergreen, and the status of negotiations.


     On April 19, 1995, the Evergreen Board held a special meeting to review the status of ongoing discussions with GranCare and to meet with Evergreen's financial advisors and receive their preliminary report with respect to a possible business combination with GranCare, including an analysis of various exchange ratios. Evergreen management presented their reasons for a business combination with GranCare and discussed the principal advantages and disadvantages of such a transaction. At this meeting, the Evergreen Board authorized Mr. Petty to engage in negotiations with respect to a possible business combination with GranCare, including negotiation of a merger agreement between Evergreen and GranCare, subject to the supervision of the Evergreen Committee and subject to the proviso that neither Mr. Petty nor the Evergreen Committee was authorized to execute or approve the terms of a business combination or merger agreement with GranCare, such determination to be reserved to and to be made by the Evergreen Board.

     Following the April 19, 1995 meeting, representatives of Evergreen and GranCare as well as their legal and financial advisors continued to negotiate the terms of a possible business combination and worked together on the preparation of a draft merger agreement. On April 20, GranCare's financial advisors met with Mr. Petty and Mr. Yoder in Chicago to begin their due diligence review of Evergreen and tour Evergreen facilities in the Chicago area. A representative from GranCare's lead commercial bank joined these meetings. In late April 1995, four additional due diligence meetings were conducted in Chicago, Milwaukee and Atlanta, at which representatives of senior management of Evergreen and GranCare and their respective financial advisors participated. Each of GranCare and Evergreen also permitted legal counsel to the other to conduct legal due diligence during the last two weeks of April 1995.

     On April 27, 1995, senior management of Evergreen and GranCare, accompanied by their respective financial and legal advisors, met in Chicago to discuss and negotiate the exchange ratio for the Merger as well as several other material terms of the proposed merger agreement and related issues, including the right of the parties to terminate the merger agreement, the consequences of termination of the merger agreement, the conduct of the businesses of the respective companies prior to the merger and the composition of the board of directors of the combined company. Although no agreement was reached with respect to the exchange ratio and with respect to several other issues, differences in the respective parties' positions were narrowed and certain terms of the proposed merger agreement were agreed upon, including, among other things, that each of Evergreen and GranCare would have similar rights to receive a termination fee and to exercise an option to acquire shares of the other party in the event that the proposed merger was not completed as a consequence of the other party entertaining or pursuing a competing transaction. See "TERMS OF THE MERGER

AGREEMENT AND RELATED TRANSACTIONS -- Termination or Amendment of the Merger Agreement."

     On May 1, 1995, the Evergreen Committee met with Evergreen management and the Evergreen financial advisors via conference call to discuss the status of negotiations with GranCare of the terms of the merger as well as the exchange ratio. Thereafter, representatives of Evergreen and representatives of GranCare conducted further negotiations by telephone and agreed to present to their respective Boards of Directors a merger at the exchange ratio of 0.775 of a share of GranCare Common Stock for each share of Evergreen Common Stock.

     On May 2, 1995, the Evergreen Board of Directors met at length and received the reports of Chicago Dearborn and of McDonald with respect to the proposed merger at the Exchange Ratio. At this meeting, senior management of Evergreen and its financial and legal advisors made detailed presentations concerning all material aspects of the proposed transaction, and discussed several terms of the proposed merger that had not yet been resolved. Evergreen management outlined its position on these remaining open items and secured the approval of the Evergreen Board to resolve these matters through negotiations with GranCare within prescribed limits. Subject to Evergreen management's ability to successfully resolve these open matters with GranCare, the Evergreen Committee recommended the Merger and the Evergreen Board unanimously approved the Merger, the Merger Agreement and the transactions contemplated thereby.


     The GranCare Board of Directors convened a special meeting in New Orleans on May 2, 1995 with the purpose of considering and, if warranted, approving the Merger. The GranCare Board of Directors heard reports on the key elements of the transaction, including operational, financial, legal and regulatory due diligence conducted by GranCare management and its advisors, the level and advisability of the fixed exchange ratio, the ramifications of a "pooling of interests" transaction, details of the break-up fees, cross-option agreements and voting agreements, costs of completing the Merger and the organizational and governance issues that would result from the Merger. The GranCare financial advisors presented their respective financial analyses and rendered their respective opinions as to the fairness of the Exchange Ratio from a financial point of view to GranCare. Legal counsel advised the GranCare Board as to specific aspects of the Merger Agreement and its responsibilities to various constituencies, and gave the GranCare Board of Directors procedural guidance. After extensive discussions, the GranCare Board of Directors authorized GranCare's officers, subject to certain considerations, to continue negotiations, to execute the Merger Agreement and to take all necessary actions to consummate the Merger.



     Following their respective Board approvals, GranCare and Evergreen resolved the remaining open items on terms authorized by their respective Boards of Directors and on the evening of May 2, 1995 executed the Merger Agreement.


REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     Joint Reasons for the Merger. The Boards of Directors and management of each of GranCare and Evergreen independently concluded that a business combination would be in the best interest of their respective shareholders and would further their respective strategic objectives. Upon consummation of the Merger, the combined company will provide a broad spectrum of post acute care services, including skilled nursing, subacute and intermediate care in 142 facilities with over 17,000 beds in 15 states, will manage 100 geriatric specialty programs for acute care hospitals in twenty states, will operate 23 institutional pharmacies serving nearly 100,000 beds in 17 states and will operate 8 home health operations providing 90,000 annual visits in three states. Following the Merger, the combined company will continue to implement strategies shared by GranCare and Evergreen, including the goal of expanding its long-term care, institutional pharmacy and specialty medical service operations. By providing a continuum of comprehensive clinical care services to patients in its own facilities and within facilities operated by others, the combined company will be better positioned, in the view of management of GranCare and Evergreen, to address and respond to cost containment initiatives, the changing needs of the individual patients and changes in the healthcare environment driven by regulatory reform and market forces.

     In approving the Merger Agreement, each Board of Directors considered the following factors:


     - The combined company will possess larger scale and greater geographic and revenue-source diversification.



     - The combined company will possess greater managerial, operational and financial resources.


     - The combined company is expected to achieve certain administrative efficiencies and to eliminate certain duplicate functions.


     - The combined company also may be able to achieve longer-term revenue enhancements and facility expense efficiencies as a result of the combination of management resources and operating assets as well as efforts to integrate and streamline certain management, administrative and purchasing functions.


     - The combined financial resources of the two companies should permit an acceleration of the development and expansion of new products and services.

     - The market capitalization and public stock distribution of the combined company will be larger than either company's current capitalization, which is expected to provide shareholders of the combined company with increased liquidity and to enhance the market visibility of the combined company.

     - The Merger is intended to be treated as a "pooling of interests" transaction for accounting purposes and as a tax-free reorganization under the Code.

     GranCare's Reasons for the Merger. In addition to the anticipated joint benefits described above, the Board of Directors of GranCare believes that the Merger is a significant strategic opportunity for GranCare and believes that the following are additional reasons for shareholders of GranCare to vote FOR approval of the Merger:

     - The Merger fits GranCare's strategy of providing a broad range of healthcare services in a variety of settings, including skilled nursing facilities, hospitals, assisted living facilities and patients' homes. GranCare anticipates using Evergreen's facilities as a basis to build vertically integrated networks of healthcare in Evergreen's market areas, similar to those GranCare has built in its markets.

     - GranCare's pharmacy operations will be able to service approximately 7,600 additional beds currently operated by Evergreen, thereby increasing the combined company's flexibility and economic power in connection with the purchasing of pharmaceutical inventories. GranCare expects to deliver pharmacy services to Evergreen's facilities in a more efficient manner than they are currently served and to receive enhanced reimbursement for these services.

     - Evergreen's current presence in the Midwest and Southeast regional markets will enable the combined company to secure a substantial presence in these regions by complementing and expanding GranCare's current clusters of specialized skilled nursing facilities.

     - The strength of Evergreen's management team was considered by GranCare as an important component of the value of Evergreen to GranCare.


     In approving the Merger Agreement and the transactions contemplated thereby, and in recommending that GranCare's shareholders approve the Merger, the GranCare Board of Directors consulted with GranCare management, as well as financial and legal advisors, and also considered, among other things: (i) GranCare's and Evergreen's business, managerial expertise, business strategy, prospects and competitive position in the healthcare industry; (ii) historical, current and projected financial condition and results of operations of GranCare (without giving effect to the Merger) and of the combined company (after giving effect to the Merger); (iii) the proposed structure of the Merger and provisions relating to corporate governance of the combined company; (iv) the Exchange Ratio and other terms of the Merger Agreement; (v) the financial presentations and the opinions of Smith Barney and Salomon, as GranCare's financial advisors, described below under "-- Opinions of GranCare's Financial Advisors;" and (vi) general economic and stock market conditions.

     The GranCare Board of Directors considered a number of potentially negative factors in its deliberations concerning the Merger, including the potential for post-Merger dilution of earnings per share for the combined company.

     GranCare Board Recommendation. The Board of Directors of GranCare has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is in the best interests of GranCare and its shareholders. After careful consideration, the Board of Directors of GranCare recommends that the shareholders of GranCare vote in favor of the Merger Agreement and the transactions contemplated thereby.

     Evergreen's Reasons for the Merger. In addition to the anticipated joint benefits described above, the Board of Directors of Evergreen believes that the following are additional reasons for shareholders of Evergreen to vote FOR approval of the Merger.

     The Board of Directors of Evergreen believes that the terms of the Merger Agreement are in the best interest of Evergreen and its shareholders, and has unanimously approved the Merger and the Merger Agreement and recommends approval thereof by the shareholders of Evergreen. In arriving at its recommendation to the Evergreen shareholders, the Board of Directors of Evergreen considered a number of factors, including the following:

     - In light of the representation on the GranCare Board of Directors to be afforded to three appointees of the Evergreen Board of Directors and the anticipated participation of most members of senior Evergreen management in the management of the combined company, Evergreen shareholders will continue to benefit from the strategic and operational management talents of its current management team.

     - GranCare has expertise and a competitive position in the subacute and ancillary care segments of the long-term care business that Evergreen, in implementing its long-term strategy, would need to either acquire or develop on its own.

     - The combined company should benefit from the immediate opportunity afforded GranCare's pharmacy operations to serve Evergreen's long-term care beds located in several of Evergreen's primary markets.

     - The business combination will result in the Evergreen shareholders owning a significant percentage of the outstanding GranCare Common Stock upon the Effective Time of the Merger, which should provide Evergreen's shareholders with a meaningful voice in the election of directors and other matters brought to a vote of the shareholders of the combined company.

     - As the GranCare Common Stock has recently traded at price/earnings multiples below the industry averages, there is the possibility that Evergreen shareholders can benefit from a price/earnings multiple expansion in the GranCare Common Stock should the strategic direction and financial results of the combined company result in the GranCare Common Stock trading at price/earnings multiples more in line with industry averages.


     In approving the Merger Agreement and the transactions contemplated thereby, and in recommending that Evergreen's shareholders approve the Merger, the Evergreen Board of Directors consulted with Evergreen management, as well as financial and legal advisors, and also considered, among other things: (i) Evergreen's and GranCare's business, managerial expertise, business strategy, prospects and competitive position in the healthcare industry; (ii) historical, current and projected financial condition and results of operations of Evergreen (without giving effect to the Merger) and of the combined company (after giving effect to the Merger); (iii) the proposed structure of the Merger and provisions relating to corporate governance of the combined company; (iv) the Exchange Ratio and other terms of the Merger Agreement; (v) presentations by Chicago Dearborn and McDonald, as Evergreen's financial advisors, with respect to Evergreen and GranCare; (vi) the opinions of Chicago Dearborn and McDonald described below under "Opinions of Evergreen's Financial Advisors;" and (vii) general economic and stock market conditions. The Evergreen Board of Directors also considered that the Evergreen financial advisors had contacted and had discussions with certain of the Selected Companies regarding the possibility of a business combination or other strategic transaction with Evergreen and that, with the exception of GranCare, these discussions did not advance beyond the preliminary stage.

     The Evergreen Board of Directors considered a number of potentially negative factors in its deliberations concerning the Merger, including: (i) the irreversible nature of the decision and the consequent loss of independence;
(ii) the possible change in certain existing Evergreen corporate policies and strategies following the Merger; (iii) the potential for post-Merger dilution of earnings per share for the combined company; and (iv) the possibility that the combined company will trade at price/earnings multiples which are historically below those at which the Evergreen Common Stock has traded. In the view of the Board of Directors of Evergreen, these considerations did not outweigh, individually or collectively, the advantages of the Merger to Evergreen.

     Due to the wide variety of factors considered in connection with the evaluation of the Merger, the Evergreen Board of Directors did not find it practicable to and did not quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Evergreen Board of Directors may have given different weights to different factors.

     Evergreen Board Recommendation. The Board of Directors of Evergreen has unanimously approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger is in the best interest of Evergreen and its shareholders. After careful consideration, the Board of Directors of Evergreen recommends that the shareholders of Evergreen vote in favor of the Merger Agreement and the transactions contemplated thereby.

OPINIONS OF FINANCIAL ADVISORS

OPINIONS OF GRANCARE'S FINANCIAL ADVISORS

     SALOMON. Salomon has acted as a financial advisor to GranCare in connection with the Merger. In connection with such engagement, Salomon delivered to the GranCare Board of Directors the written opinion of Salomon to the effect that, based upon and subject to various considerations set forth in such opinion, as of May 2, 1995, the Exchange Ratio was fair to GranCare from a financial point of view. No limitations were imposed by the GranCare Board of Directors upon Salomon with respect to the investigations made or the procedures followed by Salomon in rendering its opinion.

     THE FULL TEXT OF THE OPINION OF SALOMON DATED MAY 2, 1995, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. GRANCARE SHAREHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. SALOMON'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND HAS BEEN PROVIDED SOLELY FOR THE USE OF THE GRANCARE BOARD OF DIRECTORS IN ITS EVALUATION OF THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY GRANCARE SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE. THE SUMMARY OF THE OPINION OF SALOMON SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, Salomon reviewed certain publicly available business and financial information relating to GranCare and Evergreen, as well as certain other information, including financial projections, provided to Salomon by GranCare and Evergreen. Salomon discussed the past and current operations and financial condition and prospects of GranCare and Evergreen with members of senior management of such companies. Salomon also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as it deemed relevant.

     Salomon assumed and relied on the accuracy and completeness of the information reviewed by it for the purpose of its opinion and Salomon did not assume any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of GranCare or Evergreen. With respect to GranCare's and Evergreen's financial projections, Salomon assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of GranCare's and Evergreen's management and Salomon expressed no opinion with respect to such forecasts or the assumptions

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on which they were based. Salomon's opinion was necessarily based upon business, market, economic and other conditions as they existed on, and could be evaluated, as of the date of its opinion and did not address GranCare's underlying business decision to effect the Merger or constitute a recommendation to any holder of GranCare Common Stock as to how such holder should vote with respect to the Merger. Salomon's opinion does not imply any conclusion as to the likely trading range for the GranCare Common Stock following the consummation of the Merger, which may vary depending on, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

     The following is a summary of the report (the "Salomon Report") presented by Salomon to the GranCare Board of Directors on May 2, 1995, in connection with the delivery of the Salomon fairness opinion.

     Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Salomon estimated the present value of the future cash flows that Evergreen could produce over a five-year period from 1995 through 1999, if Evergreen were to perform on a stand-alone basis (without giving effect to any operating or other efficiencies pursuant to the Merger) in accordance with forecasts developed by Evergreen management and certain variants thereof. Salomon determined certain equity market value reference ranges for Evergreen based upon the sum of (i) the aggregate discounted value (using various discount rates ranging from 12.5% to 16.5%) of the five-year unleveraged free cash flows of Evergreen plus (ii) the discounted value (using various discount rates ranging from 12.5% to 16.5%) of the product of (a) the final year's projected earnings before interest, taxes, depreciation and amortization ("EBITDA") multiplied by
(b) numbers representing various terminal or exit multiples (ranging from 6.0x to 10.0x). This analysis resulted in an equity value reference range per share of Evergreen Common Stock of $12.50 to $17.50. Salomon also reviewed the pre-tax value of the synergies that GranCare management expects to achieve following the Merger and performed a second discounted cash flow analysis incorporating such expected synergies. This analysis resulted in an equity value reference range per share of Evergreen Common Stock of $14.50 to $20.00.

     Comparable Public Company Analysis. Salomon reviewed and compared the financial and market performance of the following group of five publicly traded long-term care companies with those of Evergreen and GranCare: Arbor Healthcare Company, Beverly Enterprises, Inc., The Hillhaven Corporation, Living Centers of America, Inc. and Retirement Care Associates, Inc. (collectively, the "Comparable Group"). Salomon examined certain publicly available financial data of the Comparable Group for the latest twelve months and estimates for the twelve months ending June 30, 1995 (and in the case of net income, June 30, 1996). The projected results were based on published research reports of certain analysts covering the Comparable Group. Utilizing this data, Salomon selected the following ranges of multiples of closing stock prices at April 28, 1995, to total revenues (selected range of 100% to 120%), EBITDA (selected range of 8.3x to 9.7x), earnings before interest and taxes ("EBIT") (selected range of 11.5x to 12.8x) and net income (selected range of 13.0x to 21.0x). Salomon applied these multiples to estimates of Evergreen's total revenues, EBITDA, EBIT and net income for the corresponding periods. This analysis resulted in an equity value reference range per share of Evergreen Common Stock of $12.00 to $14.00.

     Comparable Acquisition Analysis. Salomon also reviewed the consideration paid or proposed to be paid in other recent acquisitions of long-term healthcare companies. Specifically, Salomon reviewed the following acquiror/target transactions: Vencor, Inc./The Hillhaven Corporation (1995); The Hillhaven Corporation/ Nationwide Care, Inc. (1995); Mariner Health Group, Inc./Convalescent Services Inc. (1995); Mariner Health Group, Inc./Legend Medical Services, Inc. (1994); Horizon Healthcare Corp./PeopleCARE Heritage Group (1994); The Multicare Companies, Inc./Providence Healthcare, Inc. (1994); Mariner Health Group, Inc./Pinnacle Care Corporation (1994); Sun Healthcare Group, Inc./The Mediplex Group, Inc. (1994); Regency Health Services, Inc./Care Enterprises, Inc. (1993); Integrated Health Services, Inc./ Central Park Lodges, Inc. (1993); Genesis Health Ventures, Inc./Meridian Healthcare, Inc. (1993); and Living Centers of America, Inc./Vari-Care, Inc. (1993). Based on these transactions, Salomon selected the following ranges of multiples of the aggregate value of each such transaction (prior to the announcement thereof) to total revenues (selected range of 96% to 113%), EBITDA (selected range of 7.6x to 10.1x), EBIT (selected range of 11.0x to 14.0x) and net income (selected range of 18.0x to 20.0x), in each case for the latest twelve months and the twelve months ending June 30, 1995. Salomon applied these multiples to

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

estimates of Evergreen's total revenues, EBITDA, EBIT and net income for the corresponding periods. This analysis resulted in an equity value reference range per share of Evergreen Common Stock of $11.00 to $15.00.


     Pro Forma Merger Consequences Analysis. Salomon analyzed certain pro forma effects on GranCare resulting from the Merger for the projected twelve-month periods ending December 31, 1995 and 1996. This analysis, based upon the assumptions described above and estimates provided by GranCare management of GranCare's 1995 and 1996 stand-alone earnings per share, showed dilution to the shareholders of GranCare in earnings per share for the period ending December 31, 1995, of (i) 11.5% without giving effect to the synergies projected by management of GranCare to be realized in the Merger and (ii) 6.9% giving effect to such synergies. For the period ending December 31, 1996, the analysis determined that the transaction would result in (a) dilution to the shareholders of GranCare of 7.3% without giving effect to the Merger synergies and (b) accretion to the shareholders of GranCare of 0.4% giving effect to such Merger synergies. The actual results achieved by the combined company may vary from projected results and the variations may be material.


     Contribution Analysis. Salomon analyzed the pro forma contributions from each of GranCare and Evergreen to the combined company, assuming the Merger is consummated as set forth in the Merger Agreement. Salomon analyzed, among other things, in each case for the estimated results in calendar 1995 and 1996 (based on projections provided by GranCare and Evergreen management), the relative contribution to the combined company from each of GranCare's and Evergreen's total revenues, earnings before interest, taxes, depreciation, amortization and rents ("EBITDAR"), EBITDA, EBIT, net income and total assets. The analysis did not assume the realization of any synergies in connection with the Merger. For 1995, the relative contribution analysis determined that GranCare would contribute approximately 77.9% of total revenues, 70.9% of EBITDAR, 75.1% of EBITDA, 75.7% of EBIT, 69.0% of net income, 79.6% of total assets and 66.8% of stockholders' equity, with Evergreen contributing the remainder in each case. This analysis showed that, for 1996, GranCare would contribute approximately 78.2% of total revenues, 69.7% of EBITDAR, 73.0% of EBITDA, 73.6% of EBIT, 66.1% of net income, 78.8% of total assets and 66.7% of stockholder's equity, with Evergreen contributing the remainder in each case. Upon consummation of the Merger, holders of GranCare Common Stock will own 63.7% of the combined company and holders of Evergreen Common Stock will own the remaining 36.7%.

     Exchange Ratio Analysis. Salomon reviewed and analyzed the historical ratio of the daily closing prices of GranCare Common Stock to Evergreen Common Stock based on various averages during the one-year period preceding the public announcement of the Merger. The exchange ratios of the daily closing price of one share of GranCare Common Stock to one share of Evergreen Common Stock ranged from a low of 0.467 to a high of 0.833 over the period analyzed, as compared to the Exchange Ratio of 0.775 of a share.

     Other Factors and Comparative Analysis. In rendering its opinion, Salomon considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) the historical and projected financial results of GranCare and Evergreen; (ii) the history of trading prices for the GranCare Common Stock and the Evergreen Common Stock; and
(iii) the pro forma ownership of the combined company.

     In arriving at its opinion and in preparing the Salomon Report, Salomon performed a variety of financial analyses, the material portions of which are summarized above. The summary set forth above does not purport to be a complete description of the analyses performed by Salomon. In addition, Salomon believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete view of the process underlying its analyses set forth in the opinion and the Salomon Report. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. With regard to the comparable public company analysis and the comparable acquisition analysis summarized above, Salomon selected comparable public companies on the basis of various factors, including the size of the public company and similarity of the line of business; however, no public company or transaction utilized as a comparison is identical to GranCare, Evergreen or the Merger. Accordingly, an analysis of the foregoing is not

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

mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the acquisition or public trading value of the comparable companies and transactions to which GranCare, Evergreen and the Merger are being compared.

     In performing its analyses, Salomon made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of GranCare and Evergreen. Any estimates contained in such analyses are not necessarily indicative of actual past or future results or values, which may be significantly more or less than such estimates. Actual values will depend upon several factors, including events affecting the long-term care industry, general economic, market and interest rate conditions and other factors which generally influence the price of securities.

     Salomon is an internationally recognized investment banking firm and regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes. The GranCare Board of Directors selected Salomon to act as its financial advisor on the basis of Salomon's international reputation and Salomon's familiarity with GranCare, Evergreen and the long-term care industry. In the ordinary course of its business, Salomon actively trades the securities of GranCare and Evergreen for Salomon's own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


     Pursuant to a letter agreement dated May 1, 1995, between GranCare and Salomon, Salomon agreed to act as financial advisor to GranCare in connection with the Merger. GranCare paid Salomon $100,000 upon the execution of such letter agreement and $400,000 upon the delivery of the fairness opinion. GranCare has agreed to also pay Salomon an amount equal to 0.50% (approximately $978,255) of the total proceeds and other consideration paid or received or to be paid or received (including liabilities assumed) in connection with the Merger. GranCare also agreed to reimburse Salomon for its out-of-pocket expenses, including fees and disbursements of counsel, and to indemnify Salomon and its affiliates, their respective directors, officers, partners, agents and employees and each person, if any, controlling Salomon or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, relating to, or arising out of, its engagement.


     As noted under the caption "THE MERGER -- Reasons for the Merger; Recommendations of the Boards of Directors", the fairness opinion of Salomon was only one of many factors considered by the GranCare Board of Directors in determining to approve the Merger Agreement.

     SMITH BARNEY. Smith Barney has acted as a financial advisor to GranCare in connection with the Merger. In connection with such engagement, GranCare requested that Smith Barney evaluate the fairness, from a financial point of view, to GranCare of the consideration to be paid by GranCare in the Merger. On May 2, 1995, at a meeting of the Board of Directors of GranCare held to evaluate the proposed Merger, Smith Barney rendered an oral opinion (subsequently confirmed by delivery of a written opinion dated such date) to the Board of Directors of GranCare to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio was fair, from a financial point of view, to GranCare.

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of GranCare and certain senior officers and other representatives and advisors of Evergreen concerning the businesses, operations and prospects of GranCare and Evergreen. Smith Barney examined certain publicly available business and financial information relating to GranCare and Evergreen as well as certain financial forecasts and other data for GranCare and Evergreen which were provided to Smith Barney by the respective managements of GranCare and Evergreen, including information relating to certain strategic implications and operational benefits anticipated from the Merger. Smith Barney reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the GranCare Common Stock and Evergreen Common Stock; the historical and projected earnings of GranCare and Evergreen; and the capitalization and financial condition of GranCare and Evergreen. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions recently

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effected that Smith Barney considered comparable to the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose businesses Smith Barney considered comparable to those of GranCare and Evergreen. Smith Barney also evaluated the potential pro forma financial impact of the Merger on GranCare. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate to arrive at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with Smith Barney, the managements of GranCare and Evergreen advised Smith Barney that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of GranCare and Evergreen as to the future financial performance of GranCare and Evergreen and the strategic implications and operational benefits anticipated from the Merger. Smith Barney assumed, with the consent of the Board of Directors of GranCare, that the Merger will be treated as a "pooling of interests" in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Smith Barney's opinion relates to the relative values of GranCare and Evergreen. Smith Barney did not express any opinion as to what the value of the GranCare Common Stock actually will be when issued pursuant to the Merger or the price at which the GranCare Common Stock will trade subsequent to the Merger. In addition, Smith Barney did not make or obtain an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of GranCare or Evergreen nor did Smith Barney make any physical inspection of the properties or assets of GranCare or Evergreen. Smith Barney was not asked to consider, and its opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for GranCare or the effect of any other transaction in which GranCare might engage. In addition, although Smith Barney evaluated the Exchange Ratio from a financial point of view, Smith Barney was not asked to and did not recommend the specific consideration payable in the Merger. No other limitations were imposed by GranCare on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED MAY 2, 1995, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX C AND IS INCORPORATED HEREIN BY REFERENCE. GRANCARE SHAREHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND HAS BEEN PROVIDED SOLELY FOR THE USE OF THE BOARD OF DIRECTORS OF GRANCARE IN ITS EVALUATION OF THE MERGER, DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR RELATED TRANSACTIONS AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion to the Board of Directors of GranCare, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analyses or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to GranCare, Evergreen, industry performance, general business, economic, market

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and financial conditions and other matters, many of which are beyond the control of GranCare and Evergreen. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     Comparable Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of GranCare, Evergreen and the following selected companies in the long-term care industry which Smith Barney considered to be most comparable to GranCare and
Evergreen: Advocat, Inc.; Beverly Enterprises, Inc.; The Hillhaven Corporation; Living Centers of America, Inc.; National Healthcare L.P.; and Regency Health Services, Inc. (the "Group I Companies"). Smith Barney compared market values as multiples of latest 12 months and estimated calendar 1995 and 1996 net income, and adjusted market values as multiples of latest 12 months EBITDAR. The range of multiples of latest 12 months net income, estimated calendar 1995 and 1996 net income and latest 12 months net revenue and EBITDAR of the Group I Companies were as follows: (i) latest 12 months net income: 15.7x to 27.2x (with a mean of 20.1x and a median of 19.7x); (ii) estimated calendar 1995 and 1996 net income:
11.3x to 20.4x (with a mean of 15.4x and a median of 14.4x) and 9.7x to 16.9x (with a mean of 13.0x and a median of 12.4x), respectively; (iii) latest 12 months net revenue: 1.1x to 1.5x (with a mean of 1.3x and a median of 1.2x); and
(iv) latest 12 months EBITDAR: 7.6x to 8.7x (with a mean of 8.2x and a median of 8.4x). The multiples of latest 12 months net income, estimated calendar 1995 and 1996 net income and latest 12 months net revenue and EBITDAR of GranCare were 11.6x, 11.5x, 10.0x, 1.0x and 8.0x, respectively. The multiples of latest 12 months net income, estimated calendar 1995 and 1996 net income and latest 12 months net revenue and EBITDAR of Evergreen were 32.2x, 15.4x, 12.7x, 1.9x and 9.6x, respectively.

     Smith Barney analyzed similar market values and trading multiples of GranCare, Evergreen, the Group I Companies and the following additional selected companies in the long-term care industry: Arbor Healthcare Company; Concord Health Group, Inc.; Genesis Health Ventures, Inc.; Healthcare Retirement Corp.; Horizon Healthcare Corporation; Integrated Health Services, Inc.; Manor Care Inc.; Mariner Health Group, Inc.; Multicare Companies, Inc.; Summit Care Corporation; Sun Healthcare Group, Inc.; and Vencor, Inc. (the "Group II Companies" and, together with the Group I Companies, the "Comparable Companies"). The range of multiples of latest 12 months net income, estimated calendar 1995 and 1996 net income and latest 12 months net revenue and EBITDAR of the Comparable Companies were as follows: (i) latest 12 months net income:
11.6x to 32.2x (with a mean of 21.2x and a median of 20.3x); (ii) estimated calendar 1995 and 1996 net income: 11.3x to 22.0x (with a mean of 16.0x and a median of 15.5x) and 9.7x to 17.7x (with a mean of 13.3x and a median of 12.7x), respectively; (iii) latest 12 months net revenue: 1.0x to 2.8x (with a mean of 1.7x and a median of 1.6x); and (iv) latest 12 months EBITDAR: 7.6x to 13.5x (with a mean of 9.4x and a median of 8.8x).

     Smith Barney also compared debt to capitalization ratios, profit margins, historical revenue growth and projected earnings per share ("EPS") growth of the Comparable Companies with those of GranCare and Evergreen. Net income and EPS projections for the Comparable Companies were analyzed based on estimates of selected investment banking firms, and net income and EPS projections for GranCare and Evergreen were based on internal estimates of the respective managements of GranCare and Evergreen. All multiples were based on closing stock prices on May 1, 1995.

     Comparable Merger and Acquisition Analysis. Using publicly available information, Smith Barney analyzed, among other things, the implied equity and adjusted transaction multiples paid in the following selected merger and acquisition transactions in the long-term care industry: Vencor, Inc./
The Hillhaven Corporation; Living Centers of America, Inc./The Brian Center Corporation; The Hillhaven Corporation/Nationwide Care, Inc.; Horizon Healthcare Corporation/PeopleCARE Heritage Centers; TheraTX, Inc./PersonaCare, Inc.; Regency Health Services, Inc./Care Enterprises, Inc.; The Multicare Companies, Inc./Providence Healthcare Inc.; Mariner Health Group, Inc./Pinnacle Care Corporation; Sun Healthcare Group, Inc./The Mediplex Group, Inc.; Integrated Health Services, Inc./Central Park Lodges, Inc.; Genesis Health Ventures, Inc./Meridian Healthcare Group; Horizon Healthcare Corporation/Greenery

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

Rehabilitation Group, Inc.; and Living Centers of America, Inc./Vari-Care, Inc. (collectively, the "Comparable Transactions"). Smith Barney compared equity values as multiples of, among other things, latest 12 months net income, and adjusted transaction values (equity value, plus total debt, less cash, plus rents capitalized at 12.5%) as multiples of latest 12 months revenue and EBITDAR. All multiples for the Comparable Transactions were based on information available at the time of announcement of such transaction. The mean and median multiples of latest 12 months net income, revenue and EBITDAR for the Comparable Transactions were as follows: (i) net income: a mean of 19.98x and a median of 17.23x; (ii) revenue: a mean of 1.59x and a median of 1.41x; and (iii) EBITDAR: a mean of 9.20x and a median of 9.62x.

     No company, transaction or business used in the comparable company and comparable merger and acquisition transactions analyses as a comparison is identical to GranCare, Evergreen or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or public trading value of the comparable companies or the business segment or company to which they are being compared.

     Discounted Cash Flow Analysis. Smith Barney performed a discounted cash flow analysis of the projected free cash flow of Evergreen for the fiscal years ended June 30, 1996 through 2000, based upon certain operating and financial assumptions, forecasts and other information provided by the management of Evergreen and, assuming, among other things, discount rates of 13%, 15% and 17% and terminal multiples of EBITDAR of 7.0x to 10.0x. This analysis resulted in equity valuation reference ranges for Evergreen of approximately $141 million to $292 million, or approximately $11.22 to $23.24 per share, assuming no cost savings anticipated from the Merger were achieved, and approximately $167 million to $330 million, or approximately $13.28 to $26.27 per share, assuming cost savings anticipated from the Merger were achieved.

     Contribution Analysis. Smith Barney analyzed the respective contributions of GranCare and Evergreen to, among other things, the revenue, EBITDAR, EBITDA and net income of the combined company for the fiscal years 1995 through 1997, based on projections provided by the respective managements of GranCare and Evergreen. This analysis indicated that (i) in fiscal year 1995, GranCare would contribute approximately 77.9% of revenue, 70.9% of EBITDAR, 75.1% of EBITDA and 68.9% of net income, and Evergreen would contribute approximately 22.1% of revenue, 29.1% of EBITDAR, 24.9% of EBITDA and 31.1% of net income; (ii) in fiscal year 1996, GranCare would contribute approximately 78.1% of revenue, 70.2% of EBITDAR, 73.6% of EBITDA and 66.1% of net income, and Evergreen would contribute approximately 21.9% of revenue, 29.8% of EBITDAR, 26.4% of EBITDA and 33.9% of net income; and (iii) in fiscal year 1997, GranCare would contribute approximately 77.8% of revenue, 70.0% of EBITDAR, 73.1% of EBITDA and 64.0% of net income, and Evergreen would contribute approximately 22.2% of revenue, 30.0% of EBITDAR, 26.9% of EBITDA and 36.0% of net income. Based on a closing sale price of GranCare Common Stock on May 1, 1995, Evergreen would constitute approximately 29.4% of the total enterprise value of the combined company. Immediately following consummation of the Merger, shareholders of GranCare and Evergreen would own approximately 63.3% and 36.7%, respectively, of the combined company.

     Pro Forma Merger Analysis. Smith Barney analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected EPS of GranCare for the fiscal years ended 1995 through 1999. Based on projections provided by the managements of GranCare and Evergreen, the results of the pro forma merger analysis suggested that the Merger would be dilutive to GranCare's EPS in fiscal year 1995 and accretive in fiscal years 1996 through 1999, assuming cost savings anticipated from the Merger were achieved. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Exchange Ratio Analysis. Smith Barney reviewed and analyzed the historical ratio of the daily closing prices of GranCare Common Stock to Evergreen Common Stock based on various averages during the one-year and two-year periods preceding the public announcement of the Merger. The exchange ratios of the daily closing price of one share of GranCare Common Stock to one share of Evergreen Common Stock ranged from a low of 0.393 to a high of 0.865 over the periods analyzed, as compared to the Exchange Ratio of 0.775 of a share.

     Other Factors and Comparative Analysis. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of: (i) the historical and projected financial results of GranCare and Evergreen; (ii) the history of trading prices for the GranCare Common Stock and the Evergreen Common Stock; and
(iii) the pro forma ownership of the combined company.


     Pursuant to the terms of Smith Barney's engagement, GranCare paid Smith Barney $100,000 upon the execution of the engagement letter and $400,000 upon delivery of the fairness opinion. GranCare has also agreed to pay Smith Barney a fee in an amount equal to 0.50% (approximately $978,255) of the total consideration (including liabilities assumed) payable in connection with the Merger. GranCare also has agreed to reimburse Smith Barney for travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement.


     Smith Barney has advised GranCare that, in the ordinary course of business, it may actively trade the securities of GranCare and Evergreen for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Smith Barney is a nationally recognized investment banking firm and was selected by GranCare based on Smith Barney's experience and expertise. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

OPINIONS OF EVERGREEN'S FINANCIAL ADVISORS

     In December 1994, Evergreen retained Chicago Dearborn and McDonald to serve as its exclusive financial advisors to provide financial advisory and investment banking services in connection with any transaction or series of transactions whereby, directly or indirectly, control or a material interest in the stock or assets of Evergreen were transferred for consideration. Pursuant to an engagement letter with Chicago Dearborn and McDonald, Evergreen agreed to pay to each of Chicago Dearborn and McDonald a financial advisory fee of 0.45% of the "transaction value" of the Merger, as defined in the engagement letter, which is payable upon consummation of the Merger. Evergreen has paid $100,000 to each of Chicago Dearborn and McDonald for rendering the opinions described below, which payments will be credited against the financial advisory fee payable to these firms upon consummation of the Merger. Evergreen has also agreed to reimburse Chicago Dearborn and McDonald for reasonable out-of-pocket expenses and to indemnify Chicago Dearborn and McDonald for certain liabilities relating to or arising out of services provided as financial advisors to Evergreen.


     CHICAGO DEARBORN. Chicago Dearborn was retained by Evergreen to evaluate the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Evergreen. At the May 2, 1995 meeting of Evergreen's Board of Directors, Chicago Dearborn delivered to the Board its oral opinion to the effect that, as of such date and based on the matters described therein, the Exchange Ratio was fair to the shareholders of Evergreen from a financial point of view. Chicago Dearborn subsequently confirmed its May 2, 1995 oral opinion by delivery of its written opinion dated as of the date of this Joint Proxy Statement/Prospectus. In rendering its written opinion, Chicago Dearborn performed updated valuation analyses which employed the appropriate valuation methodologies described below.


     In connection with its opinion, Chicago Dearborn, among other things, (i) reviewed certain publicly available financial statements and other information of Evergreen and GranCare; (ii) reviewed certain internal financial statements and other financial and operating data concerning Evergreen and GranCare prepared by the managements of Evergreen and GranCare, respectively; (iii) reviewed certain financial projections prepared by the managements of Evergreen and GranCare, respectively; (iv) discussed with management of Evergreen and GranCare the businesses, operations and prospects of both companies, independently and combined; (v) reviewed the stock prices and trading histories of Evergreen and GranCare; (vi) reviewed the exchange ratio implied by historical stock prices of Evergreen and GranCare;
(vii) reviewed the contribution by Evergreen and GranCare to pro forma combined revenue, operating profit, pretax income and net income; (viii) reviewed the valuations of publicly traded companies which it deemed comparable to Evergreen and GranCare; (ix) compared the financial terms of the Merger and other transactions which it deemed relevant; (x) prepared discounted cash flow analyses of Evergreen and GranCare; (xi) reviewed the Merger Agreement and certain related documents; and (xii) performed such other analyses as it deemed appropriate.

     In connection with its opinion, Chicago Dearborn relied without independent verification on the accuracy and completeness of all financial and other information that was publicly available or provided to it by Evergreen and GranCare and assumed no responsibility to independently verify any of such financial and other information. Furthermore, Chicago Dearborn did not obtain any independent evaluation or appraisal of the properties or assets of Evergreen or GranCare, nor was Chicago Dearborn furnished with any such evaluations or appraisals, nor did Chicago Dearborn assume any responsibility to make or obtain any such evaluations or appraisals. With respect to the financial forecasts of Evergreen and GranCare that Chicago Dearborn reviewed, Chicago Dearborn assumed that such forecasts were reasonably prepared by management of Evergreen and GranCare based upon the best estimates and judgments of Evergreen and GranCare management as to the future financial performance of their respective companies. Chicago Dearborn also assumed that the Merger will be treated as a "pooling of interests" in accordance with generally accepted accounting principles and as a tax free reorganization for federal income tax purposes. Chicago Dearborn analyzed the relative values of Evergreen and GranCare, and Chicago Dearborn expressed no opinion as to the value of the common stock of Evergreen or GranCare or as to what the value of the GranCare Common Stock will be when issued to Evergreen shareholders in the Merger or as to the price at which GranCare Common Stock will trade subsequent to the Merger. The opinion is necessarily based upon market, economic, and other conditions that existed and could be evaluated as of the date of the opinion, and on information available to Chicago Dearborn as of such date. This includes the process which was undertaken whereby Chicago Dearborn and McDonald contacted other strategic entities with which Evergreen might have considered a transaction. In its analysis, Chicago Dearborn noted that following the Merger the shareholders of Evergreen would own, in the aggregate, approximately 41% of the stock of the Surviving Entity and that in this sense the transaction represents a merger between equals.

     The following paragraphs summarize the most significant quantitative and qualitative analyses performed by Chicago Dearborn in arriving at its opinion and reviewed with the Evergreen Board of Directors, but does not purport to be a complete description of the analyses performed by Chicago Dearborn. The information presented below is based on the financial condition of Evergreen and GranCare as of a date or dates shortly before the Merger Agreement was executed on May 2, 1995, and stock price information through the close of the market on April 28, 1995.

     Stock Price and Trading History. Chicago Dearborn reviewed the daily trading activity, including price and volume statistics, of Evergreen and GranCare for the most recent twelve months since April 28, 1994. With respect to Evergreen, it was noted that, since April 28, 1994, the daily closing prices of the Evergreen Common Stock ranged from a high of $14.50 on May 6, 1994 to a low of $9.38 on November 29, 1994. With respect to GranCare, it was noted that, since April 28, 1994, the daily closing prices of the GranCare Common Stock ranged from a high of $21.88 on September 1, 1994, to a low of $14.88 on March 21, 1995. Additionally, Chicago Dearborn reviewed selected commentary of research analysts at different points in the trading histories of Evergreen Common Stock and GranCare Common Stock.

     Exchange Ratio Analysis. Chicago Dearborn reviewed the exchange ratio of shares of GranCare Common Stock per share of Evergreen Common Stock implied by the daily closing prices of Evergreen and GranCare Common Stock within the last twelve months since April 28, 1994. It was noted that the average implied exchange ratio within the last three months since January 30, 1995 was 0.774 with a high of 0.833 on March 20, 1995 and a low of 0.699 on March 28, 1995. It was also noted that the average implied exchange ratio within the last six months since October 31, 1994 was 0.687, with a high of 0.833 on March 20, 1995 and a low of 0.540 on November 29, 1994. It was further noted that the average implied exchange ratio within the last twelve months since April 28, 1994 was 0.634, with a high of 0.833 on March 20, 1995 and a low of 0.467 on June 29, 1994.

     Chicago Dearborn reviewed the premium represented by the Exchange Ratio compared to the exchange ratios implied by the closing prices as of April 28, 1995 and four weeks prior on March 28, 1995. Such premiums were 0.5% and 10.8%, respectively. Additionally, Chicago Dearborn reviewed the premium represented by the Exchange Ratio compared to exchange ratios implied by the historical closing prices for the latest one, three, six and twelve months since April 28, 1994 and on April 28, 1995. Such premiums ranged between 0.2% and 22.3%.

     Comparable Companies Analysis. Chicago Dearborn compared certain financial data and multiples of income statement parameters accorded to other publicly-traded companies deemed to be comparable to Evergreen. Financial data compared included market capitalization, total capitalization (adjusted to capitalize operating leases), revenues, operating income, net income, earnings per share, operating margin, net margin and projected earnings per share growth rate. Multiples compared included total capitalization to EBITDAR, total capitalization to EBITR, price per share to (i) latest twelve months EPS, (ii) estimated 1995 calendarized EPS, and (iii) estimated 1996 calendarized EPS. Companies deemed to be comparable to Evergreen include Advocat, Inc., Beverly Enterprises, Inc., GranCare, Inc., The Hillhaven Corporation, Living Centers of America, Inc., Manor Care, Inc., National HealthCorp L.P., Regency Health Services, Inc. and Retirement Care Associates, Inc. (the "Comparable Companies"). Chicago Dearborn also reviewed similar public market valuation parameters for companies providing skilled nursing and subacute care, including Arbor Healthcare Company, Genesis Health Ventures, Inc., Healthcare & Retirement Corporation, Horizon Healthcare Corporation, Integrated Health Services, Inc., Mariner Health Group, Inc., Multicare Companies, Inc., Summit Care Corporation and Sun Healthcare Group, Inc. Chicago Dearborn believed the Comparable Companies to be more representative of Evergreen's business than these skilled nursing and subacute care providers.

     Based on the average and median total capitalization to LTM EBITDAR multiples of 8.5x for the Comparable Companies, the implied Evergreen equity value per share was $11.87. Based on the average and median market capitalization to estimated 1995 calendarized EPS of 15.4x and 15.2x, respectively, for the Comparable Companies, Evergreen's implied equity value per share was $12.63 and $12.46, respectively. Based on the average and median market capitalization to estimated 1996 calendarized EPS of 13.1x and 12.8x, respectively, for the Comparable Companies, Evergreen's implied equity value per share was $12.18 and $11.90, respectively.

     Comparable Transactions Analysis. Chicago Dearborn analyzed publicly available information for thirteen pending or completed transactions within the long-term care industry which it deemed comparable to the Merger (the "Comparable Transactions"). In examining these transactions, Chicago Dearborn analyzed each transaction's total capitalization (adjusted to capitalize operating leases) relative to latest twelve month revenues, EBITR, EBITDAR, as well as total assets and total owned/leased beds. Further, each transaction's market capitalization was analyzed relative to the target's latest twelve month net income and cash flow, as well as to its then-current book value.

     Based on the average and median total capitalization to LTM EBITDAR multiples of 10.3x and 10.4x, respectively, for the Comparable Transactions, the implied Evergreen equity value per share was $17.21 and $17.50, respectively. Based on the average and median market capitalization to latest twelve months EPS of 19.7x and 19.1x, respectively, for the Comparable Transactions, Evergreen's implied equity value per share was $14.58 and $14.13, respectively. Based on the average and median market capitalization to owned/leased beds of 48.5x and 41.8x (000s omitted), respectively, for the Comparable Transactions, Evergreen's implied equity value per share was $11.98 and $8.51, respectively.

     Discounted Cash Flow Analysis. Chicago Dearborn conducted a discounted cash flow analysis to estimate the present value of the stand-alone unlevered free cash flows that GranCare and Evergreen are expected to generate in accordance with scenarios developed based upon financial projections prepared by the managements of GranCare and Evergreen and certain variants thereof. To arrive at valuations of GranCare and Evergreen, Chicago Dearborn discounted the unlevered (before interest expenses) after-tax cash flows that resulted from the aforementioned assumptions using a range of discount rates of 11.0% to 14.0%. This range was based on the weighted average cost of capital for certain companies in the long-term care industry. Evergreen's unlevered after-tax cash flows were calculated as the after-tax operating earnings of Evergreen's base business plus after-tax earnings (on a pro forma basis) from its minority equity interests in Alternative Living Services ("ALS"), plus projected depreciation and amortization, plus or minus net changes in non-cash working capital, minus projected capital expenditures. The present value of these cash flows was added to the terminal value of Evergreen in the year 1999, discounted back at the same discount rates. The terminal value was computed by multiplying (i) Evergreen's projected EBIT from its base business case in the calendar year 1999 by terminal multiples ranging from 6.0x to 9.0x, and (ii) Evergreen's projected after-tax earnings from its minority investment in ALS by terminal multiples ranging from
12.0 to 15.0x. Chicago Dearborn used corresponding formulas to arrive at calculations for GranCare's unlevered after-tax cash flows and terminal value. The discounted cash flow valuation indicated a reference range for Evergreen of between $15.93 and $18.42 per share and for GranCare of between $17.83 and $23.15 per share, before considering the value of free cash flows resulting from expected cost savings and other potential synergies.

     Contribution Analysis. Chicago Dearborn compared the relative contribution of Evergreen and GranCare to pro forma combined revenue, operating income and net income for the latest twelve month period ended March 31, 1995 on an historical basis and for the calendar years 1995 and 1996 on a projected basis. It was noted that: (i) Evergreen would have contributed approximately 25.1% of revenue, 24.9% of operating income and 37.9% of net income for the latest twelve months ended March 31, 1995 while GranCare would have contributed approximately 74.9% of revenue, 75.1% of operating income and 62.1% of net income for the latest twelve months ended March 31, 1995; (ii) Evergreen would contribute 22.5% of revenue, 23.5% of operating income and 30.6% of net income for calendar year 1995 while GranCare would contribute 77.5% of revenue, 76.5% of operating income and 69.4% of net income for calendar year 1995; and (iii) Evergreen would contribute 21.3% of revenue, 22.5% of operating income and 29.4% of net income for calendar year 1996 while GranCare would contribute 78.7% of revenue, 77.5% of operating income and 70.6% of net income for calendar year 1996.

     Pro Forma Merger Analysis. Chicago Dearborn analyzed certain pro forma effects resulting from the Merger, including the effect of the consummation of the Merger, assuming the Exchange Ratio, on the earnings per share of GranCare Common Stock following the Merger. It was noted that, in addition to other factors, the value of these synergies was an important consideration in arriving at its opinion that the Exchange Ratio pursuant to the Merger was fair from a financial point of view to the holders of Evergreen Common Stock. The actual operating results or financial position achieved by the combined company may vary from the projected results, and the variations may be material.

     The preparation of fairness opinions involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such opinions are not readily susceptible to summary description. In arriving at its opinion, Chicago Dearborn did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Chicago Dearborn believes its analyses must be considered as a whole and that considering any portion of such analyses and current factors could create a misleading or incomplete view of the process underlying its opinion. In its analysis, Chicago Dearborn made numerous assumptions with respect to industry performance, general business and other conditions and matters, many of which are beyond the control of Evergreen and GranCare. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. No company or transaction used in the above analyses is directly comparable to Evergreen, GranCare or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or companies to which they are being compared.

     Chicago Dearborn was retained based on its experience as a financial advisor in connection with mergers and acquisitions, as well as its investment banking relationship and familiarity with Evergreen. In October of 1992, Chicago Dearborn acted as financial advisor to Evergreen Healthcare Ltd. in connection with its acquisition of a controlling interest in National Heritage, Inc. In June of 1993, Chicago Dearborn acted as financial advisor to Evergreen in connection with the capitalization of Healthcare Resources I, L.P., a limited partnership formed by Evergreen to invest in Forum Group, Inc. Also, Chicago Dearborn acted as a co-manager in Evergreen's public offering of 3.3 million shares of Evergreen Common Stock in June of 1994. In May 1995, Chicago Dearborn served as placement agent for ALS in connection with its $20 million equity financing.


     Chicago Dearborn is an investment banking firm that is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities and other purposes.


     MCDONALD. McDonald was retained by Evergreen to evaluate the fairness, from a financial point of view, of the Exchange Ratio to the shareholders of Evergreen. On May 2, 1995, McDonald delivered to the Board of Directors of Evergreen its oral opinion to the effect that, as of that date and based upon and subject to certain matters stated therein, the Exchange Ratio was fair, from a financial point of view, to the shareholders of Evergreen. McDonald subsequently confirmed its May 2, 1995 oral opinion by delivery of a written opinion dated as of the date of this Joint Proxy Statement/Prospectus. In rendering its written opinion, McDonald performed updated valuation analyses which involved the relevant valuation methodologies described below.


     In arriving at its opinion, McDonald reviewed the financial terms of the Merger Agreement and met with certain senior officers, directors and other representatives and advisors of Evergreen and certain senior officers and other representatives and advisors of GranCare to discuss the business, operations and prospects of Evergreen and GranCare. McDonald examined certain publicly available business and financial information relating to Evergreen and GranCare as well as certain financial forecasts and other data for Evergreen and GranCare which were provided to McDonald by Evergreen and GranCare. McDonald reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of Evergreen Common Stock; the earnings and book value per share of Evergreen and GranCare; and the capitalization and financial condition of Evergreen and GranCare. McDonald also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which McDonald considered comparable to the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations McDonald considered comparable to the operations of Evergreen and GranCare. In addition to the foregoing, McDonald conducted such other analyses and examinations and considered such other financial, economic and market criteria as McDonald deemed necessary to arrive at its opinion. McDonald noted that its opinion was necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to McDonald as of the date of its opinion.

     In rendering its opinion, McDonald assumed and relied, without independent verification, upon the accuracy and completeness of the financial and other information publicly available or furnished to or otherwise discussed with McDonald. With respect to financial forecasts and other information provided to or otherwise discussed with McDonald, McDonald assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Evergreen and GranCare as to the expected future financial performance of Evergreen and GranCare. McDonald's opinion relates to the relative values of Evergreen and GranCare. McDonald did not express any opinion as to what the value of the GranCare Common Stock will be when issued to Evergreen shareholders pursuant to the Merger or the price at which the GranCare Common Stock will trade or otherwise be transferable subsequent to the Merger. In addition, McDonald did not make or obtain any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Evergreen or GranCare nor did McDonald make any physical inspection of the properties or assets of Evergreen or GranCare nor did McDonald assume any responsibility to make or obtain any of the foregoing. In addition, although McDonald evaluated the financial terms of the Merger, McDonald was not asked to and did not recommend the specific consideration to be paid by GranCare in the Merger.

     In preparing its opinion to the Board of Directors of Evergreen, McDonald performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying McDonald's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, McDonald did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, McDonald believes that its analyses must be considered as a whole and selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, McDonald made numerous assumptions with respect to Evergreen and GranCare, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Evergreen and GranCare. The estimates contained in such analyses are not necessarily indicative of actual values or predicative of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     Selected Companies Analysis. McDonald reviewed and compared selected actual and estimated financial, operating and stock market information for Evergreen and GranCare in comparison with Arbor Health Care Company, Advocat Inc, Beverly Enterprises, Genesis Health Ventures Inc., Integrated Health Services, Inc., Living Centers of America, Inc., Multicare Co., Inc., Mariner Health Group Inc., and Sun Healthcare Group, Inc. (collectively, the "Selected Comparable Companies"). Such analysis indicated that (A) leveraged market capitalization as a multiple of latest twelve-month ("LTM") revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") ranged from 0.6x to 1.9x, 7.1x to 22.5x, and 9.3x to 26.0x, respectively, with medians of 1.2x, 10.2x and 13.7x, for the Selected Comparable Companies (i) as compared to corresponding multiples for Evergreen of 1.2x, 11.1x and 14.7x, and (ii) as compared to corresponding multiples for Grancare of 0.8x, 7.5x and 9.4x; (B) market price as a multiple of LTM earnings, estimates of 1995 earnings and estimates of 1996 earnings ranged from 15.3x to 37.5x, 12.1x to 17.1x and 10.2x to 14.1x, respectively, with medians of 20.3x, 15.6x and 12.8x, for the Selected Comparable Companies (based on consensus analysts' earnings estimates) (i) as compared to corresponding multiples for Evergreen of 18.1x, 15.7x and 12.3x (based on analysts' estimates of fully-taxed calendarized 1995 and 1996 earnings and the closing price of Evergreen Common Stock on May 1, 1995 of $13.00) and (ii) as compared to corresponding multiples for GranCare of 15.4x, 11.7x and 9.9x (based on analysts' estimates and the closing price of GranCare Common Stock on May 1, 1995 of $16.625); and (C) market capitalization as a multiple of book value as of the latest available balance sheet data ranged from 1.5x to 11.5x with a median of 3.3x for the Selected Comparable Companies (i) as compared to the corresponding multiple of 3.3x for Evergreen and (ii) as compared to the corresponding multiple of 3.1 for Grancare.

     No company, transaction or business used in the selected company and selected transactions analyses as a comparison is identical to Evergreen, GranCare or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and the factors that could affect the acquisition or public trading value of the comparable companies or the business segment or company to which they are being compared.


     Selected Transactions Analysis. McDonald reviewed and analyzed selected financial and operating information relating to transactions involving long-term health care companies since December 1993. Such analyses indicated that based on the closing prices of Evergreen Common Stock and GranCare Common Stock of $13.00 and $16.625 as of May 1, 1995, respectively, aggregate levered consideration of these transactions as a multiple of LTM sales, EBITDA and EBIT ranged from 1.4x to 3.6x, 12.6x to 27.0x and 5.0x to 34.9x, respectively, with medians of 1.7x, 14.5x and 25.8x, respectively, and averages of 2.0x, 17.1x and 18.3x, respectively, as compared to corresponding multiples of (i) 1.1x, 11.0x and 9.6x, respectively, based on Evergreen's calendarized 1994 financial results,
(ii) 1.0x, 7.7x and 9.6x, respectively, based on management's estimates of Evergreen's calendarized 1995 financial results and (iii) 1.0x, 6.6x and 8.0x, respectively, based on management's estimates of Evergreen's 1996 calendarized financial performance.

     Pro Forma Merger Analysis. McDonald reviewed certain financial information (including estimates of potential synergies and cost savings) for the pro forma combined entity resulting from the Merger based on internal financial analyses and forecasts for Evergreen and GranCare prepared by their respective managements. Such analysis indicated that, based on the Exchange Ratio and based on management's earnings estimates, the Merger would be accretive to GranCare's earnings per share in 1995, 1996 and 1997 so long as the estimated cost savings and synergies were realized in the amounts and at the times estimated.

     Contribution Analysis. McDonald reviewed certain historical and estimated future operating and financial information (including, among other things, sales, EBITDA and pretax income) for Evergreen, GranCare and the pro forma combined entity resulting from the Merger. Such analysis indicated that Evergreen's contribution to sales, EBITDA and pretax income of the pro forma combined entity resulting from the Merger (i) would have been 23.2%, 21.1% and 35.9%, based on calendarized 1994 financial results for each of Evergreen and GranCare, (ii) would be 22.1%, 24.9% and 30.8% based on calendarized 1995 estimates of financial performance for each of Evergreen and GranCare prepared by their respective managements and (iii) would be 22.1%, 26.0% and 32.0% based on calendarized 1996 estimates of financial performance for each of Evergreen and GranCare prepared by their respective managements. In addition, based on the respective prices of Evergreen and GranCare Common Stock of $13 and $16 5/8 respectively, at May 1, 1995, Evergreen's market capitalization and levered market capitalization represented 40.2% and 29.8%, respectively, of the combined market capitalization and levered market capitalization of Evergreen and GranCare.


     Historical Stock Trading Analysis. McDonald reviewed and compared the historical stock price performance of each of Evergreen and GranCare. This analysis showed that during the period from April 28, 1994 through May 1, 1995, Evergreen Common Stock traded at a low price of $9.38 and a high price of $14.50 and that for the same time period, GranCare Common Stock traded at a low price of $14.88 and a high price of $21.88.


     Other Analysis. McDonald analyzed available information regarding current institutional holdings of Evergreen and GranCare and pro forma institutional holdings of common stock of the pro forma combined entity resulting from the Merger.

     McDonald has advised Evergreen that, in the ordinary course of business, it may actively trade the equity securities of Evergreen for its own account or for the account of its customers, and accordingly, may at any time hold a long or short position in such securities.


     McDonald is a nationally recognized investment banking firm and was selected by Evergreen based on McDonald's experience and expertise. In June of 1993, McDonald acted as financial advisor to Evergreen in connection with the capitalization of Healthcare Resources I, L.P., a limited partnership formed by Evergreen to invest in Forum Group, Inc. McDonald also acted as a co-manager in Evergreen's public offering of 3.3 million shares of Evergreen Common Stock in June of 1994. In May 1995, McDonald served as placement agent for ALS in connection with its $20 million equity financing. McDonald regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placement and valuations for estate, corporate and other purposes.


INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Boards of Directors of GranCare and Evergreen with respect to the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain members of management of GranCare and Evergreen and the Boards of Directors of GranCare and Evergreen have interests in the Merger that are in addition to the interests of shareholders of GranCare and Evergreen generally.


     Payments Pursuant to Severance Agreements. On February 1, 1994, Evergreen entered into Severance Protection and Non-Competition Agreements ("Severance Agreements") with each of William G. Petty, Jr., Donald D. Finney, Keith J. Yoder and John W. Kneen, each of whom is an Evergreen executive officer. Pursuant to the Severance Agreements, these Evergreen executive officers are entitled to certain payments if their employment is terminated in connection with a "change in control" as defined in the Severance Agreements. GranCare has agreed to pay each of Messrs. Petty, Finney, Yoder and Kneen the payment contemplated by their respective Severance Agreement following the Effective Time. These severance payments, which will be based upon base salary and bonus amounts earned in the fiscal year ending June 30, 1995, would have been $505,731 payable to Mr. Petty, $300,743 payable to Mr. Finney, $190,782 payable to Mr. Yoder and $171,650 payable to Mr. Kneen, based on their respective salaries and bonuses for the fiscal year ended June 30, 1994. In addition, pursuant to the Severance Agreements, Evergreen Options held by these four Evergreen executive officers will vest and become immediately exercisable at the Effective Time and GranCare will be obligated to continue for a period of twelve months, at its expense, the medical, disability and life insurance benefits enjoyed by these Evergreen executives prior to the Effective Time.


     Employment Agreements. It is anticipated that following the Merger, GranCare and each of Mr. Finney and Mr. Yoder will enter into employment agreements providing for a base salary, bonus and other benefits as mutually agreed to by such individuals and GranCare.

     Evergreen Option Plans. As provided in the Merger Agreement, by virtue of the Merger, all Evergreen Options outstanding at the Effective Time, whether or not then exercisable, will be assumed by GranCare and become exercisable for shares of GranCare Common Stock. Each Evergreen Option assumed by GranCare will be exercisable upon the same terms and conditions as under the applicable Evergreen Option Plan (with appropriate adjustments to the number of shares and the exercise price to reflect the Exchange Ratio) and applicable option agreements issued thereunder, and GranCare will assume the Evergreen Option Plans for such purposes. Pursuant to the Merger Agreement, at and after the Effective Time: (i) each Evergreen Option assumed by GranCare may be exercised solely for GranCare Common Stock; (ii) the number of shares of GranCare Common Stock subject to each Evergreen Option will be equal to the product of (A) the number of shares of Evergreen Common Stock subject to the original Evergreen Option immediately prior to the Effective Time times (B) the Exchange Ratio; and
(iii) the per share exercise price for such Evergreen Option will be equal to
(C) the per share exercise price under such Evergreen Option immediately prior to the Effective Time divided by (D) the Exchange Ratio.


     As of June 16, 1995, employees (or former employees) of Evergreen held Evergreen Options to purchase an aggregate of 287,315 shares of Evergreen Common Stock at a weighted average price of $8.43 per share (at exercise prices ranging from $1.25 to $10.00 per share). Approval of the Merger Agreement by the shareholders of GranCare will constitute shareholder approval of the assumption by GranCare of the rights and obligations of Evergreen under the Evergreen Option Plans and of the amendment of such plans to provide for, among other things, the conversion at the Effective Time of each outstanding Evergreen Option into an option to purchase shares of GranCare. See "Terms of the Merger Agreement and Related Transactions -- Manner and Basis of Converting Shares, Options and Warrants."



     Board of Directors of the Combined Company. Pursuant to the Merger Agreement, GranCare has agreed, as of the Effective Time, to cause the Board of Directors of GranCare to consist of the following nine members: Gene E. Burleson, Charles M. Blalack, Robert L. Parker, Antoinette Hubenette, Joel S. Kanter, Ronald G. Kenny, William G. Petty, Jr., Edward B. Regan and Gary U. Rolle. If any of Robert L. Parker, Ronald G. Kenny or William G. Petty, Jr. (the "Evergreen Representatives") is unable or unwilling to serve as a director of GranCare at the Effective Time, such individual or individuals shall be replaced by an individual or individuals designated by the Board of Directors of Evergreen provided that such nominees are approved by the Board of Directors of GranCare. Following the Effective Time and continuing through the 1997 Annual Meeting of Shareholders of GranCare, if any vacancy on the Board of Directors of GranCare arises with respect to any Evergreen Representative (or any other individual or individuals selected by the Board of Directors of Evergreen or by such individuals or their successors as a replacement director), any nominee selected to fill such vacancy shall be nominated on behalf of the GranCare Board of Directors by a majority vote of the remaining Evergreen Representatives provided that such nominees are approved by the Board of Directors of GranCare. At the 1996 and 1997 Annual Meetings of Shareholders of GranCare, the Board of Directors of GranCare shall use good faith efforts to cause the GranCare Board of Directors to consist of no more than eight members, including three Evergreen Representatives. See "MANAGEMENT AND OPERATIONS OF THE COMBINED COMPANIES FOLLOWING THE MERGER."

     Indemnification. Under the terms of the Merger Agreement, GranCare and Evergreen, jointly and severally, shall insure and guarantee that the provisions with respect to indemnification by Evergreen and its subsidiaries with respect to present and former directors, officers, employees or agents (the "Indemnified Parties"), as set forth in the respective Articles of Incorporation or Bylaws of Evergreen and its subsidiaries or pursuant to other agreements (including any insurance policies), shall survive the Merger, shall not be amended, repealed or modified in any manner as to adversely affect the rights of such Indemnified Parties and shall continue in full force and effect for a period of at least six years from the Effective Time.

     Employee Benefit Plans. Under the terms of the Merger Agreement, the Evergreen employee benefit plans which are in effect at the date of the Merger Agreement shall remain in effect immediately following the Effective Time. GranCare and Evergreen have agreed to cooperate in coordinating their respective employee benefit plans and have agreed that any Evergreen employee benefit plan may be terminated after the Effective Time, to the extent reasonably comparable benefits, considered in the aggregate, are made available to employees of Evergreen under one or more employee benefit plans of GranCare or its subsidiaries.


     Evergreen's Financial Advisors. Evergreen has paid fees and incurred contingent obligations to Chicago Dearborn and McDonald in connection with the Merger. Evergreen has agreed to pay to each of Chicago Dearborn and McDonald a financial advisory fee of 0.45% of the "transaction value" of the Merger (as defined in the letter agreements with each of Chicago Dearborn and McDonald) payable upon consummation of the Merger. Evergreen estimates that the "transaction value" will be approximately $205,555,000, which will result in a fee payable to each of Chicago Dearborn and McDonald of approximately $925,000 upon consummation of the Merger. In addition, Chicago Dearborn and McDonald served as the managing underwriters to Evergreen in connection with its 1994 public offering of 3.3 million shares of Evergreen Common Stock. Chicago Dearborn served as financial advisor to Evergreen Healthcare Ltd. in connection with its acquisition of approximately 58% of the outstanding Evergreen Common Stock in October 1992. Chicago Dearborn and McDonald acted as financial advisors to Evergreen in connection with the capitalization of a limited partnership formed in 1993 to invest in Forum Group, Inc. In addition, Chicago Dearborn and McDonald served as placement agents for ALS in connection with its $20 million equity financing in May 1995. During the last two years, Evergreen and ALS have paid fees and commissions (excluding fees paid in connection with the Merger) aggregating approximately $930,000 and $1,726,000 to Chicago Dearborn and McDonald, respectively. See "THE MERGER -- Opinions of Financial Advisors."


     GranCare's Financial Advisors. GranCare has paid fees and incurred contingent obligations to Salomon and Smith Barney in connection with the Merger. See "THE MERGER -- Opinions of Financial Advisors."

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a "pooling of interests" business combination for financial reporting purposes. Consummation of the Merger is contingent upon GranCare and Evergreen receiving an opinion from each of GranCare's independent auditors, Ernst & Young LLP, and Evergreen's independent auditors, KPMG Peat Marwick LLP, that the Merger, if consummated in accordance with the terms of the Merger Agreement, will qualify as a "pooling of interests" for financial reporting purposes in accordance with generally accepted accounting principles. Under the "pooling of interests" accounting method, (i) the recorded historical cost basis of the assets, liabilities and shareholders' equity of both GranCare and Evergreen will be carried forward and combined to become the reported values of the merged company and (ii) financial statements of GranCare issued subsequent to the consummation of the Merger will be restated to include the combined financial position, results of operations and cash flows for GranCare and Evergreen for all periods presented therein, using historical balances. Certain events, including certain transactions with respect to GranCare Common Stock or Evergreen Common Stock by affiliates of GranCare or Evergreen, respectively, may prevent the Merger from qualifying as a pooling of interests for accounting and financial presentation purposes. See "THE MERGER -- Resales of GranCare Common Stock; Affiliates." See "TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS -- Conditions to the Merger."

CERTAIN FEDERAL TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations relevant to the exchange of shares of Evergreen Common Stock for Merger Shares and the assumption by GranCare of the Evergreen Option Plans and of each outstanding option and warrant to acquire Evergreen Common Stock and the conversion thereof into Merger Options. In particular, this discussion addresses the tax consequences of the Merger generally applicable to holders of Evergreen Common Stock and to the holders of Evergreen Options. This discussion does not deal with all federal income tax considerations that may be relevant to particular holders of Evergreen Common Stock and to holders of each outstanding option and warrant to acquire Evergreen Common Stock in light of their particular circumstances, such as holders who do not hold their shares of Evergreen Common Stock as capital assets, foreign persons or persons who acquired their shares in compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Merger (whether or not such transactions are undertaken in connection with the Merger), including, without limitation, any transaction in which shares of Evergreen Common Stock are acquired or any shares of GranCare Common Stock are disposed of. Further, no foreign, state or local tax considerations are addressed herein. ACCORDINGLY, HOLDERS OF EVERGREEN COMMON STOCK AND HOLDERS OF EACH OUTSTANDING OPTION AND WARRANT TO ACQUIRE EVERGREEN COMMON STOCK ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.


     This discussion is consistent with opinions of Brobeck, Phleger & Harrison, counsel to GranCare, and Rogers & Hardin, counsel to Evergreen, which are expected to be delivered as conditions precedent to the consummation of the Merger (collectively, the "Exhibit Opinions"). The Exhibit Opinions, the forms of which are attached as Exhibit 8.1 and 8.2, respectively, to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, will be based on and will be subject to certain qualifications and assumptions as noted therein. Evergreen shareholders should be aware that this discussion and the Exhibit Opinions will be based upon counsel's interpretation of the Code, applicable Treasury regulations, judicial authority and administrative rulings and practices, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger.



     The Exhibit Opinions are expected to include opinions that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, that each of GranCare, GWAC, and Evergreen will be a party to the reorganization within the meaning of Section 368(b) of the Code and that no gain or loss will be recognized by a shareholder of Evergreen as a result of the Merger with respect to the Evergreen Common Stock converted solely into GranCare Common Stock. Subject to the limitations and qualifications referred to herein, the Merger's treatment for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code will generally have the following consequences for federal income tax purposes:


          (a) no gain or loss will be recognized by holders of Evergreen Common Stock upon their receipt in the Merger solely of GranCare Common Stock in exchange therefor;

          (b) the aggregate basis for tax purposes of the GranCare Common Stock received in the Merger will be the same as the aggregate basis of the Evergreen Common Stock surrendered in exchange therefor; and

          (c) the holding period of the GranCare Common Stock received in the Merger will include the period for which the Evergreen Common Stock surrendered in exchange therefor was held, provided that the Evergreen Common Stock is held as a capital asset as of the Effective Date.

     Even if the Merger is treated for federal income tax purposes as a tax-free reorganization, a recipient of GranCare Common Stock could recognize gain to the extent that such common stock was considered by the Internal Revenue Service ("IRS") to be received in exchange for property or services (other than solely Evergreen Common Stock). All or a portion of such gain may be taxable as ordinary income. Gain could also have to be recognized to the extent that an Evergreen Common Stock holder was treated by the IRS as receiving (directly or indirectly) consideration in addition to GranCare Common Stock in exchange for his or her Evergreen Common Stock. Cash received by a holder of Evergreen Common Stock in lieu of a fractional interest in GranCare Common Stock will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the holder's basis allocable to such fractional share interest. Such gain or loss will be capital gain or loss if Evergreen Common Stock is held by the holder as a capital asset as of the Effective Time.

     Evergreen Common Stock holders should be aware that the Exhibit Opinions will not bind the IRS and that the IRS is therefore not precluded from successfully asserting a contrary opinion. In addition, as noted earlier, all of the tax opinions are subject to certain assumptions, including but not limited to the accuracy of certain representations made by GranCare and Evergreen and their affiliates.

     Pursuant to Treasury Regulations promulgated under Section 368 of the Code, a reorganization under Section 368 requires a continuing interest in the enterprise on the part of the persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. To satisfy the continuity of interest requirement, Evergreen shareholders must not, pursuant to a plan or intent existing on or prior to the Effective Date, dispose of or transfer so much of either (i) their Evergreen Common Stock in anticipation of the Merger or
(ii) the GranCare Common Stock to be received in the Merger (collectively "Planned Dispositions"), such that Evergreen shareholders, as a group, would no longer have a significant equity interests in the Evergreen business being conducted by GranCare after the Merger. Evergreen shareholders will generally be regarded as having a significant equity interest as long as the number of shares of GranCare Common Stock received in the Merger less the number of shares subject to Planned Dispositions (if any) represents, in the aggregate, a substantial portion of the entire consideration received by the Evergreen shareholders in the Merger. Based on the terms of the Affiliate Letters (as defined herein) and certain assumptions contained in the Exhibit Opinions, the continuity of interest requirement should be satisfied.


     The conversion incident to the Merger of the Evergreen Options granted in connection with the performance of services into the Merger Options will not result in the recognition of income, gain or loss for federal income tax purposes by the holders of the Evergreen Options.


     A successful IRS challenge to the tax-free reorganization treatment of the Merger (as a result of a failure of the continuity of interest or otherwise) would result in the Evergreen shareholders recognizing taxable gain or loss with respect to each share of Evergreen Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as of the Effective Date, of the GranCare Common Stock received in exchange therefor. In such event, a shareholder's basis in the GranCare Common Stock so received would equal its fair market value and the holding period for such stock would begin the day after the Effective Date.

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division and specified waiting period requirements have been satisfied. On June 2, 1995,

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


GranCare and Evergreen each filed notification and report forms under the HSR Act with the FTC and the Antitrust Division. The waiting period will expire on July 2, 1995, unless extended by the FTC or unless early termination of the waiting period is granted by the FTC. Although the FTC has not taken any action to extend the waiting period, there can be no assurance that the consummation of the Merger will not be delayed by virtue of the HSR Act. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws that it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of GranCare or Evergreen. At any time before or after the Effective Time, and notwithstanding the termination of the HSR Act waiting period, any state could take such action it deems necessary or desirable under applicable state antitrust laws. Such action could include (i) seeking to enjoin the consummation of the Merger, (ii) seeking divestiture of Evergreen by GranCare or (iii) seeking the divestiture of certain businesses of GranCare or Evergreen by GranCare. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.


     Under applicable law, Evergreen may be required to give notification to various state and federal governmental entities of the Merger and apply for new licenses and permits. Evergreen believes that it will be able to obtain any such licenses upon application therefor in the ordinary course of business. GranCare and Evergreen are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable federal and state securities laws.

     GranCare and Evergreen are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable federal and state securities laws.

RESALES OF GRANCARE COMMON STOCK; AFFILIATES

     The GranCare Common Stock to be issued to the Evergreen shareholders pursuant to the Merger Agreement will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of Evergreen within the meaning of Rule 145 under the Securities Act. Shares of GranCare Common Stock received by persons who are deemed to be Evergreen affiliates may be resold by such persons only in transactions permitted by the resale provisions of Rule 145 (permitting limited sales under certain circumstances) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Evergreen generally include individuals or entities that, directly or indirectly through one or more intermediaries, control, are controlled by or are under common control with Evergreen and may include certain officers, directors and principal shareholders of Evergreen. All Evergreen shareholders who may be deemed to be affiliates of Evergreen will be so advised prior to the Effective Date of the Merger.

     It is a condition to GranCare's obligation to consummate the Merger that GranCare receive a letter from each affiliate of Evergreen prior to the Effective Time (each, an "Affiliate Letter"), pursuant to which Affiliate Letter each such Evergreen affiliate shall undertake not to make any sale of GranCare Common Stock received upon consummation of the Merger in violation of the Securities Act or the rules and regulations promulgated thereunder. Generally this will require that such sales be made in accordance with Rule 145(d) under the Securities Act, which in turn requires that, for specified periods, such sales be made in compliance with the volume limitations, manner of sale provisions and current information requirements of Rule 144 under the Securities Act. The volume limitations should not pose any material limitations on any Evergreen shareholder who owns less than one percent of GranCare's outstanding Common Stock after the Merger unless, pursuant to Rule 144, such shareholder's shares are required to be aggregated with those of another shareholder.

     In addition, the Affiliate Letter will require each affiliate of Evergreen not to sell, exchange, transfer, pledge, dispose of or otherwise reduce his risk relative to shares of GranCare Common Stock (except under certain limited circumstances) until such time as financial results covering at least 30 days of combined operations of GranCare and Evergreen after the Effective Date of the Merger have been filed or published by GranCare. The certificates evidencing GranCare Common Stock issued to affiliates pursuant to the Merger Agreement will bear a legend summarizing the foregoing restrictions unless the affiliate has furnished to

GranCare an affidavit to the effect that such affiliate meets certain exemptive provisions of Rule 145 of the Act.

     Persons who are not affiliates of Evergreen may sell their GranCare Common Stock without restrictions and without the necessity to deliver this Joint Proxy Statement/Prospectus.


DISSENTERS' RIGHTS


     Under the GBCC, dissenters' rights are not available (unless otherwise provided in a corporation's articles of incorporation, and Evergreen's Restated Articles of Incorporation do not so provide): (i) if the shares of the corporation are listed on a national securities exchange or held of record by more than 2,000 shareholders, and shareholders by the terms of the merger or consolidation are not required to accept in exchange for their shares anything other than shares of stock of the surviving or resulting corporation, or shares of stock of any other corporation listed on a national securities exchange or held of record by more than 2,000 stockholders, other than cash in lieu of fractional shares of stock; or (ii) in a merger if the corporation is the surviving corporation and no vote of its shareholders thereon is required. Under the GBCC, the Evergreen shareholders are not entitled to dissenters' rights with respect to the Merger.


     Under the CGCL, with respect to certain reorganizations, appraisal rights are only available if, among other things: (i) the shares of the corporation are not either (A) listed on any national securities exchange or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and proper notice is given to shareholders; provided that this provision (i) does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided further that this provision does not apply to any class of shares described above in (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class; and (ii) the shares were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (x) were not voted in favor of the reorganization or, (y) if described in subpart (A) or (B) of provision (i) above (without regard to the provisos therein), were voted against the reorganization, or were held of record on the effective date of a short form merger; provided however, that subpart (A) rather than subpart (B) of this subsection (ii) applies in any case in which approval was sought by written consent rather than at a meeting. Accordingly, under the CGCL, the GranCare shareholders are entitled to dissenters' rights with respect to the Merger, if such shareholder is a holder of restricted shares or if demands for payment are filed with respect to 5 percent or more of the outstanding shares.



     THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO DISSENTERS' RIGHTS UNDER THE CGCL AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF CHAPTER 13 OF THE CGCL ATTACHED AS APPENDIX F AND INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO CONSULT LEGAL COUNSEL WITH RESPECT TO DISSENTERS' RIGHTS.



     Under Chapter 13 of the CGCL, if a corporation calls a shareholder meeting at which a plan of reorganization to which such corporation is a party is to be voted upon, the notice of the meeting must inform each shareholder of the right to dissent and must include a copy of Chapter 13 of the CGCL and a brief description of the procedure to be followed under such sections. This Joint Proxy Statement/Prospectus constitutes such notice. ANY SHAREHOLDER WHO WISHES TO EXERCISE SUCH DISSENTERS' RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW THE CGCL CAREFULLY BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS UNDER THE CGCL.



     The Merger Agreement must be approved by the holders of a majority of the outstanding shares of GranCare Common Stock. Shareholders who elect to exercise dissenters' rights must satisfy each of the following conditions: (i) such holders must file with GranCare, before the taking of the vote with respect to the Merger, notice of their intention to demand payment of the fair value of their shares (this written notice must be in addition to and separate from any vote against the Merger; neither voting against nor a failure to vote for the Merger will constitute such a notice); and (ii) such holders must vote against the Merger. Shareholders who fail to comply with either of these conditions will have no dissenters' rights with respect to their shares.

     All written notices should be addressed to: GranCare, Inc., One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346, Attention: General Counsel, and should be executed by, or with the consent of, the holder of record. The notice must identify the shareholder and indicate the intention of such shareholder to demand payment of the fair value of his or her shares. The notice should state the shareholder's name as it appears on his or her certificates.



     After a vote approving the Merger, and assuming the Merger is to be consummated, GranCare must give written notice that the Merger has been approved within 10 days to each shareholder who filed a written notice of intent to demand payment for such shareholder's shares and who did not vote in favor of the Merger. Such notice shall specify the procedure to be followed if the shareholder desires to exercise such shareholder's dissenters' rights, a statement of the price determined by the corporation to represent the fair market value of dissenting shares and a copy of Chapter 13 of the CGCL. In order to receive the fair value of his or her shares, a dissenting shareholder must, within 30 days after the date of such notice from GranCare, submit such shareholder's certificates to GranCare at its principal office or at the office of any transfer agent. After a valid demand for payment and the related certificates are received, GranCare must remit within 30 days to each dissenting shareholder who has complied with the above-referenced requirements the amount agreed to by GranCare and the shareholder to be the fair value of that shareholder's shares.



     If GranCare and the shareholder fail to agree upon whether the shares are dissenting shares or the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares, but not thereafter, may file a complaint in the superior court of the proper county requesting that the court determine whether such shares are dissenting shares or the fair market value of the dissenting shares or both. The court shall thereafter determine the issues or appoint one or more impartial appraisers to determine the fair market value of the shares.



     The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers appointed by the court, will be assessed as the court considers equitable, unless the court determines that the appraisal price exceeds the price offered by the corporation, in which case the corporation shall pay the costs.



              MANAGEMENT AND OPERATIONS OF THE COMBINED COMPANIES

                              FOLLOWING THE MERGER

GENERAL

     After the consummation of the Merger, Evergreen will be a wholly-owned subsidiary of GranCare. It is intended that, upon consummation of the Merger, substantially all of the employees of Evergreen will continue as employees of Evergreen. The integration of GranCare and Evergreen effected by the Merger may result in the consolidation of certain facilities or changes in the operations of the companies following the Effective Time, although there are no specific plans to effect any such changes at the present time.

     Once the Merger is consummated, GWAC will cease to exist as a corporation, and all of the business, assets, liabilities and obligations of GWAC will be merged into Evergreen with Evergreen remaining as the surviving corporation. Pursuant to the Merger Agreement, the Articles of Incorporation and the Bylaws of GWAC as in effect immediately prior to the Effective Time will become the Articles of Incorporation and Bylaws of Evergreen, the surviving corporation. The directors of GWAC in office immediately prior to the Effective Time will be the directors of Evergreen. The officers of GWAC in office immediately prior to the Effective Time will be the officers of Evergreen.

BOARD OF DIRECTORS AFTER THE MERGER

     Prior to the Effective Time, the Board of Directors of GranCare will take all action necessary to cause the full Board of Directors of GranCare, at and immediately after the Effective Time, to consist of the following nine directors: Gene E. Burleson, Charles M. Blalack, Robert L. Parker, Antoinette Hubenette, M.D., Joel S. Kanter, Ronald G. Kenny, William G. Petty, Jr., Edward
V. Regan and Gary U. Rolle. Gene E. Burleson will continue to serve as Chairman of the GranCare Board of Directors and the Board of Directors of GranCare

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

will take all necessary action to cause William G. Petty, Jr. to be elected as Vice Chairman of the GranCare Board of Directors.

     Immediately prior to the Effective Time, the GranCare Board of Directors shall take all action necessary to cause Mr. Petty to be elected as a member of the Nominating Committee of the GranCare Board, Mr. Kenny to be elected as a member of the Audit Committee of the GranCare Board of Directors and Mr. Parker to be elected as a member of the Compensation Committee of the GranCare Board of Directors. All other members of the various committees of the GranCare Board of Directors will remain the same.


     Following the Effective Time and continuing through the 1997 Annual Meeting of Shareholders of GranCare, any vacancy on the Board of Directors of GranCare arising among Messrs. Parker, Kenny or Petty and any nominee selected to fill a director position occupied by any of the foregoing individuals will be nominated on behalf of the GranCare Board of Directors, filled or selected by a majority vote of the remaining Evergreen Representatives and approved by the Board of Directors of GranCare. At the 1996 and 1997 Annual Meetings of Shareholders of GranCare the Board of Directors of GranCare will use good faith efforts to cause the Board of Directors to consist of no more than eight members.


     Biographical information with respect to the current and proposed additional directors of GranCare is set forth below.


     Charles M. Blalack, age 68, became a Director of GranCare in March 1989. From March 1993 to the present, Mr. Blalack has been Chairman and Chief Executive Officer of Blalack & Company, a member of the National Association of Securities Dealers ("NASD"). From September 1969 to March 1993, Mr. Blalack was Chairman of the Board and Chief Executive Officer of Blalack-Loop, Incorporated, a member of the NASD and a registered investment advisor. Mr. Blalack was a director of Beverly Enterprises, the largest operator of long-term care facilities in the United States, from 1964 to 1975 and he currently serves on the board of directors of Advanced Micro Devices, Inc., which is a publicly held company.


     Gene E. Burleson, age 54, became Chairman of the Board of GranCare in January 1994 and has served as Chief Executive Officer of GranCare since December 1990. Previously, Mr. Burleson served as President and Director of GranCare since October 1989. From 1974 to September 1989, Mr. Burleson was employed by American Medical International, Inc., a provider of healthcare services, where from early 1988 to March 1989 he served as President while continuing his role as Chief Operating Officer, a position he assumed in 1986. Prior to serving as President of the parent company, Mr. Burleson served for nine years as President and Chief Executive Officer of American Medical International -- European Operations. Mr. Burleson currently serves on the board of directors of Deckers Outdoor Corporation, a publicly held company, and Integrated Voice Solutions, Inc.

     Antoinette Hubenette, M.D., age 46, became a Director of GranCare in April 1992. Dr. Hubenette is a medical doctor who specializes in internal medicine and geriatric care. Since 1982, Dr. Hubenette has been a partner with the Medical Group of Beverly Hills.

     Joel S. Kanter, age 38, became a Director of GranCare in December 1990. From 1986 to the present, Mr. Kanter has been the President of Windy City, Inc., and from 1988 to February 27, 1995 he served as a consultant to Walnut Capital Corporation, a closely held investment management and advisory firm. From February 27, 1995 to the present, Mr. Kanter has served as the President of Walnut Capital Corporation and Walnut Financial Services. Prior to 1986, Mr. Kanter was Managing Director of the Investors' Washington Service, an investment advisory company specializing in providing advice to institutional clients about the impact of federal legislative and regulatory decisions on debt and equity markets. Mr. Kanter serves on the board of directors of six other publicly held companies, I-Flow Corp., Alamar BioSciences, Inc., MEDCROSS, Inc., Concept Technologies, Inc., Walnut Financial Services and Clean America Corporation and several privately held companies.


     Ronald G. Kenny, age 39, has served as a Director of Evergreen since June 1993 and as Vice President -- Finance of Huizenga Capital Management, Inc., a privately held investment management company, since 1990. From 1989 to 1990, Mr. Kenny served as Manager -- Financial Operations of Datronic Rental

Corporation, a public syndicator of partnerships. Mr. Kenny was a Director of National Heritage Inc. ("NHI") from October 1992 to June 1993.


     Robert L. Parker, age 61, has served as Chairman of the Board of Directors of Omega Healthcare Investors, Inc. since March 1992 and was a Managing Director of Omega Capital, Ltd., a private health care investment fund ("Omega Capital"), from 1986 to 1992. From 1972 through 1983, Mr. Parker was a senior officer of Beverly Enterprises. At the time of his retirement in 1983, Mr. Parker was Executive Vice President of Beverly Enterprises. Mr. Parker is a registered architect, licensed in California and Oklahoma.


     William G. Petty, age 49, has served as Chairman of the Board of Directors, President and Chief Executive Officer of Evergreen, since June 30, 1993. He served as Chairman of the Board, Chief Executive Officer and President of NHI from October 1992 to June 1993. He has served as President and Chief Executive Officer of EHL, an affiliate of Evergreen that operates 16 long-term care facilities, since 1988, and has been a Managing Director of Omega Capital since 1986.

     Edward V. Regan, age 65, became a Director of GranCare in January 1994. From 1979 to 1993, Mr. Regan served as New York State Comptroller. From 1992 to the present, Mr. Regan has been associated with the Jerome Levy Economics Institute, a non-partisan research center generating public policy alternatives through the study of economics. Mr. Regan is a member of the U.S. Competitiveness Policy Council. From 1988 to 1992, Mr. Regan was an adjunct professor at New York University's Stern Graduate School of Business. Mr. Regan currently serves on the board of directors of the Oppenheimer Fund.

     Gary U. Rolle, age 53, became a Director of GranCare in February 1994. From 1983 to the present, Mr. Rolle has been the Executive Vice President and Chief Investment Officer of Transamerica Investment Services, a subsidiary of Transamerica, a financial services company. Mr. Rolle is currently the Chairman and President of Transamerica Income Shares, Chief Investment Officer of Transamerica Occidental Life and Transamerica Insurance & Annuity and Vice President of Transamerica California Tax Free Fund and Transamerica High Yield Tax Free Fund. Mr. Rolle currently serves on the board of directors of Transamerica Occidental Life, Transamerica Life Insurance & Annuity, Transamerica Assurance, Transamerica Cash Reserve, Transamerica Realty Services, Arbor Life Insurance and Separate Account Funds B & C.

CERTAIN RELATIONSHIPS


     Robert L. Parker, who as an Evergreen Representative will be elected to the GranCare Board of Directors at the Effective Time of the Merger, is currently Chairman of the Board of Directors of Omega Healthcare Investors, Inc. ("Omega"), a creditor of GranCare. Upon the Effective Time of the Merger, Mr. Parker will resign as Chairman of the Board of Directors of Omega, but he will continue to serve as a director of Omega. Omega is the mortgagee under mortgages with respect to GranCare's facilities located in the state of Michigan. GranCare's indebtedness to Omega as of the date of this Joint Proxy Statement/Prospectus was approximately $58.8 million. During the years ended December 31, 1994, 1993 and for the last three months of 1992 GranCare made or accrued interest payments to Omega totalling approximately $8.0 million, $7.7 million and $1.9 million, respectively. Mr. Parker beneficially owns no shares of GranCare Common Stock.

             TERMS OF THE MERGER AGREEMENT AND RELATED TRANSACTIONS

EFFECTIVE TIME OF THE MERGER

     The Merger Agreement provides that the Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of California in accordance with the CGCL. It is anticipated that if the Merger Agreement is approved and adopted at the GranCare Special Meeting and the Evergreen Special Meeting and all other conditions of the Merger have been fulfilled or waived, the Effective Time will occur at the time of filing the Certificate of Merger with the Secretary of State of the State of California or at such other time as GranCare and Evergreen shall have agreed upon and designated in such filing as the Effective Time.

     Upon consummation of the Merger, Evergreen, as a wholly-owned subsidiary of GranCare, will for the foreseeable future continue to operate as a separate company using "Evergreen Healthcare, Inc." as its corporate name.

MANNER AND BASIS OF CONVERTING SHARES, OPTIONS AND WARRANTS

CONVERSION OF EVERGREEN COMMON STOCK INTO GRANCARE COMMON STOCK


     At the Effective Time, all outstanding shares of Evergreen Common Stock will be converted into the right to receive an aggregate of approximately 9,672,806 shares of GranCare Common Stock (or 0.775 of a share of GranCare Common Stock for each share of Evergreen Common Stock) based on the number of shares of Evergreen Common Stock outstanding as of June 16, 1995.



     Based upon the number of shares of GranCare Common Stock outstanding as of June 16, 1995 and assuming that an aggregate of 9,672,806 Merger Shares are issued to Evergreen shareholders in the Merger, 23,791,343 shares of GranCare Common Stock (assuming none of the Evergreen Options are exercised) will be outstanding immediately after the Effective Time, of which approximately 40.7% will be held by the former holders of Evergreen Common Stock.


     No fractional shares will be issued by GranCare in the Merger. In lieu of any such fractional shares, each holder of Evergreen Common Stock who would otherwise have been entitled to a fractional share of GranCare Common Stock upon surrender of certificates for exchange will be paid an amount in cash (without interest) equal to such holder's proportionate interests in the net proceeds from the sale or sales in the open market by American Stock Transfer and Trust Company, as registrar and transfer agent (the "Exchange Agent"), on behalf of all such holders, of aggregate fractional shares of the GranCare Common Stock issued pursuant to the Merger Agreement. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of GranCare Common Stock delivered to the Exchange Agent by GranCare over (ii) the aggregate number of full shares of GranCare Common Stock to be distributed to holders of Evergreen Common Stock (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Evergreen Common Stock, shall sell the Excess Shares at the prevailing prices on the NYSE. The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. GranCare shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former shareholders of Evergreen, the Exchange Agent will hold such proceeds in trust for such former shareholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former shareholders of Evergreen in lieu of any fractional interests, the Exchange Agent shall make available in accordance with the Merger Agreement such amounts to such former shareholders.

     In lieu of establishing the Fractional Securities Fund, the Exchange Agent may, at the direction of GranCare, pay any cash amounts due to the former shareholders of Evergreen directly from cash made available to the Exchange Agent by GranCare for such purpose.

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

EVERGREEN OPTIONS

     As of May 2, 1995, employees (or former employees) and directors of Evergreen held Evergreen Options to purchase an aggregate of 287,315 shares of Evergreen Common Stock at various exercise prices and subject to various vesting schedules. In addition, Evergreen has granted to a former executive officer of Evergreen, in connection with the settlement of litigation, warrants to purchase 60,000 shares of Evergreen Common Stock at an exercise price of $5.00 per share. The Evergreen Warrants may be exercised by the holder thereof at any time prior to June 30, 1996.

     Pursuant to the Merger Agreement, each Evergreen Option (including the Evergreen Warrants), whether or not vested or exercisable, shall be assumed by GranCare and converted into Merger Options. As soon as practicable after the Effective Time, GranCare shall enter into an assumption agreement with respect to the Evergreen Option Plans, which will convert the outstanding Evergreen Options into the right to acquire shares of GranCare Common Stock on the same terms and conditions as contained in the outstanding Evergreen Options (subject to any adjustments required by the Merger Agreement). Pursuant to the Merger Agreement, each such Evergreen Option will be exercisable for 0.775 of a share of GranCare Common Stock for each share of Evergreen Common Stock underlying such Evergreen Option, at a price per share equal to the aggregate exercise price for the shares of Evergreen Common Stock subject to such Evergreen Option divided by the number of full shares of GranCare Common Stock deemed to be purchasable thereunder. After the Effective Time, GranCare does not intend to grant any options under any of the Evergreen Option Plans. The shares of GranCare Common Stock that may be purchased upon exercise of such Evergreen Option shall not include any fractional shares and, upon the last such exercise of such Evergreen Option, a cash payment shall be made for any fractional shares based upon the per share average of the highest and lowest sale price of the GranCare Common Stock as reported on the NYSE on the date of such exercise. In the case of any Evergreen Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code, the option price, the number of shares purchasable pursuant to such Evergreen Option and the terms and conditions of exercise of such Evergreen Option shall be in a manner that complies with Section 424 of the Code. GranCare shall comply with the terms of the Evergreen Option Plans as they apply to the Evergreen Options assumed as set forth above including, but not limited to, provisions regarding changes of control that may apply with respect to the Merger.

     In the Merger, GranCare will assume both (i) the outstanding Evergreen Options, which cover an aggregate of 287,315 shares of Evergreen Common Stock (excluding the Evergreen Warrants) with a weighted average exercise price of $8.43 per share and which are held by employees, former employees or non-employee directors of Evergreen, and (ii) the Evergreen Option Plans under which those options were granted. There are three Evergreen Option Plans to be so assumed: the Evergreen 1993 Incentive Compensation Plan, under which there are currently outstanding options for 276,115 shares of Evergreen Common Stock, the 1994 Non-Employee Director Stock Option Plan under which there are outstanding options for 7,000 shares of Evergreen Common Stock, and the 1987 National Heritage, Inc. Stock Option Plan under which there are currently outstanding options for 4,200 shares of Evergreen Common Stock. Except with respect to options for 49,429 of the shares of Evergreen Common Stock outstanding under the Evergreen 1993 Incentive Compensation Plan, all options granted under the Evergreen Option Plans have an exercise price equal to the fair market value per share of Evergreen Common Stock on the grant date and have a maximum term ranging from 5 to 10 years measured from such grant date, subject to earlier termination following the optionee's cessation of service. The exercise price may be paid in cash, in shares of common stock or through a cashless-exercise program involving a same-day sale of the purchased shares. The options are non-assignable except upon death and generally become exercisable in installments over the optionee's period of service with Evergreen. Outstanding options under the 1993 Incentive Compensation Plan and the 1987 National Heritage Stock Option Plan may be either incentive stock options under the federal tax laws or non-statutory options, and all options under the 1994 Non-Employee Directors Stock Option Plan are non-statutory options. Although stock appreciation rights are authorized for issuance under the 1993 Incentive Compensation Plan, no such rights are currently outstanding.

     The 1993 Incentive Compensation Plan and the 1987 National Heritage Stock Option Plan are currently administered by the compensation committee of the Evergreen Board of Directors. After the Merger, those

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

plans will be administered by the compensation committee of the GranCare Board of Directors, with full power to interpret and administer the outstanding options assumed by GranCare thereunder; however, no additional option grants will be made under either of those plans. Option grants under the 1994 Non-Employee Director Stock Option Plan were made in accordance with the express terms of the plan document, and no further option grants will be made under that plan after the Merger.

     The 1993 Incentive Compensation Plan expressly provides that in the event Evergreen is merged or consolidated or effects a share exchange with another corporation (whether or not Evergreen is the surviving corporation) or in the event substantially all the assets or all of the outstanding Evergreen Common Stock is acquired by another corporation or in the event of a separation, reorganization or liquidation of Evergreen, the outstanding options under that plan will terminate unless assumed by the successor corporation.

EXCHANGE OF CERTIFICATES

     At the Effective Time, by virtue of the Merger and without any action on the part of any party, each share of Evergreen Common Stock outstanding immediately prior to the Effective Time (other than the treasury shares) shall be converted into the right to receive and become exchangeable for, the number of shares of GranCare Common Stock equal to the Exchange Ratio.

     Promptly after the Effective Time, the Exchange Agent shall cause to be mailed to all holders of record of Evergreen Common Stock at the closing contemplated by the Merger Agreement (the "Closing") a letter of transmittal with instructions to be used by the shareholders in surrendering certificates which, prior to the Merger, represented shares of Evergreen Common Stock in exchange for certificates representing Merger Shares.

     Upon the surrender of a certificate or instrument representing shares of Evergreen Common Stock to the Exchange Agent together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive in exchange therefor the whole number of Merger Shares and cash in lieu of any fractional Merger Shares to which the holders of the Evergreen Common Stock are entitled pursuant to the provisions of the Merger Agreement. In the event of a transfer of ownership of shares of Evergreen Common Stock that are not registered on the transfer records of Evergreen, the appropriate number of Merger Shares may be delivered to a transferee if the certificate is presented to the Exchange Agent, together with the related letter of transmittal, and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable transfer taxes have been paid.

     Until a certificate representing shares of Evergreen Common Stock has been surrendered to GranCare, each such certificate will be deemed at any time after the Effective Time to represent only the right to receive upon surrender the number of Merger Shares to which the securityholder is entitled under the Merger Agreement.

EMPLOYEE BENEFIT PLANS


     The Evergreen employee benefit plans that were in effect as of the date of the Merger Agreement shall remain in effect immediately following the Effective Time. GranCare and Evergreen will cooperate in coordinating their respective benefit plans. Any Evergreen employee benefit plan may be terminated after the Effective Time to the extent reasonably comparable benefits, considered in the aggregate, are made available to employees of Evergreen under one or more employee benefit plans of GranCare or any of its subsidiaries.


CONDUCT OF EVERGREEN'S AND GRANCARE'S BUSINESS PRIOR TO THE MERGER; NO SOLICITATION


     Evergreen and GranCare have agreed that until the Closing of the Merger, or the earlier termination of the Merger Agreement pursuant to the terms thereof, they will conduct their respective operations in the ordinary course of business and consistent in all material respects with past practice and will use reasonable efforts to preserve substantially intact their respective business organizations, and to keep available the services of their present officers, employees and consultants and to preserve their present relationships with customers, suppliers, payors and other persons with whom they have a significant business relationship.


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

     Among other limitations relating to the conduct of their business, Evergreen and GranCare have each agreed that without the other's prior written consent, or except as expressly contemplated by the Merger Agreement, neither Evergreen nor GranCare will, or will commit to: (a) amend its respective charter or bylaws; (b) declare, set aside or pay any dividend or other distribution or payment in cash, securities or property in respect of shares of their common stock; (c) make any direct or indirect redemption, retirement, purchase or other acquisition of any of their capital stock (except if required by written agreement existing as of the date of the Merger Agreement); (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of their outstanding shares of capital stock; (e) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, their capital stock or the capital stock of their subsidiaries, except that either may grant stock options to employees and consultants under its existing option plans and may issue shares of common stock upon the exercise of stock options outstanding on the date of the Merger Agreement pursuant to the terms thereof existing as of the date of the Merger Agreement or issued thereafter in accordance therewith;
(f) other than in the ordinary course of business and consistent with past practices incur any material indebtedness for borrowed money, except under credit facilities existing as of the date of the Merger Agreement and as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to such existing credit facilities; (g) waive, release, grant or transfer any rights of material value, except in the ordinary course of business; (h) except as otherwise provided in the Merger Agreement, merge or consolidate with any person or adopt a plan of liquidation or dissolution; (i) acquire (or enter into an agreement to acquire) any assets, stock or other interests of a third-party except for cash transactions involving total cash consideration in any individual transaction not in excess of $25 million or taking all such acquisitions in the aggregate, involving consideration not in excess of $25 million, and which are of a nature so as not to require a merger or consolidation with Evergreen or GranCare, respectively, or to cause the Registration Statement or the Joint Proxy Statement/Prospectus to need to be amended by GranCare; (j) transfer, lease, license, sell or dispose of a material portion of assets or any material assets, other than in the ordinary course of business and consistent with past practices; (k) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles; and (l) mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto.

     Evergreen and GranCare have each covenanted to use all reasonable efforts
(a) to give notice to third parties of the Merger, obtain required third-party consents, file notices of the Merger and obtain any authorizations, consents and approvals of governments and governmental agencies required for the consummation of the Merger, (b) to permit representatives of GranCare and Evergreen, respectively, access to their respective premises, properties, personnel, books, records, contracts and documents, and (c) to give prompt written notice to the other of any adverse development causing a breach of any of their respective representations and warranties in the Merger Agreement.


     GranCare and Evergreen have agreed not to solicit, initiate or knowingly encourage the submission of any proposal or offer from any person or entity relating to: (i) the sale of or tender offer for 20% or more of the outstanding shares of any capital stock of such entity; (ii) any sale, exchange, transfer or other disposition of 20% or more of the assets of such entity; (iii) any merger, consolidation, share exchange, business combination or similar transaction involving such entity (these transactions described in (i), (ii) and (iii) above referred to as a "Third Party Transaction"); (iv) any person, or any group formed for the purpose of affecting a Third Party Transaction, acquiring beneficial ownership or the right to acquire beneficial ownership of 20% or more of the then outstanding capital stock of such entity; or (v) any public announcement by such entity of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing with respect to such entity. Each party has agreed to notify the other party immediately of any proposal, offer, inquiry or contact relating to either of the foregoing, and to keep confidential any information it obtains relating to the other party and such other parties affiliates' businesses, or the negotiations surrounding the Merger, which information is not available to the public.

     GranCare, GWAC and Evergreen have agreed not to take any actions or omit to take any actions which would prevent the Merger from qualifying as a tax free reorganization pursuant to Section 368(a) of the Code or a business combination that may be accounted for as a "pooling of interests" for financial reporting purposes.

     Pursuant to the Merger Agreement, GranCare, GWAC and Evergreen have also agreed to use all reasonable efforts to satisfy the conditions to closing described in the Merger Agreement, and to take all action and to do all things necessary or desirable to consummate and make effective the Merger.

CONDITIONS TO THE MERGER


     The respective obligations of GranCare, GWAC and Evergreen to consummate the Merger are subject to the satisfaction or mutual waiver of a number of conditions, including, but not limited to the following: (a) the Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have been declared effective by the Commission; (b) all state securities laws or "blue sky" permits and authorizations necessary to issue the Merger Shares consideration and other securities of GranCare pursuant to the Merger and the transactions contemplated thereby shall have been obtained; (c) the shareholders of each of GranCare and Evergreen shall have approved the Merger; (d) no governmental authority or other agency, commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by the Merger Agreement; (e) the statutory waiting period with respect to the consummation of Merger under the HSR Act shall have expired or been earlier terminated; (f) the shares of GranCare Common Stock issuable to Evergreen's shareholders in the Merger shall have been authorized for listing on the NYSE; (g) all material federal, state, local and foreign governmental consents, approvals and filings required to permit the Merger shall have been received and any applicable waiting period shall have expired or been terminated without the imposition of conditions that are or would become applicable to Evergreen or its subsidiaries or GranCare or its subsidiaries and which would reasonably be anticipated to have a material adverse effect on the financial condition, results of operations, properties, business or immediate prospects of either Evergreen or GranCare; (h) the absence of any action or proceeding by or before any court or governmental authority, or determination by any government or governmental authority, which would require either GranCare or Evergreen to dispose of all or a material portion of the business or assets of GranCare and its subsidiaries, or Evergreen and its subsidiaries; and (i) GranCare and Evergreen shall have received written confirmation from each of Ernst & Young LLP and KPMG Peat Marwick LLP that "pooling of interests" accounting is available to GranCare with respect to the Merger.



     In addition, the obligation of Evergreen to consummate the Merger is further subject to the satisfaction or waiver of a number of conditions, including: (a) GranCare's performance of all of its obligations under the Merger Agreement; (b) the continued truth and accuracy in all material respects of the representations or warranties of GranCare set forth in the Merger Agreement; (c) the absence of any material adverse change (or development involving a prospective change) in the financial condition, results of operations, properties, business, or prospects of GranCare; (d) Evergreen's receipt of an officer's certificate certifying the fulfillment (or the waiver thereof by Evergreen) of the certain conditions set forth in the Merger Agreement; (e) GranCare's procurement of all material third party consents; (f) Evergreen's receipt of opinions of counsel to GranCare relating to certain corporate matters; (g) Evergreen's receipt of opinions of its counsel relating to certain tax matters; and (h) Evergreen's receipt of certain shareholder voting agreements from certain GranCare shareholders (see "GranCare Voting Agreements" below).



     The obligation of GranCare and GWAC to consummate the Merger is also subject to the satisfaction or waiver of a number of conditions, including: (a) Evergreen's performance of all of its obligations under the Merger Agreement;
(b) the continued truth and accuracy in all material respects of the representations or warranties of Evergreen set forth in the Merger Agreement;
(c) Evergreen's procurement of all material third party consents; (d) the absence of any material adverse change (or development involving a prospective change) in the financial condition, results of operations, properties, business, or prospects of Evergreen; (e) GranCare's receipt of an officer's certificate certifying the fulfillment of the certain conditions set forth in the Merger Agreement (or the waiver thereof by GranCare); (f) Evergreen's receipt of resignations, effective as of the Effective Time, of each director of Evergreen's Board of Directors; (g) GranCare's receipt of opinions of counsel to Evergreen relating to certain corporate matters; (h) GranCare's receipt of opinions of its counsel relating to certain tax matters; (i) GranCare's receipt of certain shareholder voting agreements from certain Evergreen shareholders holding in the aggregate in excess of 25% of the outstanding Evergreen Common Stock (see "Evergreen Voting Agreements" below); and (j) GranCare's receipt of Affiliate Letters from each of the Rule 145 affiliates of Evergreen.

GRANCARE VOTING AGREEMENTS


     Certain shareholders of GranCare, including each director of GranCare and certain of GranCare's affiliates have entered into an agreement with Evergreen (the "GranCare Voting Agreements") to vote such person's shares in favor of the GranCare Proposal. The 853,114 shares of GranCare Common Stock subject to the GranCare Voting Agreements represent approximately 6.0% of the outstanding shares of GranCare Common Stock as of the GranCare Record Date.


EVERGREEN VOTING AGREEMENTS


     Prior to the Evergreen Special Meeting, certain shareholders of Evergreen, including certain directors of Evergreen and certain of Evergreen's affiliates holding in the aggregate in excess of 25% of the outstanding Evergreen Common Stock, are expected to enter into an agreement with GranCare and GWAC (the "Evergreen Voting Agreements") to vote such person's shares in favor of the Evergreen Proposal.


TERMINATION OR AMENDMENT OF THE MERGER AGREEMENT

     Termination. The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Evergreen and GranCare, by either GranCare or Evergreen
(a) by mutual consent, (b) if the Merger is not consummated by September 30, 1995, (c) if approval by GranCare's shareholders shall not have been obtained at the GranCare Special Meeting or any adjournment thereof, (d) if approval by Evergreen's shareholders shall not have been obtained at the Evergreen Special Meeting or any adjournment thereof, or (e) a United States federal or state court or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable.

     The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of GranCare, by GranCare, if (a) a proposal for a Third Party Transaction involving GranCare has been made or received and GranCare's Board of Directors determines, in the exercise of its good faith judgment, that such termination is required for such Board of Directors to comply with its fiduciary duties to the GranCare shareholders, (b) there has been a breach by Evergreen of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on Evergreen, (c) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of Evergreen, which breach is not curable or, if curable, is not cured within 15 days after written notice of such breach is given by GranCare to Evergreen, (d) following the receipt of a proposal of a Third Party Transaction by Evergreen, the Board of Directors of Evergreen shall have altered its determination to recommend that the shareholders of Evergreen approve the Merger Agreement, (e) following the receipt of a proposal for a Third Party Transaction by Evergreen, Evergreen shall have failed to proceed to hold the Evergreen Special Meeting, provided GranCare gives Evergreen twenty-four hours' prior written notice of its election to terminate the Merger Agreement, (f) the conditions to GranCare's obligations to effect the Merger shall not have been satisfied by Evergreen or waived by GranCare on or before September 30, 1995 or (g) the GCI Stock Value is less than $14.50 per share.

     The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Evergreen, by Evergreen, if (a) a

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

proposal for a Third Party Transaction involving Evergreen has been made or received and Evergreen's Board of Directors determines, in the exercise of its good faith judgment that such termination is required for such Board of Directors to comply with its fiduciary duties to the Evergreen shareholders, (b) there has been a breach by GranCare of any representation or warranty contained in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on GranCare, (c) there has been a material breach of any of the covenants or agreements set forth in the Merger Agreement on the part of GranCare, which breach is not curable or, if curable, is not cured within 15 days after written notice of such breach is given by Evergreen to GranCare, (d) following the receipt of a proposal of a Third Party Transaction by GranCare, the Board of Directors of GranCare shall have altered its determination to recommend that the shareholders of GranCare approve the Merger Agreement, (e) following the receipt of a proposal for a Third Party Transaction by GranCare, GranCare shall have failed to proceed to hold the GranCare Special Meeting, provided Evergreen gives GranCare 24 hours' prior written notice of its election to terminate the Merger Agreement, (f) the conditions to Evergreen's obligations to effect the Merger shall not have been satisfied by GranCare or waived by Evergreen on or before September 30, 1995 or (g) the GCI Stock Value is less than $14.50 per share.

     Effects of Termination. If the Merger Agreement is terminated by GranCare or Evergreen because GranCare's shareholders have not approved the Merger, other than in circumstances involving a Third Party Transaction, then within two business days of such termination, GranCare shall pay Evergreen by wire transfer in immediately available funds a fee of $500,000. If the Merger Agreement is terminated by Evergreen or GranCare because Evergreen's shareholders have not approved the Merger, other than in circumstances involving a Third Party Transaction, then, within two business days of such termination, Evergreen shall pay GranCare by wire transfer in immediately available funds a fee of $500,000.

     In addition, the Merger Agreement provides that if either GranCare or Evergreen terminates the Merger Agreement, under certain circumstances involving the receipt by GranCare or Evergreen of a proposal for a Third Party Transaction, then such other party may be entitled to receive from the other party a termination fee of $4.0 million.

     Except as otherwise provided in the Merger Agreement, in the event of the termination of the Merger Agreement, the Merger Agreement will be void, there will be no liability on the part of the parties or any of their respective officers or directors to the other and all rights and obligations of any party to the Merger Agreement will cease.

     Cross Option Agreement. Concurrently with the execution of the Merger Agreement, GranCare, GWAC and Evergreen entered into a Cross Option Agreement, pursuant to which, among other things, Evergreen granted to GranCare an irrevocable option (the "Evergreen Cross Stock Option") to purchase newly issued shares of Evergreen Common Stock in an amount equal to 19.9% of the outstanding shares of Evergreen Common Stock immediately prior to the exercise of the Evergreen Cross Stock Option (the "Evergreen Option Shares") at a purchase price of $13 1/8 per Evergreen Option Share. GranCare may exercise the Evergreen Cross Stock Option in whole, but not in part, at any time or from time to time after the Merger Agreement becomes terminable or is terminated by GranCare or Evergreen under circumstances which could entitle GranCare to the $4 million termination fee in accordance with the Merger Agreement (regardless of whether the Merger Agreement is actually terminated or whether there occurs a closing of any Third Party Transaction).

     Pursuant to the Cross Option Agreement, GranCare granted to Evergreen an irrevocable option (the "GranCare Cross Stock Option") to purchase newly issued shares of GranCare Common Stock in an amount equal to 19.9% of the outstanding shares of GranCare Common Stock immediately prior to the exercise of the GranCare Cross Stock Option (the "GranCare Option Shares") at a purchase price of $16 5/8 per GranCare Option Share. Evergreen may exercise the GranCare Cross Stock Option in whole, but not in part, at any time or from time to time after the Merger Agreement becomes terminable or is terminated by GranCare or Evergreen under circumstances which could entitle Evergreen to the $4 million fee in accordance with the Merger Agreement (regardless of whether the Merger Agreement is actually terminated or whether there occurs a closing of any Third Party Transaction).

     Under the terms of the Cross Option Agreement, Evergreen and GranCare have agreed to register the Evergreen Option Shares or the GranCare Option Shares, as the case may be, under the Securities Act, upon the occurrence of certain circumstances. None of such shares are being registered pursuant to the Merger.


     Amendments. The Merger Agreement may be further amended by the parties thereto, provided such amendment is in writing, at any time before or after the approval and adoption of the Merger Agreement by the shareholders of Evergreen and GranCare. After such shareholder approval and adoption has been obtained, no amendment of any of the agreements executed in connection with the Merger may be made which by law requires the further approval of the shareholders, without obtaining such further approval.

                     DESCRIPTION OF GRANCARE CAPITAL STOCK

GENERAL


     GranCare is authorized to issue up to 50,000,000 shares of GranCare Common Stock, no par value, 14,118,537 shares of which were issued and outstanding at June 16, 1995 and held of record by approximately 337 shareholders. In addition, GranCare is authorized to issue up to 2,000,000 shares of preferred stock, without par value ("Preferred Stock"), no shares of which were issued and outstanding at June 16, 1995.


GRANCARE COMMON STOCK

     Holders of GranCare Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders and they may cumulate their votes in the election of directors. Subject to the rights of holders of Preferred Stock, the holders of GranCare Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and in the event of the liquidation, dissolution or winding-up of GranCare, to share ratably in all assets remaining after payment of all liabilities. The holders of GranCare Common Stock have no preemptive or conversion rights and are not subject to further calls or assessments by GranCare. There are no redemption or sinking fund provisions applicable to the GranCare Common Stock.

GRANCARE PREFERRED STOCK


     The GranCare Articles of Incorporation provide that the Board of Directors may issue an aggregate of 2,000,000 shares of Preferred Stock from time to time in one or more series. As of June 16, 1995, there were no shares of Preferred Stock outstanding.


     The Board of Directors is authorized to determine, among other things, with respect to each additional series of Preferred Stock that may be issued: (i) the dividend rate, conditions and preferences, if any; (ii) whether dividends will be cumulative and, if so, the date from which dividends will accumulate; (iii) whether, and to what extent, the holders of a series will enjoy voting rights, if any, in addition to those prescribed by law; (iv) whether, and upon what terms, a series will be convertible into or exchangeable for shares of any other class of capital stock or other series of Preferred Stock; (v) whether, and upon what terms, a series would be redeemable; (vi) whether a sinking fund will be provided for the redemption of a series and, if so, the terms and conditions of the sinking fund, and (vii) the preference, if any, to which a series will be entitled on voluntary or involuntary liquidation, dissolution or winding up of GranCare. With regard to dividends, redemption and liquidation preference, any particular series of Preferred Stock may rank junior to, on a parity with, or senior to any other series of Preferred Stock and GranCare Common Stock. The Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power of the holders of GranCare Common Stock. The issuance of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change of control of GranCare or other corporate action.

OPTIONS AND WARRANTS

     At May 31, 1995, options covering an aggregate of 1,950,776 shares of GranCare Common Stock and warrants covering an aggregate of 355,873 shares of GranCare Common Stock were outstanding. The warrants have exercise prices ranging from $0.001 per share to $6.77 per share, with a weighted average exercise price of $5.19 per share, and expiration dates ranging from June 1996 to September 2001.

REGISTRATION RIGHTS

     Certain shareholders of GranCare possess registration rights with respect to GranCare Common Stock. Cyrus Samrad is entitled to demand registration rights with respect to 10,000 shares of GranCare Common Stock. Holders of 30,400 shares of GranCare Common Stock received upon conversion of the shares of Series A Convertible Preferred Stock of GranCare in October 1991 have piggyback registration rights with respect to such shares. Charles F. Cooper ("Cooper") is entitled to demand registration rights and piggyback rights with respect to 119,581 shares that may be issued if Cooper exercises certain rights under the terms of a convertible note issuable by GranCare in the aggregate principal amount of $2.4 million in connection with the acquisition of certain institutional pharmacies from Cooper (the "Winyah Acquisition"). In addition, J.G. Wentworth & Co. is entitled to the same rights as Cooper, with respect to the 5,048 shares received in connection with the conversion of a promissory note received in the Winyah Acquisition.

LIMITATION ON DIRECTOR LIABILITY

     The GranCare Articles of Incorporation contain a provision that limits the personal liability of GranCare's directors for monetary damages in an action brought by or in the right of GranCare for breach of a director's duties to GranCare and its shareholders. Such provision does not limit the liability of GranCare's directors for acts or omissions that involve intentional misconduct or a knowing culpable violation of law; for acts or omissions that a director believes to be contrary to the best interests of GranCare or its shareholders or that involve the absence of good faith on the part of the director; for any transaction from which a director derived an improper personal benefit; for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances under which the director was aware, or should have been aware, in the ordinary course of performing a director's duty, of a risk of serious injury to the corporation or its shareholders; for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to GranCare or its shareholders; under Section 310 of the CGCL (which involves liability for a director having a material financial interests in a corporate transaction); or under Section 316 of the CGCL (which imposes liability on directors who approve certain improper distributions to shareholders or approve certain improper loans or guarantees to any director or officer).

                            GRANCARE DIVIDEND POLICY

     The present policy of GranCare is to retain earnings to provide funds for the operation and expansion of its business. GranCare has never paid cash dividends on the GranCare Common Stock and does not anticipate paying cash dividends in the foreseeable future. Moreover, GranCare was prohibited by Health and Retirement Properties Trust ("HRPT") from paying cash dividends until December 1993; from that date GranCare may pay dividends only if (i) GranCare is not in default under a Master Lease Agreement with HRPT with respect to 18 leased facilities or under either of two mortgages to HRPT, and (ii) after giving effect to such dividend, the sum of all dividends paid by GranCare since December 28, 1990 does not exceed GranCare's consolidated net income accumulated since December 28, 1990.

                  COMPARISON OF RIGHTS OF HOLDERS OF GRANCARE
                           AND EVERGREEN COMMON STOCK

     The following is a summary of material differences between the rights of holders of GranCare Common Stock and the rights of holders of Evergreen Common Stock. Since GranCare is organized under the laws of the State of California and Evergreen is organized under the laws of the State of Georgia, these differences arise from variations among state laws, as well as differences between the respective articles of incorporation and bylaws of each of GranCare and Evergreen. This summary is qualified in its entirety by the description of GranCare Common Stock under "DESCRIPTION OF THE GRANCARE CAPITAL STOCK."

SHAREHOLDER VOTE REQUIRED FOR CERTAIN TRANSACTIONS

SHAREHOLDER APPROVAL OF MERGERS, REORGANIZATIONS AND CERTAIN BUSINESS
COMBINATIONS

     Evergreen Common Stock. Under the GBCC, a merger (other than a merger of a subsidiary in which the parent owns at least 90% of each class of outstanding stock), a disposition of all or substantially all of a corporation's property and a share exchange generally must be approved by a majority of the outstanding shares entitled to vote, unless the articles of incorporation or bylaws requires otherwise. Neither the Evergreen Restated Articles of Incorporation nor the Evergreen Bylaws impose any such requirement.

     GranCare Common Stock. The CGCL generally requires that a majority of the shareholders of both the acquiring and target corporations approve statutory mergers. The CGCL contains an exception to its voting requirements for reorganizations of corporations whose shareholders immediately prior to the reorganization, or the corporation itself, or both, will, immediately after the reorganization, own equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity. The CGCL also requires that a sale of all or substantially all of the assets of a corporation be approved by a majority of the voting shares of the corporation transferring such assets. With certain exceptions, the CGCL requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding.


     Section 1203 of the CGCL also provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or for a sale of assets is made by an interested party (generally a controlling or managing party of the target corporation), an affirmative opinion in writing as to the fairness of the consideration to be paid to the shareholders must be delivered to shareholders. This fairness opinion requirement does not apply to a corporation which does not have shares held of record by at least 100 persons, or to a transaction which has been qualified under California state securities laws. Furthermore, if a tender of shares or vote is sought pursuant to an interested party's proposal and a later proposal is made by another party at least ten days prior to the date of acceptance of the interested party proposal, the shareholder must be informed of the later offer and be afforded a reasonable opportunity to withdraw any vote, consent or proxy, or to withdraw any tendered shares. While the management of GranCare does not believe that Section 1203 applies to the Merger, it has nevertheless obtained a written opinion from Salomon and Smith Barney as to the fairness to GranCare, from a financial point of view, of the Merger.


     The CGCL also requires that holders of nonredeemable common stock receive nonredeemable common stock in a merger of the corporation with the holder of more than 50% but less than 90% of such common stock or its affiliate unless all of the holders of such common stock consent to the transaction. This provision of the CGCL may have the effect of making a "cash-out" merger by a majority shareholder more difficult to accomplish.

REMOVAL OF DIRECTORS

     Evergreen Common Stock. Under the GBCC, shareholders may remove one or more of the directors of a corporation with or without cause unless the articles of incorporation or a bylaw adopted by the shareholders provides that directors may be removed only for cause. In addition, a director may be removed by the shareholders only at a meeting called for the purpose of removing him, and the meeting notice must state that the purpose, or one of the purposes, is removal of the director. Neither the Evergreen Restated Articles of Incorporation nor the Evergreen Bylaws require that directors be removed only for cause.

     GranCare Common Stock. Sections 303 and 304 of the CGCL provide that (i) directors may be removed by the remainder of the board, without cause, upon approval by the holders of a majority of the outstanding shares of common stock entitled to vote (subject to certain limitations which prevent any such removal where the removal is opposed by a number of votes sufficient to elect a director, if the corporation's board were elected by a cumulative vote) and (ii) directors may be removed for fraudulent or dishonest acts or gross abuses of authority or discretion following a suit brought by shareholders holding at least 10% of the outstanding shares of any class of capital stock. In addition,
Section 302 of the CGCL permits a corporation's board to remove directors declared of unsound mind by a court or convicted of a felony. The GranCare Bylaws are governed by the provisions of the CGCL.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Evergreen Common Stock. Under the GBCC, unless the articles of incorporation or a bylaw approved by the shareholders provides otherwise, if a vacancy occurs on a board of directors (including a vacancy resulting from an increase in the number of directors), then (i) the shareholders may fill the vacancy, (ii) the board of directors may fill the vacancy, or (iii) if the directors remaining in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of the majority of all the directors remaining in office.

Neither the Evergreen Restated Articles of Incorporation nor the Evergreen Bylaws modify the provisions of the GBCC.


     GranCare Common Stock. Vacancies in the GranCare Board may be filled at a meeting by a majority of the remaining directors, though less than a quorum, by the unanimous written consent of the directors then in office or by a sole remaining director, except that a vacancy created by the removal of a director by the vote or written consent of the holders or by court order may be filled only by (i) the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present, or (ii) the written consent of holders of a majority of the outstanding shares entitled to vote. Each director so elected shall hold office until the next annual meeting of the shareholders and until a successor has been elected and qualified.


AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Evergreen Common Stock. The Evergreen Restated Articles of Incorporation may be amended with the approval of the Evergreen Board of Directors and the approval of the holders of a majority of the outstanding shares of Evergreen Common Stock entitled to vote on any such amendment unless the Evergreen Board of Directors requires a greater vote in connection with any such amendment.

     GranCare Common Stock. Neither the GranCare Articles of Incorporation nor the GranCare Bylaws contain any provisions relating to amendments to the GranCare Articles of Incorporation. The CGCL provides that, generally, the GranCare Articles of Incorporation may be amended with the approval of the GranCare Board of Directors and the approval of the holders of a majority (or, in certain instances, a supermajority) of the outstanding shares entitled to vote.

AMENDMENTS TO BYLAWS

     Evergreen Common Stock. The Evergreen Bylaws provide that, except for sections relating to the number, election and term of office of directors, the removal of directors and amendments to the Bylaws, all of which may only be amended or repealed by the shareholders upon an affirmative vote of two-thirds (2/3) of all the shares of Evergreen Common Stock entitled to elect Evergreen directors, the Evergreen Board of Directors shall have the power to alter, amend or repeal the Evergreen Bylaws or adopt new bylaws. In all such other cases, the shareholders may amend or repeal the Evergreen Bylaws upon the affirmative vote of a majority of the shares of Evergreen Common Stock entitled to elect directors. In addition, the Evergreen shareholders may prescribe that any bylaw or bylaws adopted by them shall not be altered, amended or repealed by the Board of Directors.

     GranCare Common Stock. The GranCare Bylaws may be amended or repealed or new bylaws may be adopted by either the GranCare Board of Directors or by the holders of GranCare Common Stock entitled to exercise a majority of the voting power, provided that (i) any change to the bylaws relating to the authorized number of directors must be approved by the holders of at least 85% of the outstanding shares of all classes of GranCare capital stock and (ii) the authority of the GranCare Board of Directors to amended or repeal bylaws or adopt new bylaws is subject to the authority of the GranCare shareholders.

CUMULATIVE VOTING

     Evergreen Common Stock. Although permitted by the GBCC, neither the Evergreen Restated Articles of Incorporation nor the Evergreen Bylaws provide for cumulative voting.

     GranCare Common Stock. Both the CGCL and the GranCare Bylaws provide for the cumulative voting of shares by any shareholder in any election of directors provided that (i) the name of the candidate for whom the shareholder wishes to cumulate votes has been placed in nomination prior to the relevant meeting and
(ii) the shareholder has given notice at the meeting of his, her or its intent to cumulate votes. If any shareholder has given the notice set forth in clause
(ii) above, all shareholders are entitled to cumulate votes.

SPECIAL MEETINGS OF SHAREHOLDERS; SHAREHOLDER ACTION BY WRITTEN CONSENT

     Evergreen Common Stock. Special meetings of the Evergreen shareholders may be called at any time by Evergreen's Chairman of the Board, Vice Chairman of the Board, President, Secretary or a majority of the directors of Evergreen. Special meetings of the Evergreen shareholders also shall be called upon the written request of the holders of 25% or more of all shares of capital stock of Evergreen entitled to vote in an election of directors. The Evergreen Restated Articles of Incorporation permit the Evergreen shareholders to act by written consent in lieu of a meeting if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all Evergreen shareholders entitled to vote were present and voting.

     GranCare Common Stock. Pursuant to the GranCare Bylaws, special meetings of GranCare shareholders may be called at any time by the GranCare Board of Directors, the Chairman, the President, the Secretary, any two directors or shareholders holding at least 10% of the voting power of the corporation. The CGCL does not provide for a right of any other person or entity to call such a special meeting. The GranCare Bylaws permit the GranCare shareholders to act by the written consent of all holders entitled to vote at a meeting, provided that in acting to fill a vacancy on the GranCare Board of Directors not filled by the remaining directors, the GranCare Bylaws permit shareholders to fill such vacancy by written consent of holders of a majority of the shares entitled to vote for the election of directors.

VOTING RIGHTS WITH RESPECT TO MATTERS OTHER THAN ELECTION OF DIRECTORS

     Evergreen Common Stock. Each share of Evergreen Common Stock has the right to cast one vote on all matters voted upon by the Evergreen shareholders. Under the GBCC, a majority of the outstanding shares entitled to vote must approve any dissolution or liquidation of a corporation, unless the articles of incorporation or bylaws require a greater vote. Neither the Evergreen Restated Articles of Incorporation nor the Evergreen Bylaws impose any such requirement.

     GranCare Common Stock. Both the CGCL and the GranCare Articles of Incorporation provide that holders of GranCare Common Stock are entitled to one vote per share on all matters to be voted on by shareholders.

LIQUIDITY AND MARKETABILITY

     Evergreen Common Stock. All of the 12,481,040 shares of Evergreen Common Stock issued and outstanding are freely tradeable except for the 4,763,014 shares held by "affiliates" of Evergreen, as such term is defined in Rule 144 under the Securities Act, which shares may only be sold pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 or another applicable exemption from the registration requirements of the Securities Act.

     GranCare Common Stock. All of the 14,118,537 shares of GranCare Common Stock issued and outstanding are freely tradeable except for the 1,231,401 shares issued in connection with the CompuPharm, Inc. merger, and the 5,843,691 shares held by "affiliates" of GranCare, as such term is defined in Rule 144 under the Securities Act, which shares may only be sold pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 or another applicable exemption from the registration requirements of the Securities Act.

REPORTING REQUIREMENTS

     Evergreen Common Stock. Evergreen is a reporting company under the Exchange Act and files annual and quarterly financial reports with the Commission and the NYSE.

     GranCare Common Stock. GranCare is a reporting company under the Exchange Act and files annual and quarterly financial reports with the Commission and the NYSE.

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

DISSENTERS' RIGHTS

     Evergreen Common Stock. Under the GBCC, a shareholder of a corporation participating in certain transactions may, under certain circumstances, receive the fair value of his shares in cash, in lieu of the consideration he would otherwise have received in the transaction. The GBCC recognizes dissenters' rights in connection with mergers, share exchanges, sales of all or substantially all of the corporation's property and certain amendments to the articles of incorporation that materially and adversely affect a shareholder's rights. Dissenters' rights are not available (unless otherwise provided in the corporation's articles of incorporation, and the Evergreen Restated Articles of Incorporation do not so provide): (i) if the shares of the corporation are listed on a national securities exchange or held of record by more than 2,000 shareholders, and shareholders by the terms of the merger or consolidation are not required to accept in exchange for their shares anything other than shares of stock of the surviving or resulting corporation, or shares of stock of any other corporation listed on a national securities exchange or held of record by more than 2,000 shareholders, other than cash in lieu of fractional shares of stock; or (ii) in a merger if the corporation is the surviving corporation and no vote of its shareholders thereon is required. Under the GBCC, the Evergreen shareholders are not entitled to dissenters' rights with respect to the Merger.


     GranCare Common Stock. Pursuant to the CGCL, a shareholder of a corporation participating in certain transactions may, under certain circumstances, receive the fair value of his shares in cash, in lieu of the consideration he would otherwise have received in the transaction. The CGCL recognizes dissenters' rights in connection with certain reorganizations, including without limitation merger reorganizations, exchange reorganizations (for the acquiring corporation), sale-of-assets reorganizations, and share exchange tender offers (for the acquiring corporation) for which those shareholders of the corporation immediately prior to the reorganization subsequently hold five-sixths or less of the voting power of the surviving or acquiring corporation or parent party after the reorganization. Dissenters' rights are only available, among other things:
(i) if the shares of the corporation are not either (A) listed on any national securities exchange or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and proper notice is given to shareholders; provided that this provision (i) does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided further that this provision does not apply to any class of shares described above in (A) or (B) if demands for payment are filed with respect to 5% or more of the outstanding shares of that class; and (ii) if the shares were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (x) were not voted in favor of the reorganization or, (y) if described in subpart
(A) or (B) of provision (i) above (without regard to the provisos therein), were voted against the reorganization, or were held of record on the effective date of a short form merger; provided however, that subpart (A) rather than subpart
(B) of this subsection (ii) applies in any case in which approval was sought by written consent rather than at a meeting.


TAXATION

     Evergreen Common Stock. Evergreen is a taxable entity under the Code and is taxed on its income and entitled to the deductions allowed under the Code. A sale of shares of Evergreen Common Stock will normally result in a capital gain or loss for federal income tax purposes. Shareholders of Evergreen who receive dividends are expected to receive a copy of Form 1099 filed with the Internal Revenue Service prior to January 31 of the following year.

     GranCare Common Stock. GranCare is a taxable entity under the Code and is taxed on its income and entitled to the deductions allowed under the Code. A sale of shares of GranCare Common Stock will normally result in a capital gain or loss for federal income tax purposes. Shareholders of GranCare who receive dividends are expected to receive a copy of Form 1099 filed with the Internal Revenue Service prior to January 31 of the following year.

DISTRIBUTIONS

     Evergreen Common Stock. Whether dividends are paid in the future will depend upon Evergreen's earnings, financial position, restrictive covenants that may be imposed under any loan agreement and any other relevant factors. Evergreen has not paid any cash dividends since 1989, and has no present plans to do so.

     GranCare Common Stock. Whether dividends are paid in the future will depend upon GranCare's earnings, financial position, restrictions in connection with other classes or series of capital stock of GranCare, restrictive covenants that may be imposed under any loan agreement and any other relevant factors. GranCare has never paid cash dividends on the GranCare Common Stock, and has no present plans to do so.

LIABILITY

     Evergreen Common Stock. Evergreen shareholders are not personally liable for the obligations of Evergreen.

     GranCare Common Stock. GranCare shareholders are not personally liable for the obligations of GranCare.

ASSESSMENTS

     Evergreen Common Stock. All shares of Evergreen Common Stock are fully paid and nonassessable.

     GranCare Common Stock. All shares of GranCare Common Stock are fully paid and nonassessable.

FIDUCIARY DUTIES


     Evergreen Common Stock. The Evergreen Restated Articles of Incorporation provide that, with certain exceptions mandated by the GBCC, officers and directors are not liable to Evergreen or its shareholders for monetary damages for breach of their fiduciary duty of care.


     GranCare Common Stock. The GranCare Articles of Incorporation provide that the liability of directors of GranCare for monetary damages are eliminated to the fullest extent permissible under California law.

MANAGEMENT

     Evergreen Common Stock. The business and affairs of Evergreen are managed by or under the direction of the Evergreen Board of Directors. Each director is elected annually by the Evergreen shareholders and may be removed and replaced, with or without cause, by a majority vote of Evergreen shareholders at any meeting of such holders.

     GranCare Common Stock. The business and affairs of GranCare are managed by or under the direction of the GranCare Board of Directors. Each director is elected annually by the GranCare shareholders and may be removed and replaced, with or without cause, by a majority vote of the holders of each series or class of capital stock of GranCare entitled to vote on such action, pursuant to the requirements of the CGCL. In addition, in accordance with the CGCL, the superior court of the proper county may, at the suit of shareholders holding at least 10% of the number of outstanding shares of any class, remove from office any director in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to GranCare and may bar from reelection any director so removed for a period proscribed by the court.

RIGHT TO COMPEL DISSOLUTION

     Evergreen Common Stock. Under the GBCC, Evergreen shareholders may not compel the dissolution of Evergreen without prior action by the Evergreen Board of Directors proposing such dissolution.

     GranCare Common Stock. Pursuant to the CGCL, the holders of 50 percent or more of the voting power of GranCare may elect voluntarily to wind up and dissolve GranCare. No prerequisite action by the GranCare Board of Directors is required.

CONTINUITY OF EXISTENCE

     Evergreen Common Stock. The Evergreen Restated Articles of Incorporation provide for perpetual existence, subject to termination or dissolution as provided by the GBCC.

     GranCare Common Stock. The CGCL provides for the perpetual existence of GranCare as a corporation, subject to termination or dissolution as provided by law or in the GranCare Articles of Incorporation. The perpetual corporate existence of GranCare is not limited in the GranCare Articles of Incorporation.

CERTAIN LEGAL RIGHTS

     Evergreen Common Stock. The GBCC affords the Evergreen shareholders the right to bring a legal action on behalf of Evergreen (a shareholder derivative action) to recover damages from a third party or an officer or director of Evergreen, if the Evergreen shareholder was a shareholder of Evergreen at the time of the act or omission complained of or became a shareholder through transfer by operation of law from one who was a shareholder at that time and the shareholder fairly and adequately represents the interest of Evergreen in enforcing its rights. In addition, a shareholder may not commence a derivative proceeding until a written demand has been made upon the corporation to take suitable action and 90 days have expired from the date the demand was made (unless the demand has been rejected by the corporation or irreparable injury to the corporation would result by waiting for the expiration of that 90-day period). In addition, the Evergreen shareholders may bring class actions to recover damages from directors for violations of their fiduciary duties, subject to the limitations described above.

     GranCare Common Stock. In accordance with the CGCL, no action may be instituted or maintained in right of GranCare (a shareholder derivative action) by any holder of GranCare shares unless the plaintiff alleges in the complaint
(1) that the plaintiff was (a) a GranCare shareholder, of record or beneficially, at the time of the transaction or any part thereof of which the plaintiff complains, or that the plaintiff's shares thereafter devolved upon plaintiff by operation of law from a holder who was a holder at the time of the transaction or any part thereof complained of, or (b) a shareholder who does not meet the aforementioned requirements, upon a determination by a court pursuant to the CGCL, and (2) plaintiff's efforts, with particularity, to secure from the GranCare Board of Directors such action as plaintiff desires, or the reasons for not making such effort, and alleges further that plaintiff has either informed GranCare or the GranCare Board of Directors in writing of the ultimate facts of each cause of action against each defendant or delivered to GranCare or the GranCare Board of Directors a true copy of the complaint which plaintiff proposes to file. In connection with the foregoing, a plaintiff may be required to post a bond, in the determination of the court, in an aggregate amount not to exceed $50,000.

RIGHT TO LIST OF HOLDERS AND INSPECTION OF BOOKS AND RECORDS


     Evergreen Common Stock. Under the GBCC and the Evergreen Bylaws, the Evergreen shareholders are generally entitled to inspect and copy the Evergreen Restated Articles of Incorporation, the Evergreen Bylaws, shareholder resolutions, board resolutions, lists of names and addresses of the members of the Evergreen Board of Directors, all written communications to shareholders, lists of names and business addresses of current officers and the annual registration filed with the Secretary of State of the State of Georgia. An Evergreen shareholder must make a written request at least five business days in advance of such inspection, which must occur during regular business hours at Evergreen's principal office. Other Evergreen records are generally available to an Evergreen shareholder for inspection and copying during regular business hours at a reasonable location specified by Evergreen upon written demand at least five business days in advance, if the shareholder makes a demand in good faith and for proper purpose that is reasonably relevant to legitimate interests as a shareholder, describes with reasonable particularity the purpose and the records desired to be inspected, and the records requested are directly connected with a stated purpose and are to be used only for that stated purpose. A Georgia corporation may limit these latter inspection rights to shareholders owning more than 2% of the outstanding stock of the corporation. The Evergreen Restated Articles of Incorporation do not contain any such limitation.

     GranCare Common Stock. Pursuant to the GranCare Bylaws and the CGCL, the record of shareholders, the accounting books and records, and minutes of proceedings of the shareholders and the GranCare Board of Directors and committees of the GranCare Board of Directors, are open to inspection upon written demand to GranCare by a shareholder of GranCare at any reasonable time during usual business hours, for a purpose reasonably related to such holder's interest as a shareholder. In addition, a shareholder or shareholders holding at least five percent in the aggregate of the outstanding voting shares of GranCare, or who hold at least one percent of such voting shares and have filed a Schedule 14B with the Commission relating to the election of directors of GranCare have an absolute right to (1) inspect and copy the record of shareholders during usual business hours upon five business days prior written demand to GranCare, and/or (2) receive from GranCare's transfer agent (at normal costs) the record of shareholders on or before five business days after written demand for such is received by such agent.

                                 LEGAL MATTERS

     Certain legal matters with respect to the legality of the issuance of the shares of GranCare Common Stock offered hereby will be passed upon for GranCare by Brobeck, Phleger & Harrison, Los Angeles, California.

                                    EXPERTS

     The consolidated financial statements of GranCare appearing in GranCare's Annual Report (Form 10-K) for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference which, as to the year 1992, is based in part on the report of Arthur Andersen LLP, independent auditors. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The financial statements of (a) Long-Term Care Pharmaceutical Service Corporations I and III as of December 31, 1993 and 1992 and for the years then ended included in the GranCare, Inc. Form 10-Q for the quarter ended June 30, 1994, and (b) Cornerstone Health Management Company as of March 31, 1995 and for the eleven-month period then ended, included in the Current Reports on Form 8-K/A dated June 2, 1995, both incorporated herein by reference, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedules of Evergreen and subsidiaries as of June 30, 1994 and 1993 and for the year ended June 30, 1994 and the combined statements of operations, partners' equity and cash flows and related schedules of EHL, predecessor to Evergreen, for the nine-month period ended June 30, 1993 appearing in the Evergreen Annual Report (Form 10-K) for the year ended June 30, 1994, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the registration statement upon the authority of said firm as experts in accounting and auditing.

     The combined statements of operations, partners' equity and cash flows and schedules of Evergreen for the year ended September 30, 1992 appearing in the Evergreen Healthcare, Inc. Annual Report (Form 10-K) for the year ended June 30, 1994, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP and Ernst & Young LLP, independent certified public accountants, incorporated by reference herein and in the registration statement upon the authority of said firms as experts in accounting and auditing.

                                 OTHER MATTERS

SHAREHOLDER PROPOSALS

     Individual shareholders of GranCare may be entitled to submit proposals which they believe should be voted upon by the shareholders. The SEC has adopted regulations which govern the inclusion of such proposals in annual proxy materials. All such proposals must be submitted to the Secretary of GranCare no later than November 21, 1995 in order to be considered for inclusion in GranCare's 1996 proxy materials.


     As described in Evergreen's proxy statement relating to its 1994 Annual Meeting of Shareholders, for shareholder proposals to be considered for inclusion in the proxy statement for the 1995 Annual Meeting of Shareholders of Evergreen (if the Merger is not consummated), such proposals must be received by the Corporate Secretary of Evergreen on or before September 1, 1995.

             UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

     The following pro forma financial information gives effect to the proposed Merger, and to two recent material acquisitions by GranCare. The following Pro Forma Condensed Combined Financial Statements have been prepared by GranCare based on certain pro forma adjustments to the historical financial statements of GranCare. GranCare's historical financial statements have been prepared in accordance with generally accepted accounting principles.

     The accompanying Pro Forma Condensed Combined Balance Sheet as of March 31, 1995 has been prepared to give pro forma effect to the Merger and the April 1995 acquisition of Cornerstone as if such transactions had occurred on March 31, 1995.

     The accompanying Pro Forma Condensed Combined Statements of Income for the years ended December 31, 1992 and 1993 have been prepared to give pro forma effect to the Merger as if the Merger had occurred on January 1, 1992 and 1993, respectively. The accompanying Pro Forma Condensed Combined Statement of Income for the year ended December 31, 1994 has been prepared to give pro forma effect to the following transactions as if each transaction had occurred January 1, 1994: (a) the 1994 acquisition of LTC and the 1995 acquisition of Cornerstone and (b) the Merger. The accompanying Pro Forma Condensed Combined Statement of Income for the three months ended March 31, 1995 has been prepared to give pro forma effect to the April 1995 acquisition of Cornerstone and to the Merger as if such acquisition and Merger had occurred January 1, 1995.

     The anticipated costs to be incurred in connection with the Merger have not been included in the Pro Forma Condensed Combined Statements of Income because they do not reflect continuing operations.

     Evergreen historical amounts were derived from the unaudited quarterly financial statements of Evergreen for the applicable period to conform to the GranCare periods presented, including all adjustments (consisting only of normal accruals) that Evergreen considers necessary for a fair presentation of the financial position and results of operations for these periods. Evergreen information is combined with GranCare's using the pooling of interests accounting method. For a description of pooling of interests accounting with respect to the Merger, see "The Merger -- Accounting Treatment."

     The Pro Forma Condensed Combined Financial Statements do not purport to present the financial position and results of GranCare had the various transactions indicated above actually been completed as of the dates indicated. In addition, the Pro Forma Condensed Combined Financial Statements are not necessarily indicative of the future results of operations of GranCare and should be read in conjunction with the historical financial statements of GranCare, Evergreen, Cornerstone and LTC and the notes thereto, appearing in reports previously filed under the Exchange Act and incorporated herein by reference.

                                 GRANCARE, INC.

              GRANCARE PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 1995
                            (UNAUDITED IN THOUSANDS)

                                     ASSETS

                                                       CORNERSTONE                            EVERGREEN    GRANCARE AND
                             GRANCARE    CORNERSTONE    PRO FORMA    GRANCARE    EVERGREEN    PRO FORMA     EVERGREEN
                            HISTORICAL   HISTORICAL    ADJUSTMENTS   PRO FORMA   HISTORICAL  ADJUSTMENTS    PRO FORMA
                            ----------   -----------   -----------   ---------   ---------   -----------   ------------
Current assets:
  Cash and cash
    equivalents...........   $ 20,029       $    1       $    --     $ 20,030     $  4,982       $--         $ 25,012
  Accounts receivable,
    less allowances for
    doubtful accounts.....    113,774        4,814            --      118,588       26,643        --          145,231
  Inventories.............     10,688           66            --       10,754        1,557        --           12,311
  Prepaid expenses and
    other current
    assets................     11,656           13            --       11,669        1,856        --           13,525
  Deferred income taxes...      6,933           --            --        6,933          636        --            7,569
                             --------       ------       -------     --------     --------       ---         --------
    Total current
      assets..............    163,080        4,894            --      167,974       35,674        --          203,648

Net property and
  equipment...............    150,959          279            --      151,238       67,434        --          218,672

Other assets:
  Investments, at fair
    value.................     23,929           --            --       23,929           --        --           23,929
  Goodwill................     57,319           --        49,518(1)   106,837        2,135        --          108,972
  Other intangibles.......      4,457           --            --        4,457        4,483        --            8,940
  Other...................     18,723          116            --       18,839       18,884        --           37,723
                             --------       ------       -------     --------     --------       ---         --------
Total assets..............   $418,467       $5,289       $49,518     $473,274     $128,610       $--         $601,884
                             ========       ======       =======     ========     ========       ===         ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                   CORNERSTONE                               EVERGREEN     GRANCARE AND
                       GRANCARE     CORNERSTONE     PRO FORMA     GRANCARE     EVERGREEN     PRO FORMA      EVERGREEN
                      HISTORICAL    HISTORICAL     ADJUSTMENTS    PRO FORMA    HISTORICAL   ADJUSTMENTS     PRO FORMA
                      ----------    -----------    -----------    ---------    ----------   -----------    ------------
Current liabilities:
  Accounts payable
    and accrued
    expenses........   $ 61,414       $  844        $   500 (1)    $ 62,758     $ 18,902      $ 10,000 (3)   $ 91,660
  Interest
    payable.........      3,637           --             --           3,637          324            --          3,961
  Income taxes
    payable.........        231           --             --             231        1,682            --          1,913
  Notes payable and
    current
    maturities of
    long-term debt..      5,447           --             --           5,447        5,670            --         11,117
                       --------       ------        -------        --------     --------      --------       --------
    Total current
      liabilities...     70,729          844            500          72,073       26,578        10,000        108,651
Long-term debt......    209,225           --         53,463 (2)     262,688       42,554            --        305,242
Deferred income
  taxes.............     17,894           --             --          17,894           --            --         17,894
Other...............      9,053           --             --           9,053        2,301            --         11,354

Shareholders'
  equity:
  Common stock......     88,740           --             --          88,740       43,748            --        132,488
  Treasury stock....     (5,030)          --             --          (5,030)          --            --         (5,030)
  Equity component
    of minimum
    pension
    liability.......       (364)          --             --            (364)          --            --           (364)
  Unrealized gain on
    investments, net
    of income
    taxes...........      4,275           --             --           4,275           --            --          4,275
  Retained
    earnings........     23,945        4,445         (4,445)(1)      23,945       13,429       (10,000)(3)     27,374
                       --------       ------        -------        --------     --------      --------       --------
                        111,566        4,445         (4,445)        111,566       57,177       (10,000)       158,743
                       --------       ------        -------        --------     --------      --------       --------
    Total
      liabilities
      and
      shareholders'
      equity........   $418,467       $5,289        $49,518        $473,274     $128,610      $     --       $601,884
                       ========       ======        =======        ========     ========      ========       ========

- ---------------

Pro Forma Adjustments:

(1) Recognition of acquisition-related costs, elimination of shareholders' equity for goodwill purposes, and allocation of purchase price in excess of net assets to goodwill.

(2) Acquisition debt incurred -- Cornerstone acquisition.

(3) Accrual of estimated pooling costs -- Evergreen Merger.

                                 GRANCARE, INC.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1992
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          (UNAUDITED, EXCEPT AS NOTED)

                                                                                              GRANCARE AND
                                              GRANCARE      EVERGREEN        PRO FORMA         EVERGREEN
                                             HISTORICAL     HISTORICAL(1)   ADJUSTMENTS        PRO FORMA
                                             ----------     ----------     --------------     ------------
                                             (AUDITED)
Net revenues...............................    $373,317       $64,482         $     --          $437,799
Expenses:
  Operating expenses (excluding items shown
     below)................................     311,362        48,502               --           359,864
  Rent and property expenses...............      25,635         9,883               --            35,518
  Depreciation and amortization............       5,937         1,059               --             6,996
  Interest expense and financing charges...       7,402           474               --             7,876
  Nonrecurring costs -- other..............       1,114            --               --             1,114
                                               --------       -------          -------          --------
          Total expenses...................     351,450        59,918               --           411,368
                                               --------       -------          -------          --------
Income before income taxes.................      21,867         4,564               --            26,431
Income taxes...............................       8,701            --            1,825 (2)        10,526
                                               --------       -------          -------          --------
Net income.................................    $ 13,166       $ 4,564          $(1,825)         $ 15,905
                                               ========       =======          =======          ========
Net income per common and common equivalent
  share:
  Primary..................................    $   1.21                                         $   1.00(3)
                                               ========                                         ========
  Fully diluted............................    $   1.09                                         $   0.93(3)
                                               ========                                         ========
Weighted average number of common and
  common equivalent shares outstanding:
  Primary..................................      10,802                                           15,834(3)(4)
                                               ========                                         ========
  Fully diluted............................      12,012                                           17,044(3)(4)
                                               ========                                         ========

- ---------------

(1) Evergreen historical information has been restated to a calendar year basis.

(2) Prior to June 30, 1993, the taxable income of EHL was includable in the income tax returns of its partners. Pro forma income taxes assume a 40% corporate rate.

(3) The GranCare and Evergreen pro forma income per share amounts are based on the combined historical weighted average shares adjusted for the 0.775 Exchange Ratio.

(4) Assumes EHL partnership units which were exchanged for Evergreen Common Stock were exchanged on January 1, 1992.

                                 GRANCARE, INC.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1993
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          (UNAUDITED, EXCEPT AS NOTED)

                                                                               EVERGREEN        GRANCARE AND
                                               GRANCARE        EVERGREEN       PRO FORMA         EVERGREEN
                                             HISTORICAL(1)   HISTORICAL(2)    ADJUSTMENTS        PRO FORMA
                                             -------------   -------------   --------------     ------------
                                               (AUDITED)
Net revenues...............................     $507,970        $103,719        $     --          $611,689
Expenses:
  Operating expenses (excluding items shown
     below)................................      425,495          82,251              --           507,746
  Rent and property........................       28,329          12,913              --            41,242
  Depreciation and amortization............       10,340           2,009              --            12,349
  Interest expense and financing charges...       18,920             681              --            19,601
  Nonrecurring costs -- CompuPharm
     merger................................        4,573              --              --             4,573
                                                --------        --------        --------          --------
          Total expenses...................      487,657          97,854              --           585,511
                                                --------        --------        --------          --------
Income before income taxes.................       20,313           5,865              --            26,178
Income taxes...............................        8,144           1,945             785 (3)        10,874
                                                --------        --------        --------          --------
Net income.................................     $ 12,169        $  3,920        $   (785)         $ 15,304
                                                ========        ========        ========          ========
Net income per common and common equivalent
  share:
  Primary..................................     $   1.00                                          $   0.84(4)
                                                ========                                          ========
  Fully diluted............................     $   0.93                                          $   0.80(4)
                                                ========                                          ========
Weighted average number of common and
  common equivalent shares outstanding:
  Primary..................................       12,088                                            18,205(4)(5)
                                                ========                                          ========
  Fully diluted............................       13,124                                            19,241(4)(5)
                                                ========                                          ========

- ---------------

(1) Excludes extraordinary charge of $1,285 ($0.10 per share).

(2) Evergreen historical information has been restated to a calendar year basis.

(3) Prior to June 30, 1993, the taxable income of Evergreen was includable in the income tax returns of the partners of EHL, the predecessor of Evergreen. Pro forma taxes assume a 40% corporate rate.

(4) The GranCare and Evergreen pro forma income per share amounts are based on the combined historical weighted average shares adjusted for the 0.775 Exchange Ratio.

(5) Assumes EHL partnership units which were exchanged for Evergreen Common Stock were exchanged on January 1, 1993.

                                 GRANCARE INC.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                          (UNAUDITED, EXCEPT AS NOTED)

                                                                                                               GRANCARE AND
                                GRANCARE   CORNERSTONE        LTC         PRO FORMA    GRANCARE    EVERGREEN    EVERGREEN
                                HISTORICAL HISTORICAL(1) HISTORICAL(2)   ADJUSTMENTS   PRO FORMA   HISTORICAL  PRO FORMA(8)
                                --------   -----------   -------------   -----------   ---------   ---------   ------------
                                (AUDITED)   (AUDITED)
Net revenues..................  $549,220     $35,698        $20,323        $    --     $605,241    $168,251      $773,492
Expenses:
  Operating expenses
    (excluding) items shown
    below)....................  459,696       28,550         17,855         (1,545)(3)  504,556     131,802       636,358
  Rent and property...........   24,919          690            254             --       25,863      17,119        42,982
  Depreciation and
    amortization..............   12,222          144            296          2,330 (4)   14,992       4,218        19,210
  Interest expense and
    financing charges.........   20,090           77              5          5,010 (5)   25,182       1,391        26,573
Restructuring costs...........    8,200           --             --             --        8,200          --         8,200
                                -------      -------        -------        -------     --------    --------      --------
        Total expenses........  525,127       29,461         18,410          5,795      578,793     154,530       733,323
                                -------      -------        -------        -------     --------    --------      --------
Income before income taxes....   24,093        6,237          1,913         (5,795)      26,448      13,721        40,169
                                -------      -------        -------        -------     --------    --------      --------
Income taxes..................    8,914           --             --            935 (6)    9,849       4,610        14,459
                                -------      -------        -------        -------     --------    --------      --------
Net income....................  $15,179      $ 6,237        $ 1,913        $(6,730)    $ 16,599    $  9,111      $ 25,710
                                =======      =======        =======        =======     ========    ========      ========
Net income per common and
  common equivalent share:
  Primary.....................  $  1.08                                                $   1.14(7)               $   1.11(9)
                                =======                                                ========                  ========
  Fully diluted...............  $  1.08                                                $   1.13(7)               $   1.11(9)
                                =======                                                ========                  ========
Weighted average number of
  common and common equivalent
  shares outstanding:
  Primary.....................   14,047                                                  14,547(7)                 23,171(9)
                                =======                                                ========                  ========
  Fully diluted...............   16,382                                                  16,882(7)                 25,506(9)
                                =======                                                ========                  ========

Pro Forma Adjustments:

(1)  Represents eleven month period ended March 31, 1995.
(2)  LTC was acquired effective July 1, 1994. The information presented is for the January 1 to June 30, 1994 period. Historical results for the period July 1, 1994 through December 31, 1994 are included in GranCare historical results.
(3)  Operating expenses -- Pro Forma adjustments for operating expenses are as follows:
     Eliminate Cornerstone management fees paid to an affiliated entity...................................   $  (863)
     Eliminate LTC management fees paid to an affiliated entity...........................................      (682)
                                                                                                             -------
                                                                                                             $(1,545)
                                                                                                             =======
     The services related to such management fees will be assumed by GranCare without material incremental costs to
     GranCare.
(4)  Depreciation and amortization -- Pro Forma adjustments for depreciation and amortization are as follows:
     Amortization of Cornerstone goodwill over 25 years...................................................   $ 1,980
     Eliminate LTC pre-acquisition intangible amortization expense........................................       (48)
     Amortization of LTC noncompete agreement over one year...............................................         5
     Amortization of LTC goodwill over 35 years...........................................................       393
                                                                                                            -------
                                                                                                             $ 2,330
                                                                                                             =======
(5)  Interest expense -- Pro Forma adjustments for interest expense are as follows:
     Eliminate Cornerstone interest expense...............................................................   $   (76)
     Interest expense on Cornerstone acquisition borrowings @ 8.25%.......................................     4,410
     Eliminate LTC pre-acquisition interest expense.......................................................        (5)
     Interest expense on LTC acquisition borrowings @ 8.25% for period 1/1/94 through 6/30/94.............       681
                                                                                                             -------
                                                                                                             $ 5,010
                                                                                                             =======

(6) Income taxes are adjusted to reflect a tax provision for Cornerstone and LTC and other pro forma adjustments.

(7) The GranCare pro forma net income per share amounts are adjusted to reflect the 1,000 shares issued in the LTC acquisition as if such shares had been issued on January 1, 1994.

(8) Excludes $10,000 of estimated pooling costs related to the Merger.

(9) The GranCare and Evergreen pro forma income per share amounts are based on the combined historical weighted average shares adjusted for the 0.775 Exchange Ratio.

                                 GRANCARE, INC.

                PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                       THREE MONTHS ENDED MARCH 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                                                                 GRANCARE
                                                                                                                    AND
                                               GRANCARE   CORNERSTONE     PRO FORMA     GRANCARE    EVERGREEN    EVERGREEN
                                              HISTORICAL  HISTORICAL     ADJUSTMENTS    PRO FORMA   HISTORICAL   PRO FORMA
                                              ----------  -----------    -----------    ---------   ----------   ---------
Net revenues.................................  $144,051     $10,538        $    --      $154,589      $47,973    $202,562
Expenses:
  Operating expenses (excluding items shown
    below)...................................   122,732       8,351           (242)(1)   130,841       37,397     168,238
  Rent and property..........................     6,974         206             --         7,180        4,335      11,515
  Depreciation and amortization..............     3,187          22            495 (2)     3,704        1,530       5,234
  Interest expense and financing charges.....     5,172          --          1,103 (3)     6,275          861       7,136
                                               --------     -------        -------      --------      -------    --------
        Total expenses.......................   138,065       8,579          1,356       148,000       44,123     192,123
Income before income taxes...................     5,986       1,959         (1,356)        6,589        3,850      10,439
Income taxes.................................     2,275          --            235 (4)     2,510        1,482       3,992
                                               --------     -------        -------      --------      -------    --------
Net income...................................  $  3,711     $ 1,959        $(1,591)     $  4,079      $ 2,368    $  6,447
                                               ========     =======        =======      ========      =======    ========
Net income per common and
  common equivalent share:
  Primary....................................  $   0.26                                 $   0.28                 $   0.27(5)
                                               ========                                 ========                 ========
Fully diluted................................  $   0.26                                 $   0.28                 $   0.27(5)
                                               ========                                 ========                 ========
Weighted average number of common and common
  equivalent shares outstanding:
  Primary....................................    14,449                                   14,449                   24,122(5)
                                               ========                                 ========                 ========
  Fully diluted..............................    14,500                                   16,830                   24,173(5)
                                               ========                                 ========                 ========

- ---------------

Pro Forma Adjustments:

(1)  Operating expenses -- Pro Forma adjustments for operating expenses are as follows:
     Eliminate Cornerstone management fees paid to an affiliated entity.....................................  $ (242)
     The services related to such management fees will be assumed by GranCare without material incremental costs to GranCare.
(2)  Depreciation and amortization -- Pro Forma adjustments for depreciation and amortization are as follows:
     Amortization of Cornerstone goodwill over 25 years.....................................................  $  495
(3)  Interest expense -- Pro Forma adjustments for interest expenses are as follows:
     Interest expense on Cornerstone acquisition borrowings @ 8.25%.........................................  $1,103
(4)  Income taxes are adjusted to reflect tax provision for Cornerstone (historical income taxes for
     Cornerstone were provided at parent company level) and other pro forma adjustments.
(5)  The GranCare and Evergreen pro forma income per share amounts are based on the combined historical weighted average shares adjusted for the 0.775 Exchange Ratio.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG
                                 GRANCARE, INC.
                              GW ACQUISITION CORP.
                                      AND
                           EVERGREEN HEALTHCARE, INC.

                            DATED AS OF MAY 2, 1995

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
ARTICLE I -- THE MERGER...............................................................   A-1
   1.1  The Merger....................................................................   A-1
   1.2  Closing.......................................................................   A-1
   1.3  Effective Time................................................................   A-1
   1.4  Effect of Merger..............................................................   A-1
   1.5  Certificate of Incorporation and Bylaws.......................................   A-2
   1.6  Directors and Officers........................................................   A-2

ARTICLE II -- CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES......................   A-2
   2.1  Share Consideration; Conversion or Cancellation of Shares in the Merger.......   A-2
   2.2  Payment for Shares in the Merger..............................................   A-3
   2.3  Exchange Agent................................................................   A-4
   2.4  Fractional Shares.............................................................   A-4
   2.5  Transfer of Shares After the Effective Time...................................   A-5
   2.6  Further Assurances............................................................   A-5

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF GREEN AND
                   MERGER SUB.........................................................   A-5
   3.1  Corporate Organization........................................................   A-5
   3.2  Capitalization................................................................   A-5
   3.3  Options or Other Rights.......................................................   A-6
   3.4  Authority Relative to this Agreement..........................................   A-6
   3.5  Green Common Stock............................................................   A-6
   3.6  No Violation..................................................................   A-6
   3.7  Compliance with Laws..........................................................   A-7
   3.8  Litigation....................................................................   A-7
   3.9  Financial Statements and Reports..............................................   A-8
   3.10 Absence of Certain Changes or Events..........................................   A-8
   3.11 Employee Benefit Plans and Employment Matters.................................   A-9
   3.12 Labor Matters.................................................................   A-9
   3.13 Insurance.....................................................................  A-10
   3.14 Environmental Matters.........................................................  A-10
   3.15 Tax Matters...................................................................  A-10
   3.16 Intellectual Property.........................................................  A-10
   3.17 Related Party Transactions....................................................  A-11
   3.18 No Undisclosed Material Liabilities...........................................  A-11
   3.19 No Default....................................................................  A-11
   3.20 Title to Properties; Encumbrances.............................................  A-11
   3.21 Pooling of Interests..........................................................  A-11
   3.22 Representations Complete......................................................  A-12
   3.23 Brokers.......................................................................  A-12
   3.24 Opinion of Financial Advisors.................................................  A-12
   3.25 Whitecap Stock Ownership......................................................  A-12

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF WHITECAP..............................  A-12
   4.1  Corporate Organization........................................................  A-12
   4.2  Capital Stock.................................................................  A-12
   4.3  Options or Other Rights.......................................................  A-13

                                                                                        PAGE
                                                                                        ----
   4.4  Authority Relative to this Agreement..........................................  A-13
   4.5  No Violation..................................................................  A-13
   4.6  Compliance with Laws..........................................................  A-14
   4.7  Litigation....................................................................  A-14
   4.8  Financial Statements and Reports..............................................  A-15
   4.9  Absence of Certain Changes or Events..........................................  A-15
   4.10 Employee Benefit Plans and Employment Matters.................................  A-15
   4.11 Labor Matters.................................................................  A-16
   4.12 Insurance.....................................................................  A-17
   4.13 Environmental Matters.........................................................  A-17
   4.14 Tax Matters...................................................................  A-17
   4.15 Intellectual Property.........................................................  A-17
   4.16 Related Party Transactions....................................................  A-18
   4.17 No Undisclosed Material Liabilities...........................................  A-18
   4.18 No Default....................................................................  A-18
   4.19 Title to Properties; Encumbrances.............................................  A-18
   4.20 Pooling of Interests..........................................................  A-18
   4.21 Representations Complete......................................................  A-19
   4.22 Brokers.......................................................................  A-19
   4.23 Opinion of Financial Advisors.................................................  A-19
   4.24 Contracts.....................................................................  A-19

ARTICLE V -- COVENANTS AND AGREEMENTS.................................................  A-19
   5.1  Joint Proxy Statement/Prospectus; Registration Statement; Shareholders'
        Meeting.......................................................................  A-19
   5.2  Conduct of the Business of Whitecap Prior to the Effective Time...............  A-21
   5.3  Conduct of the Business of Green Prior to the Effective Time..................  A-22
   5.4  Access to Properties and Records..............................................  A-23
   5.5  No Solicitation of Transactions...............................................  A-23
   5.6  Employee Benefit Plans........................................................  A-25
   5.7  Treatment of Options..........................................................  A-25
   5.8  Settlement of Options and Rights..............................................  A-25
   5.9  Existing Indemnification Agreements...........................................  A-26
   5.10 Confidentiality...............................................................  A-26
   5.11 Reasonable Best Efforts.......................................................  A-26
   5.12 Certification of Stockholder Vote.............................................  A-27
   5.13 Affiliate Letters.............................................................  A-27
   5.14 Listing Application...........................................................  A-27
   5.15 Supplemental Disclosure Schedules.............................................  A-27
   5.16 No Action.....................................................................  A-27
   5.17 Conduct of Business of Merger Sub.............................................  A-27
   5.18 Corporate Governance..........................................................  A-27
   5.19 Restructuring of Merger.......................................................  A-28
   5.20 Cross Option Agreement........................................................  A-28

ARTICLE VI -- CONDITIONS PRECEDENT....................................................  A-28
   6.1  Conditions to Each Party's Obligation to Effect the Merger....................  A-28
   6.2  Conditions to the Obligation of Whitecap to Effect the Merger.................  A-29
   6.3  Conditions to the Obligations of Green and Merger Sub to Effect the Merger....  A-30

                                                                                        PAGE
                                                                                        ----
ARTICLE VII -- TERMINATION............................................................  A-31
   7.1  Termination...................................................................  A-31
   7.2  Effects of Termination........................................................  A-32

ARTICLE VIII -- MISCELLANEOUS.........................................................  A-33
   8.1  Amendment.....................................................................  A-33
   8.2  Waiver........................................................................  A-33
   8.3  Survival......................................................................  A-34
   8.4  Expenses and Fees.............................................................  A-34
   8.5  Notices.......................................................................  A-34
   8.6  Headings......................................................................  A-34
   8.7  Public Announcements..........................................................  A-34
   8.8  Entire Agreement..............................................................  A-35
   8.9  Assignment....................................................................  A-35
   8.10 Counterparts..................................................................  A-35
   8.11 Invalidity; Severability......................................................  A-35
   8.12 Governing Law.................................................................  A-35


                                    EXHIBITS

Exhibit A   Articles of Incorporation and Bylaws of Surviving Corporation
Exhibit B   Form of Affiliate Letter
Exhibit C   Confidentiality Agreement
Exhibit D   Form of Cross Option Agreement
Exhibit E   Form of Shareholder Voting Agreement
Exhibit F   Form of Shareholder Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of May 2, 1995 among GranCare, Inc., a California corporation ("Green"), GW Acquisition Corp., a California corporation and a wholly-owned subsidiary of Green ("Merger Sub"), and Evergreen Healthcare, Inc., a Georgia corporation ("Whitecap").

     WHEREAS, the Boards of Directors of Green, Merger Sub and Whitecap deem advisable, consistent with their respective long-term business strategies and in the best interests of their respective shareholders the merger of Merger Sub with and into Whitecap (the "Merger") upon the terms and conditions set forth herein and in accordance with the California Corporation Code (the "CCC") and the Georgia Business Corporation Code (the "GBCC") (Whitecap, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

     WHEREAS, the Boards of Directors of Green, Merger Sub and Whitecap have approved the Merger pursuant to this Agreement, upon the terms and subject to the conditions set forth herein;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, it is intended that the Merger shall be accounted for as a pooling of interests pursuant to opinion No. 16 of the Accounting Principles Board.

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the method of carrying the same into effect, the parties hereby agree as follows:

                                  ARTICLE I

                                  THE MERGER

     1.1 The Merger. Upon the terms and conditions hereinafter set forth and in accordance with the CCC and GBCC, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into Whitecap and thereupon the separate existence of Merger Sub shall cease, and Whitecap as the Surviving Corporation, shall continue to exist under and be governed by the GBCC.

     1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Green at One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346 as promptly as practicable after satisfaction or waiver of the conditions set forth in Article VI, or at such other location, time or date as may be agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     1.3  Effective Time. If all the conditions to the Merger set forth in
Article VI shall have been satisfied or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article VII, the parties hereto shall cause a Certificate of Merger meeting the requirements of the GBCC and CCC ("Certificate of Merger") to be properly executed and filed in accordance with such requirements on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of California in accordance with the CCC or at such other time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

     1.4 Effect of Merger. After the Effective Time, pursuant to the CCC and GBCC, the separate existence of Merger Sub will cease and the Surviving Corporation shall succeed, without other transfer, to all the rights and property of Merger Sub and shall be subject to all the debts and liabilities of Merger Sub in the same manner as if the Surviving Corporation had itself incurred them. All outstanding capital stock of Whitecap shall be automatically converted into the right to receive shares of stock of Green (or cash for fractional shares) and all the shares of Merger Sub shall be converted into shares of stock of Whitecap, as set forth in Article II hereof.

     1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and the Bylaws attached as Exhibit A shall be the Articles of Incorporation and Bylaws of the Surviving Corporation.

     1.6 Directors and Officers. The persons who are directors of Merger Sub immediately prior to the Effective Time shall, after the Effective Time, serve as the directors of the Surviving Corporation, to serve until their successors have been duly elected and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The persons who are officers of Merger Sub immediately prior to the Effective Time shall, after the Effective Time, serve as the officers of the Surviving Corporation at the pleasure of the Board of Directors of the Surviving Corporation. The directors of Green as of the Effective Time shall be as specified in Section 5.18.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     2.1 Share Consideration; Conversion or Cancellation of Shares in the Merger. Subject to the provisions of this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Each issued and outstanding share of the common stock, $.01 par value, of Whitecap (the "Whitecap Common Stock"), other than shares of Whitecap Common Stock that are owned by Whitecap as treasury stock (the "Treasury Shares"), shall be automatically converted into .775 shares (the "Exchange Ratio") of the common stock, no par value, of Green (the "Green Common Stock"). If prior to the Effective Time, Green or Whitecap should split or combine their respective Common Stock, or pay a stock dividend or other stock distribution in their respective Common Stock, or otherwise change their respective Common Stock into any other securities, or make any other dividend or distribution on their respective Common Stock, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change. The Exchange Ratio shall, in each case, be rounded to the nearest ten-thousandth of a share.

          (b) As a result of the Merger all of the shares of the Whitecap Common Stock to be converted into Green Common Stock pursuant to Section 2.1(a) (the "Whitecap Shares") shall cease to be outstanding, shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall thereafter cease to have any rights with respect to such shares, except the right to receive for each of the shares, upon the surrender of such certificate in accordance with Section 2.2(b), the amount of the Green Common Stock specified above (the "Share Consideration") and cash in lieu of fractional Green Common Stock as contemplated by Section 2.4.

          (c) The issued and outstanding shares of the common stock, no par value, of Merger Sub (the "Merger Sub Common Stock") shall be converted into one hundred (100) shares of fully paid and nonassessable shares of common stock, no par value, of the Surviving Corporation ("Surviving Corporation Common Stock").

          (d) All shares of Whitecap Common Stock which are owned as Treasury Shares shall be cancelled and retired and cease to exist, without any conversion thereof or payment with respect thereto.

          (e) Each outstanding option or warrant to purchase Whitecap Common Stock (each a, "Whitecap Stock Option") shall be assumed by Green as provided in Section 5.7.

     As used in this Agreement, the term "Subsidiary" shall mean with respect to any party any corporation of which at least a majority of the securities having by their terms ordinary voting power to elect a majority of the Board of Directors is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries; the term "Subsidiary" shall also include any unincorporated organization, including partnerships and joint ventures, of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or at least a majority of the voting interests in such organization are directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     2.2  Payment for Shares in the Merger.

     (a) At the Effective Time, Green shall make available to an exchange agent selected by Green and reasonably acceptable to Whitecap as exchange agent for the Whitecap Shares in accordance with this Article II (the "Exchange Agent"), for the benefit of those persons who immediately prior to the Effective Time were the holders of Whitecap Shares, a sufficient number of certificates representing shares of Green Common Stock required to effect the delivery of the aggregate Share Consideration required to be issued pursuant to Section 2.1 (the certificates representing Green Common Stock comprising such aggregate Share Consideration being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions from Green, deliver the shares of Green Common Stock contemplated to be issued pursuant to Section
2.1 and effect the sales provided for in Section 2.4 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (b) Promptly after the Effective Time, Green shall cause the Exchange Agent to send a notice and transmittal form to each holder of record of the Whitecap Shares immediately prior to the Effective Time advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent (who may appoint forwarding agents with the approval of Green) the certificate or certificates representing Whitecap Shares to be exchanged pursuant to the Merger (the "Certificates"). Upon the surrender for exchange of Certificates, together with such letter of transmittal duly completed and properly executed in accordance with instructions thereto and such other documents as may be reasonably required pursuant to such instructions, the holder shall be paid promptly, without interest thereon and subject to any required withholding of taxes, the Share Consideration to which such holder is entitled hereunder, and such Certificates shall forthwith be cancelled. Until so surrendered and exchanged, the Certificates shall represent solely the right to receive the Share Consideration pursuant to Section 2.1 and cash in lieu of fractional shares as contemplated by Section 2.4, subject to any required withholding of taxes. If any payment for the Whitecap Shares is to be made to a person other than the person in whose name the Certificates for such shares surrendered are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of such payment to a person other than the registered owner of the Certificates surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Unless prohibited by law, former shareholders of record of Whitecap shall be entitled to vote, after the Effective Time, at any meeting of Green shareholders, the number of whole shares of Green Common Stock into which their respective Whitecap Shares are converted, regardless of whether such holders have exchanged their Certificates in accordance with this Section 2.2.

     (c) No dividends or other distributions with respect to Green Common Stock with a record date after the Effective Time shall be paid to the holders of any unsurrendered Certificates with respect to the shares of Green Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until the surrender of such Certificates in accordance with this Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificates, there shall be paid by Green or the Exchange Agent to the holder of the Certificates, in addition to the Share Consideration to be issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Green Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Share Consideration, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such Share Consideration.

     (d) In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Green, the posting by such person of a bond in such amount, form and with such surety as Green may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the number of shares of the Green Common Stock and cash in lieu of fractional shares deliverable (and unpaid dividends and distributions) in respect thereof pursuant to this Agreement.

     (e) Green, as the sole shareholder of Merger Sub, shall, upon surrender to the Surviving Corporation of certificates representing the Merger Sub Common Stock, receive a certificate representing the number of shares of the Surviving Corporation Common Stock into which such Merger Sub Common Stock shall have been converted pursuant to Section 2.1.

     (f) Certificates surrendered for exchange by any person constituting a Rule 145 Affiliate of Whitecap (as defined in Section 5.13) shall not be exchanged for certificates representing Green Common Stock until Green has received a written agreement from such person as provided in Section 5.13.

     2.3 Exchange Agent. Green shall cause the Exchange Agent to agree, among other things, that (i) the Exchange Agent shall maintain the Exchange Fund as a separate fund to be held for the benefit of the holders of the Whitecap Shares, which shall be promptly applied by the Exchange Agent to making the payments provided for in Section 2.2, (ii) any portion of the Exchange Fund that has not been paid to holders of the Whitecap Shares pursuant to Section 2.2 prior to that date which is one year from the Effective Time shall be paid to Green, and any holders of Whitecap Shares who shall not have theretofore complied with
Section 2.2 shall thereafter look only to Green for payment of the number of shares of Green Common Stock and payments due pursuant to Section 2.2 hereof to which they are entitled under this Agreement, (iii) the Exchange Fund shall not be used for any purpose that is not provided for herein; and (iv) all expenses of the Exchange Agent shall be paid directly by Green. Promptly following the date which is one year from the Effective Time, the Exchange Agent shall return to Green all cash, securities and any other instruments in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of Certificates may surrender such Certificates to Green and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Share Consideration, cash in lieu of fractional shares and other payments payable with respect thereto pursuant to Sections 2.1, 2.2 and 2.4 hereof, without interest, but shall have no greater rights against Green than may be accorded to general creditors of Green under the CCC. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Green Common Stock held by it from time to time hereunder.

     2.4  Fractional Shares.

     (a) No fractional shares of Green Common Stock shall be issued in the Merger. In lieu of any such fractional securities, each holder of Whitecap Shares who would otherwise have been entitled to a fractional share of Green Common Stock upon surrender of Certificates for exchange pursuant to this
Article II will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of the Green Common Stock issued pursuant to this
Article II. As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of the Green Common Stock delivered to the Exchange Agent by Green over (ii) the aggregate number of full shares of the Green Common Stock to be distributed to holders of Whitecap Shares (such excess being herein called the "Excess Shares"), and the Exchange Agent, as agent for the former holders of Whitecap Shares, shall sell the Excess Shares at the prevailing prices on the New York Stock Exchange ("NYSE"). The sale of the Excess Shares by the Exchange Agent shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Green shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess Shares. Until the net proceeds of such sale have been distributed to the former shareholders of Whitecap, the Exchange Agent will hold such proceeds in trust for such former shareholders (the "Fractional Securities Fund"). As soon as practicable after the determination of the amount of cash to be paid to former shareholders of Whitecap in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former shareholders.

     (b) In lieu of establishing the Fractional Securities Fund pursuant to
Section 2.4(a), the Exchange Agent may, at the direction of Green, pay any cash amounts due the former shareholders of Whitecap directly from cash made available to the Exchange Agent by Green for such purpose.

     2.5 Transfer of Shares After the Effective Time. No transfers of Whitecap Shares shall be made on the stock transfer books of Whitecap after the close of business on the day prior to the date of the Effective Time.

     2.6 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of Whitecap or Merger Sub acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, Whitecap and Merger Sub agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Surviving Corporation are fully authorized in the name of Whitecap and Merger Sub or otherwise to take any and all such action.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF GREEN AND MERGER SUB

     Green and Merger Sub, jointly and severally, represent and warrant to Whitecap that, except as set forth in the Disclosure Schedule delivered herewith (the "Green Disclosure Schedule"):

     3.1 Corporate Organization. Each of Green and its Subsidiaries (the "Green Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed, individually or in the aggregate, would have a material adverse effect on the financial condition, results of operations, properties or business ("Material Adverse Effect") of Green and the Green Subsidiaries taken as a whole (a "Material Adverse Effect on Green"). True and complete copies of the Certificate of Incorporation and the Bylaws of Green have been delivered to Whitecap. Such Certificate and Bylaws are in full force and effect. The Green Disclosure Schedule contains a complete and accurate list of all of the Green Subsidiaries. Neither Green nor any Green Subsidiary is in violation of any provision of its Certificate of Incorporation or Bylaws which could have a Material Adverse Effect on Green. Merger Sub has not engaged in any business nor has it incurred any liabilities or obligations since it was incorporated other than relating to this Agreement and the transactions contemplated hereby. For the purposes of this Agreement the term "Significant Subsidiaries" shall mean a Significant Subsidiary of Green or Whitecap, as applicable, within the meaning of Rule 1-02 of Regulation S-X of the Commission.

     3.2 Capitalization. The authorized capital stock of Green consists of 50,000,000 shares of Green Common Stock, and 2,000,000 shares of Preferred Stock, no par value ("Green Preferred Stock"). As of the date of this Agreement, 13,818,057 shares of Green Common Stock are issued and outstanding, all of which were validly issued, fully paid and nonassessable, and 200,000 shares of such Common Stock are held in the treasury of Green. As of the date hereof, no shares of Green Preferred Stock are issued and outstanding. As of the date of this Agreement, 1,735,776 shares of Green Common Stock are reserved for future issuance pursuant to employee stock options granted pursuant to Green's Amended and Restated Stock Incentive Plan ("Stock Incentive Plan"), and 203,000 shares are reserved for future issuance pursuant to stock options granted pursuant to Green's 1994 Stock Option Plan ("1994 Plan") (any stock option issued under such plans being a "stock option"). In addition to the foregoing, 2,210,351 shares of Green Common Stock are reserved for issuance upon conversion of Green's $60,000,000 principal amount of aggregate outstanding 6 1/2% Convertible Subordinated Debentures Due 2003, and 656,353 shares of Green Common Stock are reserved for issuance upon exercise of outstanding warrants to purchase Green Common Stock. Green has heretofore delivered to Whitecap, correct and complete copies of the Stock Incentive Plan, the 1994 Plan, option agreements covering all outstanding stock options issued thereunder and all outstanding warrants to purchase Green Common Stock, in each case as currently in effect. Each option agreement sets forth for each stock option holder (i) such holder's name, (ii) the date of grant of stock options to such holder, (iii) the number of shares of Green Common Stock into which each such grant is exercisable, (iv) the exercise price per share of Green Common Stock with respect to each such grant, and (v) the periods during which such stock options or portions thereof are exercisable by such holder. Except as set forth in this Section 3.2 or in Schedule 3.2 of the Green Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Green or any Green Subsidiary or obligating Green or any Green Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Green or any Green Subsidiary. All shares of Green Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this
Section 3.2, there are no outstanding contractual obligations of Green or any Green Subsidiary to repurchase, redeem or otherwise acquire any shares of Green Common Stock or any capital stock of any Green Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Green Subsidiary or any other person. Each outstanding share of capital stock of each Green Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule 3.2 of the Green Disclosure Schedule, each such share owned by Green or another Green Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Green's or such other Green Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     3.3 Options or Other Rights. Except as disclosed in Section 3.2, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from Green or any Green Subsidiary any of the outstanding authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Green or any Green Subsidiary, and there is no outstanding security of any kind convertible into or exchangeable for such capital stock.

     3.4 Authority Relative to this Agreement. Each of Green and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery of this Agreement by each of Green and Merger Sub and the consummation of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors, and, other than the approval of Green's shareholders as provided in Section 5.1 hereof, no other corporate proceedings on the part of Green or Merger Sub are necessary to authorize the execution and delivery of this Agreement by Green or Merger Sub or the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by each of Green and Merger Sub, and constitutes a legal, valid and binding obligation of each of Green and Merger Sub, enforceable against each of Green and Merger Sub in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

     3.5 Green Common Stock. The shares of Green Common Stock to be issued in connection with the Merger have been duly authorized and, when issued as contemplated hereby at the Effective Time, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights.

     3.6 No Violation. The execution, delivery and performance of this Agreement by each of Green and Merger Sub and the consummation by each of them of the transactions contemplated hereby will not (i) violate or conflict with any provision of any material law applicable to Green or any Green Subsidiary or by which any of their property or assets are bound, (ii) require the consent, waiver, approval, license or authorization of or any filing by Green or any Green Subsidiary with any public authority (other than (a) the filing of a pre-merger notification report under The Hart-Scott-Rodino Antitrust Improvements Act of 1976,

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

as amended, and the rules and regulations promulgated thereunder (the "HSR Act") and the expiration of the applicable waiting period, (b) filings or authorizations required in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the CCC, the Bylaws of the NYSE or the "takeover" or "blue sky" laws of various states and (c) any other filings and approvals expressly contemplated by this Agreement), (iii) require the consent, waiver, approval, license or authorization of any person or entity other than as listed on Schedule 3.6 of the Green Disclosure Schedule or
(iv) violate, conflict with, or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal or result in the creation of a lien or other encumbrance on any property or asset of Green or any Green Subsidiary pursuant to or under any provision of any charter or bylaw, indenture, mortgage, lien, lease, license, agreement, contract, instrument, order, judgment, ordinance, Green Permit (as defined below), law, regulation or decree to which Green or any Green Subsidiary is subject or by which Green or any Green Subsidiary or any of their property or assets are bound, except where the failure to give such notice, make such filings, or obtain such authorizations, consents, waivers, licenses or approvals, or where such violations, conflicts, breaches, defaults, terminations, amendments, accelerations, cancellations, loss of rights or liens, individually or in the aggregate, would not have a Material Adverse Effect on Green or on Green's or Merger Sub's ability to consummate the transactions contemplated hereby.

     3.7  Compliance with Laws.

     (a) Green and each Green Subsidiary hold all licenses, permits and other authorizations necessary to conduct their respective businesses (collectively, "Green Permits"), are certified as providers under all applicable Medicare and Medicaid programs to the extent required to be so certified, and are in compliance with all Green Permits and all federal, state and other laws, rules, regulations, ordinances and orders governing their respective businesses, including, without limitation, the requirements, guidelines, rules and regulations of Medicare, Medicaid and other third-party reimbursement programs, except where the failure to hold such licenses, permits and other authorizations or to so comply, individually or in the aggregate, would not reasonably be foreseen to have a Material Adverse Effect on Green.

     (b) To Green's knowledge, all health care personnel employed by Green or any Green Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed, except where the failure to be so licensed, individually or in the aggregate, would not have a Material Adverse Effect on Green.

     (c) No action or proceeding is pending or, to Green's knowledge, threatened that may result in the suspension, revocation or termination of any Green Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither Green nor any Green Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Green Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation or proceeding would result, individually or in the aggregate, in a Material Adverse Effect on Green.

     (d) Neither Green nor any Green Subsidiary has received notice that Medicare, Medicaid or any other third-party reimbursement program has any claims for disallowance of costs against any of them which could result in offsets against future reimbursement or recovery of prior payments, which offsets or recoveries, individually or in the aggregate, would have a Material Adverse Effect on Green.

     (e) Green's and Green Subsidiary's pharmacy operations are in substantial compliance with all applicable laws, rules and regulations, including but not limited to, the Food, Drug and Cosmetic Act, the Prescription Drug Marketing Act and the Comprehensive Drug Abuse Prevention and Control Act of 1970.

     3.8 Litigation. Except as may be disclosed in the Green 10-K (as defined below), there are no suits, arbitrations, mediations, actions, proceedings, unfair labor practice complaints or grievances pending or, to Green's knowledge, threatened, or, to Green's knowledge, investigations pending or threatened, against Green

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

or any Green Subsidiary or with respect to any property or asset of any of them before any court, arbitrator, administrator or governmental or regulatory authority or body which, individually or in the aggregate, would have a Material Adverse Effect on Green. Neither Green nor any Green Subsidiary nor any property or asset of any of them is subject to any order, judgment, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on Green.

     3.9 Financial Statements and Reports. Green has made available to Whitecap true and complete copies of (a) its Annual Report on Form 10-K for the year ended December 31, 1994 (the "Green 10-K") as filed with the Securities and Exchange Commission (the "Commission"), for the year ended December 31, 1994,
(b) all registration statements filed by Green and declared effective under the Securities Act (other than registration statements on Form S8), and (c) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by it with the Commission. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information, included or incorporated by reference therein) are referred to in this Agreement as the "Green SEC Filings." As of the respective times such documents were filed or, as applicable, became effective, the Green SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on Green, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Green included in the Green SEC Filings were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of Green and the Green Subsidiaries as of the dates and for the periods indicated subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments and any other adjustments described therein. No Green Subsidiary is required to file any form, report or other document with the Commission.

     3.10 Absence of Certain Changes or Events. Other than as disclosed in the Green 10-K, in the Green SEC Filings filed with the Commission subsequent to December 31, 1994, or otherwise disclosed in this Agreement, since December 31, 1994 and through the date hereof, the business of Green and of each of the Green Subsidiaries has been conducted in the ordinary course, and there has not been
(i) any change in the financial condition, results of operations, properties or business of Green and the Green Subsidiaries, taken as a whole that has resulted in a Material Adverse Effect on Green; (ii) any material indebtedness incurred by Green or any Green Subsidiary for money borrowed, except under credit facilities disclosed in the SEC Filings; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by Green or any of the Green Subsidiaries; (iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on Green;
(v) any material change by Green in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (vi) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Green Common Stock; or (vii) any material agreement to acquire any assets or stock or other interests of any third-party; (viii) any increase in the compensation payable or to become payable by Green or any Green Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans set forth on the Green Disclosure Schedule, and except for increases consistent with past practice); (ix) any material revaluation by Green or any Green Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (x) any mortgage or pledge of any of the assets or properties of Green or any Green Subsidiary or the subjection of any of the assets or properties of Green or any Green Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto; or (xi) any assumption or guarantee by Green or a Green Subsidiary of the indebtedness of any person or entity.

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

     3.11  Employee Benefit Plans and Employment Matters.

     (a) The Green Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the Green 10-K which are not in the ordinary course of business and which provide for the annual payment of more than $200,000 in which Green or any Green Subsidiary participates, or by which any of them are bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement; (ii) any plan providing for "fringe benefits" to their employees, including, but not limited to, vacation, sick leave, medical, hospitalization and life insurance; (iii) any written employment agreement and any other employment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA")) that is not exempted from the coverage of ERISA by reason of the Department of Labor regulations. Green and the Green Subsidiaries are in compliance in all material respects with the requirements prescribed by all laws currently in effect applicable to employee benefit plans and to any employment agreements, including, but not limited to, ERISA and the Code. Green and the Green Subsidiaries have each performed all of its obligations under all such employee benefit plans and employment agreements in all material respects. There is no pending or, to the knowledge of Green, threatened legal action, proceeding or investigation against or involving any Green or Green Subsidiary employee benefit plan which could result in a material amount of liability to such employee benefit plan or to Green.

     (b) Neither Green nor the Green Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a material amount of liability to Green under Title IV of ERISA.

     (c) Neither Green nor the Green Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

     (d) All group health plans of Green and the Green Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects, to the extent such requirements are applicable.

     (e) There have been no acts or omissions by Green or the Green Subsidiaries or by any fiduciary, disqualified person or party in interest with respect to an employee benefit plan of Green or any Green Subsidiaries that have given rise to or may give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c), 502(i) or 4071 of ERISA or under Chapter 43 of the Code.

     (f) No "reportable event," as defined in ERISA Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of Green.

     (g) The Green Disclosure Schedule sets forth the name of each director, officer or employee of Green or any Green Subsidiary entitled to receive any material amount of benefit or payment under any existing employment agreement, severance plan or other benefit plan solely as a result of the consummation of any transaction contemplated by this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan.

     (h) Green has furnished Whitecap with true and correct copies of all plan documents and employment agreements referred to on the Green Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by law.

     (i) For purposes of this Section 3.11, any reference to "Green" shall be deemed to include a reference to any entity that is aggregated with Green under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply.

     3.12 Labor Matters. Except as disclosed on Schedule 3.12 of the Green Disclosure Schedule, neither Green nor any Green Subsidiary is a party to any collective bargaining agreement with respect to any of their

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

employees. None of the employees of Green or any Green Subsidiary is represented by any labor union. To the knowledge of Green, there is no activity involving any employees of Green or the Green Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity.

     3.13 Insurance. Green and the Green Subsidiaries maintain insurance against such risks and in such amounts as Green reasonably believes are necessary to conduct its business. Green and the Green Subsidiaries are not in default with respect to any provisions or requirements of any such policy, nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures which, individually or in the aggregate, would not have a Material Adverse Effect on Green. Neither Green nor any Green Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies. Green's captive insurance subsidiary is adequately capitalized to insure against such risks as Green reasonably believes necessary to conduct its business, in accordance with industry standards.

     3.14 Environmental Matters. Except as disclosed on Schedule 3.14 of the Green Disclosure Schedule, Green and the Green Subsidiaries are in compliance with all environmental laws, and have obtained all necessary licenses and permits required to be issued pursuant to any environmental law, except where the failure to so comply or to obtain such licenses or permits, individually or in the aggregate, would not have a Material Adverse Effect on Green. Neither Green nor any Green Subsidiary has received notice or communication from any governmental agency with, respect to (i) any hazardous substance relative to its operations, property or assets or (ii) any investigation, demand or request pursuant to enforcing any environmental law relating to it or its operations, and no such investigation is pending or, to the knowledge of Green threatened, in any case, which would lead to a Material Adverse Effect on Green.

     3.15 Tax Matters. Green has paid, or made adequate provision for on its balance sheet at December 31, 1994 included in the Green 10-K, all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on Green or any Green Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Green Taxes"), for the Green taxable period ended December 31, 1994 and all fiscal periods of Green prior thereto, except such nonpayment, or failure to make adequate provision, which, individually or in the aggregate, would not have a Material Adverse Effect on Green. Green Taxes paid and/or incurred from December 31, 1994 until the Closing Date shall include only Green Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ended December 31, 1994. Green and each of the Green Subsidiaries have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which Green and/or such Green Subsidiary (as the case may be) are required to file ("Green Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings, individually or in the aggregate, would not have a Material Adverse Effect on Green, and except for the nonpayment of such amounts which, individually or in the aggregate, would not have a Material Adverse Effect on Green. Neither Green nor any Green Subsidiary (i) has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of Green, (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Green Taxes, other than among Green and the Green Subsidiaries, or (iii) has received any claim by an authority in a jurisdiction where neither Green nor any Green Subsidiary files Green Tax Returns that they are or may be subject to Green Taxes by that jurisdiction, except for any such claims as, individually or in the aggregate, would not have a Material Adverse Effect on Green. No action or proceeding is pending or, to Green's knowledge, threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from Green or any Green Subsidiary of any Green Taxes, no unresolved claim for any deficiency, assessment or collection of any Green Taxes has been asserted against Green or any Green Subsidiary, and all resolved assessments of Green Taxes have been paid or are reflected on the Green balance sheet at December 31, 1994, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect on Green.

     3.16 Intellectual Property. Except as disclosed on Schedule 3.16 of the Green Disclosure Schedule, Green and the Green Subsidiaries own, possess or have the right to use all franchises, patents, trademarks,

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

service marks, tradenames, licenses and authorizations (collectively, "Green Intellectual Property Rights") which are necessary, to the conduct of their respective businesses. To the knowledge of Green, neither Green nor any Green Subsidiary is infringing or otherwise violating intellectual property rights of any person which infringement or violation would subject Green or any Green Subsidiary to liabilities which, individually or in the aggregate, would have a Material Adverse Effect on Green or which would prevent Green or any Green Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to Green's knowledge, threatened against Green or any Green Subsidiary alleging any such violation.

     3.17 Related Party Transactions. Except as disclosed in the Green SEC Filings, there have been no material transactions between Green or any Green Subsidiary on the one hand, and any (i) officer or director of Green or any Green Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of Green, or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to Green or the Green Subsidiaries or the grant of stock options to purchase shares of Green Common Stock.

     3.18 No Undisclosed Material Liabilities. Except as disclosed in the Green 10-K, neither Green nor any of the Green Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect on Green other than (i) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1994, (ii) liabilities that have been repaid, discharged or otherwise extinguished, and (iii) liabilities under or contemplated by this Agreement.

     3.19 No Default. Neither Green nor any of the Green Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its charter or By-Laws, (b) any note, bond, mortgage, indenture, license, agreement, contract, lease, commitment or other obligation to which Green or any of the Green Subsidiaries is a party or by which they or any of their properties or assets may be bound, or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Green or any of the Green Subsidiaries, except in the case of clauses (b) and (c) above for defaults or violations which would not have a Material Adverse Effect on Green.

     3.20 Title to Properties; Encumbrances. Except as disclosed in the Green 10-K or the Green SEC Filings and as described in clause (ii) below: (i) each of Green and the Green Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all the properties and assets reflected in the consolidated balance sheet of Green and the Green Subsidiaries at December 31, 1994 included in the Green 10-K (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 1994) and (ii) none of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for liens for taxes not yet due and payable and minor imperfections of title and encumbrance, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Green and the Green Subsidiaries. Except as would not cause a Material Adverse Effect on Green, all of the properties and assets of Green and the Green Subsidiaries are, in all material respects, in good operating condition and repair, and maintenance thereon has not been deferred beyond industry standards, and are suitable for the purposes for which they are presently being used.

     3.21 Pooling of Interests. Neither Green nor any of the Green Subsidiaries nor, to the knowledge of Green, any of their respective directors, officers or shareholders has taken any action which would interfere with the parties' ability to account for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the Commission.

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

     3.22 Representations Complete. None of the representations or warranties made by Green or Merger Sub herein, or certificate furnished by Green or Merger Sub pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Effective Time, to Green or Merger Sub's knowledge, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     3.23 Brokers. Neither Green nor any Green Subsidiary has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except that Green has retained Salomon Brothers Inc and Smith Barney Inc. as its financial advisors for the transactions contemplated hereby.

     3.24 Opinion of Financial Advisors. Green has received the opinions of each of Salomon Brothers Inc and Smith Barney Inc. to the effect that, as of the date hereof, the Exchange Ratio is fair to Green, from a financial point of view.

     3.25 Whitecap Stock Ownership. Except as contemplated pursuant to the terms of this Agreement and the transactions to be consummated hereby, neither Green nor any of the Green Subsidiaries own any shares of Whitecap Common Stock or rights to acquire or dispose of Whitecap Common Stock.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF WHITECAP

     Whitecap represents and warrants to Green and Merger Sub that, except as set forth in the Disclosure Schedule delivered herewith (the "Whitecap Disclosure Schedule"):

     4.1 Corporate Organization. Whitecap and each of its Subsidiaries (the "Whitecap Subsidiaries") is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with all requisite corporate or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed, individually or in the aggregate, would have a Material Adverse Effect on Whitecap (a "Material Adverse Effect on Whitecap"). True and complete copies of the Articles of Incorporation and the Bylaws together with all amendments thereto of Whitecap and the Articles of Incorporation or Certificates of Limited Partnership of the Whitecap Subsidiaries, together with all amendments thereto have been made available to Green. Such charter, Bylaws and certificates are in full force and effect. The Whitecap Disclosure Schedule 4.1 contains a complete and accurate list of all of the Whitecap Subsidiaries. Neither Whitecap nor any Whitecap Subsidiary is in violation of any provision of its charter or Bylaws or certificate of limited partnership which could have a Material Adverse Effect on Whitecap.

     4.2 Capital Stock. As of the date hereof, the authorized capital stock of Whitecap consists in its entirety of (i) 25,000,000 shares of common stock, $.01 par value, and (ii) 1,000,000 shares of Special Stock, $1.00 par value, none of which are issued and outstanding. As of March 31, 1995, (i) 12,481,040 shares of Whitecap Common Stock were issued and outstanding, (ii) options and warrants to acquire 347,315 shares of Whitecap Common Stock were outstanding under the Whitecap Option Plans (as hereinafter defined) and (iii) 572,800 shares of Whitecap Common Stock were reserved for issuance under all of the Whitecap Option Plans. Except as set forth on Schedule 4.1 (such Schedule 4.1 to also include a list of all partners of any Limited Partnership of which Whitecap is a general partner), all of the outstanding shares of capital stock of each of the Whitecap Subsidiaries are owned beneficially and of record by Whitecap or a Whitecap Subsidiary free and clear of all liens, charges, encumbrances, options, rights of first refusal or limitations or agreements regarding voting rights of any nature. All of the outstanding shares of capital stock of Whitecap and each of the Whitecap Subsidiaries have been validly issued and are fully paid and nonassessable. Whitecap has heretofore delivered to Green, correct and complete copies of the Stock Option Plans and warrants to purchase Whitecap Common Stock, in each case as currently in effect. Each option agreement sets forth for each stock option holder (i) such holder's name, (ii) the date of grant of stock options to such holder, (iii) the number of shares of Whitecap Common Stock into which each such grant is exercisable, (iv) the exercise price per share of Whitecap Common Stock with respect to each such grant, and (v) the periods during which such stock options or portions thereof are exercisable by such holder. Except as set forth in this
Section 4.2 or in Schedule 4.2 of the Whitecap Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Whitecap or any Whitecap Subsidiary or obligating Whitecap or any Whitecap Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Whitecap or any Whitecap Subsidiary. All shares of Whitecap Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this
Section 4.2, there are no outstanding contractual obligations of Whitecap or any Whitecap Subsidiary to repurchase, redeem or otherwise acquire any shares of Whitecap Common Stock or any capital stock of any Whitecap Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Whitecap Subsidiary or any other person. Each outstanding share of capital stock of each Whitecap Subsidiary is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 4.2 of the Whitecap Disclosure Schedule, each such share owned by Whitecap or another Whitecap Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Whitecap's or such other Whitecap Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

     4.3 Options or Other Rights. Except as disclosed in Section 4.2 or in the Whitecap 10-K (hereinafter defined), there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from Whitecap or any Whitecap Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other security of Whitecap or any Whitecap Subsidiary and there is no outstanding security of any kind convertible into or exchangeable for such capital stock. There are no agreements or understandings among Whitecap or any Whitecap Subsidiary on the one hand and any other person on the other hand concerning the registration of any security of Whitecap or a Whitecap Subsidiary under the Securities Act. Except as set forth on Schedule 4.3 of the Whitecap Disclosure Schedule, no options granted under the Whitecap Option Plans have provisions which accelerate the vesting or right to exercise such options upon the occurrence of certain events, including, but not limited to, the consummation of the Merger.

     4.4 Authority Relative to this Agreement. Whitecap has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated on its part hereby. The execution and delivery of this Agreement by Whitecap and the consummation of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors, and, other than the approval of Whitecap's shareholders as provided in Section 5.1 hereof, no other corporate proceedings on the part of Whitecap are necessary to authorize the execution and delivery of this Agreement by Whitecap or the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by Whitecap, and constitutes legal, valid and binding obligations of Whitecap, enforceable against Whitecap in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equity principles.

     4.5 No Violation. The execution, delivery and performance of this Agreement by Whitecap and the consummation by it of the transactions contemplated hereby will not (i) violate or conflict with any provision of any material law applicable to Whitecap or any Whitecap Subsidiary or by which any property or assets are bound, (ii) require the consent, waiver, approval, license or authorization of or any filing by Whitecap or any Whitecap Subsidiary with any public authority (other than (a) the filing of a Pre-Merger Notification Report under the HSR Act and the expiration of the applicable waiting period, (b) filings or authorizations required in connection or in compliance with the provisions of the Exchange Act, the Securities Act, the GBCC, the Bylaws of the NYSE or the "takeover" or "blue sky" laws of various states and (c) any other filings and approvals expressly contemplated by this Agreement), (iii) require the consent, waiver, approval, license or authorization of any person or entity other than as listed on Schedule 4.5 of the Whitecap Disclosure Schedule or, (iv) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of, or result in any, termination, amendment, acceleration or cancellation of, or loss of any benefit or creation of a right of first refusal or result in the creation of a lien or other encumbrance on any property or asset of Whitecap or any Whitecap Subsidiary pursuant to or under any provision of any charter or bylaw, indenture, mortgage, lien, lease, license, agreement, contract, instrument, order, judgment, ordinance, Whitecap Permit (as defined below), law, regulation or decree to which Whitecap or Whitecap Subsidiary is subject or by which Whitecap or any Whitecap Subsidiary or any of their property or assets are bound, except where the failure to give such notice, make such filings, or obtain such authorizations, consents, waivers, licenses or approvals, or where such violations, conflicts, breaches, defaults, terminations, amendments, accelerations, cancellations, loss of rights or liens, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap or on Whitecap's ability to consummate the transactions contemplated hereby.

     4.6  Compliance with Laws.

     (a) Whitecap and each Whitecap Subsidiary hold all licenses, permits and other authorizations necessary to conduct its business (collectively, "Whitecap Permits"), are certified as providers under all applicable Medicare and Medicaid programs to the extent required to be so certified, and are in compliance with all Whitecap Permits and all federal, state and other laws, rules, regulations, ordinances and orders governing its business, including, without limitation, the requirements, guidelines, rules and regulations of Medicare, Medicaid and other third-party reimbursement programs, except where the failure to hold such licenses, permits and other authorizations or to so comply, individually or in the aggregate, would not reasonably be foreseen to have a Material Adverse Effect on Whitecap.

     (b) To Whitecap's knowledge, all health care personnel employed by Whitecap or any Whitecap Subsidiary are properly licensed to the extent required to perform the duties of their employment in each jurisdiction where such duties are performed, except where the failure to be so licensed, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap.

     (c) No action or proceeding is pending or, to Whitecap's knowledge, threatened that may result in suspension, revocation or termination of any Whitecap Permit, the issuance of any cease-and-desist order, or the imposition of any administrative or judicial sanction, and neither Whitecap nor any Whitecap Subsidiary has received any notice from any governmental authority in respect of the suspension, revocation or termination of any Whitecap Permit, or any notice of any intention to conduct any investigation or institute any proceeding, in any such case where such suspension, revocation, termination, order, sanction, investigation, or proceeding would result, individually or in the aggregate, in a Material Adverse Effect on Whitecap. There are no deficiency notices pending as of April 30, 1995 with respect to Whitecap's Permits which are not set forth in Schedule 4.6(c) of the Whitecap Disclosure Schedule and which would result in a Material Adverse Effect on Whitecap.

     (d) Neither Whitecap nor any Whitecap Subsidiary has received notice that Medicare, Medicaid or any other third-party reimbursement program has any claims for disallowance of costs against any of them which could result in offsets against future reimbursement or recovery of prior payments, which offsets or recoveries, individually or in the aggregate, would have a Material Adverse Effect on Whitecap.

     4.7 Litigation. Except as may be disclosed in the Whitecap SEC Filings (as defined below) or in the audit letters delivered to Green, there are no suits, arbitrations, mediations, actions, proceedings, unfair labor practice complaints or grievances pending or, to Whitecap's knowledge, threatened or, to Whitecap's knowledge, investigations pending or threatened, against Whitecap or any Whitecap Subsidiary or with respect to any property or asset of any of them before any court, arbitrator, administrator or governmental or regulatory authority or body which, individually or in the aggregate, would have a Material Adverse Effect on Whitecap. Neither Whitecap nor any Whitecap Subsidiary nor any property or asset of any of them is subject to any order, judgment, injunction or decree which, individually or in the aggregate, would have a Material Adverse Effect on Whitecap.

     4.8 Financial Statements and Reports. Whitecap has made available to Green true and complete copies of (i) its Annual Report on Form 10-K for the year ended June 30, 1994 (the "Whitecap 10-K"), as filed with the Commission, (ii) its proxy statement relating to the annual meetings of its shareholders held on February 16, 1995, (iii) all registration statements filed by Whitecap and declared effective under the Securities Act (other than registration statements on Form S-8) and (iv) all other reports, statements and registration statements (including Current Reports on Form 8-K) filed by it with the Commission. The reports, statements and registration statements referred to in the immediately preceding sentence (including, without limitation, any financial statements or schedules or other information included or incorporated by reference therein) are referred to in this Agreement as the "Whitecap SEC Filings." As of the respective times such documents were filed or, as applicable, became effective, the Whitecap SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Whitecap included in the Whitecap SEC Filings were prepared in accordance with generally accepted accounting principles (as in effect from time to time) applied on a consistent basis and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, consolidated results of operations and consolidated cash flows of Whitecap and the Whitecap Subsidiaries as of the dates and for the periods indicated subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustment and any other adjustment described therein.

     4.9 Absence of Certain Changes or Events. Other than as disclosed in the Whitecap 10-K or in the Whitecap SEC Filings filed with the Commission subsequent to June 30, 1994 or otherwise disclosed in this Agreement or on the Whitecap Disclosure Schedule, since December 31, 1994 and through the date hereof, the business of Whitecap and of each of the Whitecap Subsidiaries has been conducted in the ordinary course, and there has not been (i) any change in the financial condition, results of operations, properties or business of Whitecap and the Whitecap Subsidiaries, taken as a whole that has resulted in a Material Adverse Effect on Whitecap; (ii) any material indebtedness incurred by Whitecap or any Whitecap Subsidiary for money borrowed, except under credit facilities disclosed in the Whitecap SEC Filings; (iii) any material transaction or commitment, except in the ordinary course of business or as contemplated by this Agreement, entered into by Whitecap or any of the Whitecap Subsidiaries;
(iv) any damage, destruction or loss, whether covered by insurance or not, which, individually or in the aggregate, would have a Material Adverse Effect on Whitecap; (v) any declaration, setting aside or payment of any dividend (whether in cash, securities or property) with respect to the Whitecap Common Stock (vi) any material agreement to acquire any assets or stock or other interests of any third-party; (vii) any increase in the compensation payable or to become payable by Whitecap or any Whitecap Subsidiary to any employees, officers, directors, or consultants or in any bonus, insurance, welfare, pension or other employee benefit plan, payment or arrangement made to, for or with any such employee, officer, director or consultant (other than as provided in employment agreements, consulting agreements and welfare and benefit plans set forth on the Whitecap Disclosure Schedule, and except for increases consistent with past practice); (viii) any material revaluation by Whitecap or any Whitecap Subsidiary of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable); (ix) any material change by Whitecap in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (x) any mortgage or pledge of any of the assets or properties of Whitecap or any Whitecap Subsidiary or the subjection of any of the assets or properties of Whitecap or any Whitecap Subsidiary to any material liens, charges, encumbrances, imperfections of title, security interest, options or rights or claims of others with respect thereto; or (xi) any assumption or guarantee by Whitecap or a Whitecap Subsidiary of the indebtedness of any person or entity.

     4.10  Employee Benefit Plans and Employment Matters.

     (a) The Whitecap Disclosure Schedule lists all employee benefit plans, collective bargaining agreements, labor contracts, and employment agreements not otherwise disclosed in the Whitecap SEC Filings, which provide for the annual payment of more than $200,000 in which Whitecap or any Whitecap Subsidiary participates, or by which any of them are bound, including, without limitation, (i) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, welfare, and incentive plan or agreement; (ii) any plan providing for "fringe benefits" to their employees, including, but not limited to, vacation, sick leave, medical, hospitalization and life insurance; (iii) any written employment agreement and any other employment agreement not terminable at will; and (iv) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA) that is not exempted from the coverage of ERISA by reason of the Department of Labor regulations. Whitecap and the Whitecap Subsidiaries are in compliance in all material respects with the requirement prescribed by all laws currently in effect applicable to employee benefit plans and to any employment agreement, including, but not limited to, ERISA and the Code. Whitecap and the Whitecap Subsidiaries have each performed all of its obligations under all such employee benefit plans and employment agreements in all material respects. There is no pending or, to the knowledge of Whitecap, threatened legal action, proceeding or investigation against or involving any Whitecap or Whitecap Subsidiary employee benefit plan which could result in a material amount of liability to such employee benefit plan or to Whitecap.

     (b) Neither Whitecap nor the Whitecap Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan to which Section 4021 of ERISA applies that would create a material amount of liability to Whitecap under Title IV of ERISA.

     (c) Neither Whitecap nor the Whitecap Subsidiaries sponsor or participate in, and have not sponsored or participated in, any employee benefit pension plan that is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA).

     (d) All group health plans of Whitecap and the Whitecap Subsidiaries have been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code in all material respects, to the extent such requirements are applicable.

     (e) There have been no acts or omissions by Whitecap or any Whitecap Subsidiary or by any fiduciary, disqualified person or party in interest with respect to an employee benefit plan of Whitecap or any Whitecap Subsidiaries that have given rise to or may give rise to a material amount of fines, penalties, taxes, or related charges under Sections 502(c), 502(i) or 4071 of ERISA or under Chapter 43 of the Code.

     (f) No "reportable event," as defined in ERISA Section 4043, other than those events with respect to which the Pension Benefit Guaranty Corporation has waived the notice requirement, has occurred with respect to any of the employee benefit plans of Whitecap.

     (g) The Whitecap Disclosure Schedule sets forth the name of each director, officer or employee of Whitecap or any Whitecap Subsidiary entitled to receive any material amount of benefit or payment under any existing employment agreement, severance plan or other benefit plan solely as a result of the consummation of any transaction contemplated by this Agreement, and with respect to each such person, the nature of such benefit or the amount of such payment, the event triggering the benefit or payment, and the date of, and parties to, such employment agreement, severance plan or other benefit plan.

     (h) Whitecap has furnished Green with true and correct copies of all plan documents and employment agreements referred to on the Whitecap Disclosure Schedule, including all amendments thereto, and all related summary plan descriptions to the extent that one is required by law.

     (i) For purposes of this Section 4.10, any reference to "Whitecap" shall be deemed to include a reference to any entity that is aggregated with Whitecap under the provisions of Section 414 of the Code, to the extent that those aggregation rules apply.

     4.11 Labor Matters. Neither Whitecap nor any Whitecap Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of Whitecap or any Whitecap Subsidiary is represented by any labor union. To the knowledge of Whitecap, there is no activity involving any employees of Whitecap or the Whitecap Subsidiaries seeking to certify a collective bargaining unit or engaging in any other activity.

     4.12 Insurance. Whitecap and the Whitecap Subsidiaries maintain insurance against such risks and in such amounts as Whitecap reasonably believes are necessary to conduct its business. Whitecap and the Whitecap Subsidiaries are not in default with respect to any provisions or requirements of any such policy nor have any of them failed to give notice or present any claim thereunder in a due and timely fashion, except for defaults or failures which, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap. Neither Whitecap nor any Whitecap Subsidiary has received any notice of cancellation or termination in respect of any of its insurance policies.

     4.13 Environmental Matters. Whitecap and the Whitecap Subsidiaries are in compliance with all environmental laws, and have obtained all necessary licenses and permits required to be issued pursuant to any environmental law, except where the failure to so comply or to obtain such licenses or permits, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap. Neither Whitecap nor any Whitecap Subsidiary has received notice or communication from any governmental agency with respect to (i) any hazardous substance relative to its operations, property or assets or (ii) any investigation, demand or request pursuant to enforcing any environmental law relating to it or its operations, and no such investigation is pending or, to the knowledge of Whitecap threatened, in any case, which would lead to a Material Adverse Effect on Whitecap.

     4.14 Tax Matters. Whitecap has paid, or made adequate provision for on its June 30, 1994 balance sheet, all federal, state, local, foreign or other governmental income, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on Whitecap or any Whitecap Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Whitecap Taxes"), for the Whitecap taxable period ended June 30, 1994 and all fiscal periods of Whitecap prior thereto, except such nonpayment, or failure to make adequate provision, which, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap. Whitecap Taxes paid and/or incurred from June 30, 1994 until the Closing Date shall include only Whitecap Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ending on June 30, 1994. Whitecap and each of the Whitecap Subsidiaries have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which Whitecap and/or such Whitecap Subsidiary (as the case may be) are required to file ("Whitecap Tax Returns"), and have paid or provided for all the amounts shown to be due thereon, except where such failure to make such timely filings, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap, and except for the nonpayment of such amounts which, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap. Neither Whitecap nor any Whitecap Subsidiary (i) has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of Whitecap, (ii) is a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Whitecap Taxes, other than among Whitecap and the Whitecap Subsidiaries,
(iii) has elected to be treated as a consenting corporation under Section 341(f) of the Code, or (iv) has received any claim by an authority in a jurisdiction where neither Whitecap nor any Whitecap Subsidiary files Whitecap Tax Returns that they are or may be subject to Whitecap Taxes by that jurisdiction, except for any such claims as, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap. No action or proceeding is pending or, to Whitecap's knowledge, threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from Whitecap or any Whitecap Subsidiary of any Whitecap Taxes, no unresolved claim for any deficiency, assessment or collection of any Whitecap Taxes has been asserted against Whitecap or any Whitecap Subsidiary, and all resolved assessments of Whitecap Taxes have been paid or are reflected on the Whitecap balance sheet at June 30, 1994 included in its Annual Report on Form 10-K for the period ended on such date, except for any of the foregoing which, individually or in the aggregate, would not have a Material Adverse Effect on Whitecap.

     4.15 Intellectual Property. Whitecap and the Whitecap Subsidiaries own, possess or have the right to use all franchises, patents, trademarks, service marks, tradenames, licenses and authorizations (collectively, "Whitecap Intellectual Property Rights") which are necessary to the conduct of their respective businesses.

To the knowledge of Whitecap, neither Whitecap nor any Whitecap Subsidiary is infringing or otherwise violating the intellectual property rights of any person which infringement or violation would subject Whitecap or any Whitecap Subsidiary to liabilities which, individually or in the aggregate, would have a Material Adverse Effect on Whitecap or which would prevent Whitecap or any Whitecap Subsidiary from conducting their respective businesses substantially in the manner in which they are now being conducted. No claim has been made or, to Whitecap's knowledge, threatened against Whitecap or any Whitecap Subsidiary alleging any such violation.

     4.16 Related Party Transactions. Except as disclosed in the Whitecap SEC Filings, there have been no material transactions between Whitecap or any Whitecap Subsidiary on the one hand, and any (i) officer or director of Whitecap or any Whitecap Subsidiary, (ii) record or beneficial owner of five percent or more of the voting securities of Whitecap or (iii) affiliate (as such term is defined in Regulation 12b-2 promulgated under the Exchange Act) of any such officer, director or beneficial owner, on the other hand, other than payment of compensation for services rendered to Whitecap or the Whitecap Subsidiaries.

     4.17 No Undisclosed Material Liabilities. Except as disclosed in the Whitecap SEC Filings, neither Whitecap nor any of the Whitecap Subsidiaries has incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a Material Adverse Effect on Whitecap other than (i) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1994, (ii) liabilities that have been repaid, discharged or otherwise extinguished and (iii) liabilities under this Agreement.

     4.18 No Default. Neither Whitecap nor any of the Whitecap Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (a) its charter or By-Laws, (b) any note, bond, mortgage, indenture, license, agreement, contract, lease, commitment or other obligation to which Whitecap or any of the Whitecap Subsidiaries is a party or by which they or any of their properties or assets may be bound, or (c) any order, writ, injunction, decree, statute, rule or regulation applicable to Whitecap or any of the Whitecap Subsidiaries, except in the case of clauses (b) and (c) above for defaults or violations which would not have a Material Adverse Effect on Whitecap.

     4.19 Title to Properties; Encumbrances. Schedule 4.19 of the Whitecap Disclosure Schedule sets forth all real property owned or leased by Whitecap and the Whitecap Subsidiaries (the "Real Property"), indicating which facilities are owned and which are leased. Except as disclosed in the Whitecap SEC Filings and as described in clause (ii) below: (i) each of Whitecap and the Whitecap Subsidiaries has good, valid and marketable title to, or a valid leasehold interest in, as applicable, all of its properties and assets (real, personal and mixed, tangible and intangible), including, without limitation, all Real Property and all the other properties and assets reflected in the consolidated balance sheet of Whitecap and the Whitecap Subsidiaries at December 31, 1994 (except for properties and assets disposed of in the ordinary course of business and consistent with past practices since December 31, 1994) and (ii) none of such properties or assets are subject to any liability, obligation, claim, lien, mortgage, pledge, security interest, conditional sale agreement, charge or encumbrance of any kind (whether absolute, accrued, contingent or otherwise), except for liens for taxes not yet due and payable and minor imperfections of title and encumbrance, if any, which are not substantial in amount, do not materially detract from the value of the property or assets subject thereto and do not impair the operations of Whitecap and the Whitecap Subsidiaries. A true and complete copy of each of the Whitecap real property leases has been made available to Merger Sub and Green. Each of the leases is in full force and effect and there is no default by landlord or tenant existing thereunder (and no event has occurred which, with notice and the passage of time or both, would constitute a default under such Lease) which would have a Material Adverse Effect on Whitecap. Except as would not cause a Material Adverse Effect on Whitecap, all of the properties and assets of Whitecap and the Whitecap Subsidiaries are, in all material respects, in good operating condition and repair, and maintenance thereon has not been deferred beyond industry standards, and are suitable for the purposes for which they are presently being used.

     4.20 Pooling of Interests. Neither Whitecap nor any of the Whitecap Subsidiaries nor, to the knowledge of Whitecap, any of their respective directors, officers or shareholders has taken any action which would interfere with the parties' ability to account for the Merger as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the Commission.

     4.21 Representations Complete. None of the representations or warranties made by Whitecap herein or in any Schedule hereto, including the Whitecap Disclosure Schedule, or certificate furnished by Whitecap pursuant to this Agreement, or the Whitecap SEC Filings, when all such documents are read together in their entirety, contains or will contain at the Effective Time, to Whitecap's knowledge, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

     4.22 Brokers. Neither Whitecap nor any Whitecap Subsidiary has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except that Whitecap has retained The Chicago Dearborn Company and McDonald & Co. Securities, Inc. as its financial advisors for the transactions contemplated hereby.

     4.23 Opinion of Financial Advisors. Whitecap has received the opinions of each of The Chicago Dearborn Company and McDonald & Company Securities, Inc. to the effect that, as of the date hereof, the Merger is fair to the holders of Whitecap Common Stock, from a financial point of view.

     4.24 Contracts. Except as set forth in Schedule 4.24 of the Whitecap Disclosure Schedule, neither Whitecap nor any Whitecap Subsidiary has entered into any agreement for pharmacy services, which agreement is not terminable upon 30 days notice, which agreements separately or in the aggregate are material to Whitecap and the Whitecap Subsidiaries, taken as a whole.

                                   ARTICLE V

                            COVENANTS AND AGREEMENTS

     5.1 Joint Proxy Statement/Prospectus; Registration Statement; Shareholders' Meeting.

     (a) Each of Green and Whitecap agree that this Agreement shall be submitted to their respective shareholders for approval at a meeting (the "Meeting") duly called and held pursuant to applicable state law. As soon as practicable after the date of this Agreement, each of Whitecap and Green shall take all action, to the extent necessary in accordance with applicable law and their respective charters and Bylaws, to convene each Meeting promptly to consider and vote upon the approval of the Merger and such other matters as may be necessary or desirable to consummate the Merger and the transactions contemplated hereby. As soon as practicable after the date of this Agreement, Whitecap and Green shall jointly prepare and file with (i) the Commission, subject to the prior approval of the other party, which approval shall not be unreasonably withheld, preliminary joint proxy materials relating to each Meeting as required by the Exchange Act, and a registration statement on Form S-4 (as amended or supplemented, the "Registration Statement") relating to the registration under the Securities Act of the shares of Green Common Stock issuable to the holders of the Whitecap Shares, and (ii) state securities administrators, such registration statements or other documents as may be required under applicable blue sky laws to qualify or register the shares of Green Common Stock issuable to the holders of the Whitecap Shares (the "Blue Sky Filings"). Whitecap, Merger Sub and Green will use their reasonable best efforts to cause the Registration Statement to become effective as soon as practicable. Promptly after the Registration Statement has become effective and all applicable blue sky laws have been complied with, Whitecap and Green shall mail the joint proxy statement/prospectus included in the Registration Statement to their respective shareholders. Such joint proxy statement/prospectus at the time it initially is mailed to the shareholders of Whitecap and the shareholders of Green and all duly filed amendments or revisions made thereto, if any, similarly mailed are hereinafter referred to as the "Proxy Statement." Notice of the Whitecap Meeting shall be mailed to the shareholders of Whitecap and notice of the Green Meeting shall be mailed to the shareholders of Green along with the Proxy Statement.

     (b) Each party represents and warrants that the information supplied or to be supplied by it for and included or incorporated by reference in the Registration Statement, the Blue Sky Filings, the Proxy Statement and any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated, or any amendments thereto, hereby will, at the respective times such documents are filed or, as applicable, declared effective and, as of the Effective Time, and, with respect to the Proxy Statement, when first published, sent or given to the shareholders of Whitecap and the shareholders of Green and at the time of the Meetings, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading.

     (c) Each party covenants and agrees that (i) if, at any time prior to the Effective Time, any event relating to it or any of its affiliates, officers or directors is discovered that should be set forth in an amendment to the Registration Statement or Blue Sky Filings or a supplement to the Proxy Statement, such party will promptly inform the other parties, and such amendment or supplement will be promptly filed with the Commission and appropriate state securities administrators and disseminated to the shareholders of Whitecap and Green, to the extent required by applicable federal and state securities laws, and (ii) documents which either party files or is responsible for filing with the Commission and any regulatory agency in connection with the Merger (including, without limitation, the Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law. Notwithstanding the foregoing, no party makes any representations or warranties with respect to any information that has been supplied by the other party or by its auditors, attorneys, financial advisors, other consultants or advisors specifically for use in the Registration Statement, Blue Sky Filing, the Proxy Statement, or any other documents to be filed with the Commission or any regulatory agency in connection with the transactions contemplated hereby.

     (d) Whitecap hereby represents that its Board of Directors has, (i) determined that the Merger is fair to and in the best interests of Whitecap's shareholders, (ii) approved the Merger and (iii) resolved to and will recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the shareholders of Whitecap; provided, however, that such determination, approval or recommendation may be amended, modified or withdrawn to the extent required by the fiduciary obligations of Whitecap's Board of Directors under applicable law, as advised as to legal matters by outside counsel. Green hereby represents that its Board of Directors has (i) determined that the Merger is fair to and in the best interests of Green's shareholders,
(ii) approved the Merger and (iii) resolved to and will recommend in the Proxy Statement adoption of this Agreement and authorization of the Merger by the shareholders of Green, provided, however, that such determination, approval or recommendation may be amended, modified or withdrawn to the extent required by the fiduciary obligations of Green's Board of Directors under applicable law, as advised as to legal matters by outside counsel.

     (e) Whitecap shall use all reasonable efforts to cause to be delivered to Green a letter of KPMG Peat Marwick, Whitecap's independent accountants, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Green, of the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), in form and substance reasonably satisfactory to Green and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Green shall use all reasonable efforts to cause to be delivered to Whitecap a letter of Ernst & Young LLP, Green's independent accountants, dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Whitecap, of the kind contemplated by the AICPA Statement, in form and substance reasonably satisfactory to Whitecap and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Whitecap shall, and shall cause KPMG Peat Marwick and its other representatives to, fully cooperate with Green, Ernst & Young LLP and its other representatives in seeking to obtain confirmation from the Commission that the Merger can be accounted for as a "pooling of interests."

     5.2 Conduct of the Business of Whitecap Prior to the Effective Time. Prior to the Effective Time, except as set forth on Schedule 5.2 of the Whitecap Disclosure Schedules or otherwise consented to or approved in writing by Green, which consent shall not be unreasonably withheld, or expressly permitted by, or required to consummate the transactions contemplated by, this Agreement:

          (a) Whitecap and the Whitecap Subsidiaries shall conduct their respective businesses in the ordinary course and consistent in all material respects with past practice and shall use all reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of their present officers, employees and consultants and to preserve their present relationships with customers, suppliers, payors and other persons with whom they have a significant business relationship; provided, however, that the loss of any officer, employee, consultant, customer, payor or supplier prior to the Effective Time shall not constitute a breach of this covenant;

          (b) Neither Whitecap nor any Whitecap Subsidiary shall (i) amend its charter or Bylaws, (ii) declare, set aside or pay any dividend or other distribution or payment in cash, securities or property in respect of shares of the Whitecap Common Stock, (iii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock (except if required by written agreement existing as of the date hereof) or (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly any of its outstanding shares of capital stock;

          (c) Neither Whitecap nor any Whitecap Subsidiary shall, directly or indirectly, (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, the capital stock of Whitecap or such Whitecap Subsidiary, except that Whitecap may grant stock options to employees and consultants under the Whitecap Option Plans (as defined in Section 5.7) and may issue shares of Whitecap Common Stock upon the exercise of stock options outstanding on the date hereof pursuant to the terms thereof existing as of the date hereof or issued hereafter in accordance herewith,
     (ii) other than in the ordinary course of business and consistent with past practices incur any material indebtedness for borrowed money, except under credit facilities existing as of the date hereof and as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to such existing credit facilities, (iii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business, (iv) except as provided in clause (v) below, merge or consolidate with any person or adopt a plan of liquidation or dissolution, (v) acquire (or enter into an agreement to acquire) any assets, stock or other interests of a third-party except for cash transactions involving total cash consideration in any individual transaction not in excess of $25 million or taking all such acquisitions in the aggregate, involving consideration not in excess of $25 million, and which are of a nature so as not to require a merger or consolidation with Whitecap or to cause the Registration Statement or the Proxy Statement to need to be amended by Green, (vi) transfer, lease, license, sell or dispose of a material portion of assets or any material assets, other than in the ordinary course of business and consistent with past practices, (vii) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles or (viii) mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto (and shall maintain such assets in good condition, reasonable wear and tear excepted);

          (d) Neither Whitecap nor any Whitecap Subsidiary will, directly or indirectly, (i) increase the cash compensation payable or to become payable by it to any of its employees, officers, consultants or directors (except in accordance with employment or consulting agreements, and welfare and benefit plans set forth on the Whitecap Disclosure Schedule, and except for increases consistent with past practice and which are otherwise reasonably necessary for the operation of the business of Whitecap and the Whitecap Subsidiaries), (ii) enter into, adopt or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock or severance plan, agreement or arrangement for the benefit of employees, officers, directors or consultants of Whitecap or any Whitecap Subsidiary, (iii) enter into or amend any employment or consulting agreement, except in the ordinary course of business, or (iv) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, employee, consultant or director of Whitecap or any Whitecap Subsidiary, except in the ordinary course of business;

          (e) Neither Whitecap nor any Whitecap Subsidiary shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loans or advances to any individual, corporation or other entity except in the ordinary course of business and consistent with past practices;

          (f) Neither Whitecap nor any Whitecap Subsidiary shall take any action which would interfere with the parties' abilities to account for the merger as a pooling of interests; and

          (g) Neither Whitecap nor any Whitecap Subsidiary shall authorize or enter into any agreement to do any of the things described in clauses (a) through (f) of this Section 5.2.

     5.3 Conduct of the Business of Green Prior to the Effective Time. Prior to the Effective Time, except as otherwise consented to or approved in writing by Whitecap, which consent shall not be unreasonably withheld, or expressly permitted by, or required to consummate the transactions contemplated by this
Agreement:

          (a) Green and the Green Subsidiaries shall conduct their respective businesses in the ordinary course and consistent in all material respects with past practice and shall use all reasonable efforts to preserve substantially intact their respective business organizations, to keep available the services of their present officers, employees and consultants and to preserve their present relationships with customers, suppliers and other persons with whom they have a significant business relationship; provided, however, that the loss of any officer, employee, consultant, customer or supplier prior to the Effective Time shall not constitute a breach of this covenant;

          (b) Neither Green nor any Green Subsidiary shall (i) amend its charter or Bylaws, (ii) declare, set aside or pay any dividend or other distribution or payment in cash, securities or property in respect of shares of the Green Common Stock, (iii) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock, except if required by a written agreement existing as of the date hereof, or (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly any of its outstanding shares of capital stock;

          (c) Neither Green nor any Green Subsidiary shall, directly or indirectly, (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights or securities of any kind to acquire any shares of, the capital stock of Green, except that Green may grant stock options to employees under the Stock Incentive Plan and the 1994 Plan and may issue shares of Green Common Stock upon the exercise of stock options outstanding on the date hereof or issued hereinafter in accordance herewith (ii) other than in the ordinary course of business and consistent with past practice, incur any material indebtedness for borrowed money, except under credit facilities existing as of the date hereof and as they may be amended from time to time or pursuant to a substitute credit facility on terms comparable to such existing credit facilities, (iii) waive, release, grant or transfer any rights of material value, except in the ordinary course of business, (iv) except as provided in clause (vii) below, merge or consolidate with any person or adopt a plan of liquidation or dissolution, (v) transfer, lease, license, sell or dispose of any material assets other than in the ordinary course of business and consistent with past practice, (vi) change any accounting principles or methods except insofar as may be required by changes in generally accepted accounting principles, (vii) without the consent of the Whitecap Directors (hereinafter defined), acquire (or enter into an agreement to acquire) any assets, stock or other interests of a third-party except for cash transactions involving total cash consideration in any individual transaction not in excess of $25 million or taking all such acquisitions in the aggregate, involving consideration not in excess of $25 million, and which are of a nature so as not to require a merger or consolidation with Green or to cause the Registration Statement or the Proxy Statement to need to be amended by Green, or (viii) mortgage or pledge any of their assets or properties or subject any of their assets or properties to any material liens, charges, encumbrances, imperfections of title, security interests, options or rights or claims of others with respect thereto (and shall maintain such assets in good condition, reasonable wear and tear excepted);

          (d) Neither Green nor any Green Subsidiary shall take any action which would interfere with the parties' abilities to account for the merger as a pooling of interests;

          (e) Neither Green nor any Green Subsidiary will, directly or indirectly, (i) increase the cash compensation payable or to become payable by it to any of its employees, officers, consultants or directors (except in accordance with employment or consulting agreements, and welfare and benefit plans set forth on the Green Disclosure Schedule, and except for increases consistent with past practice and which are otherwise reasonably necessary for the operation of the business of Green and the Green Subsidiaries), (ii) enter into, adopt or amend any stock option, stock purchase, profit sharing, pension, retirement, deferred compensation, restricted stock or severance plan, agreement or arrangement for the benefit of employees, officers, directors or consultants of Green or any Green Subsidiary, (iii) enter into or amend any employment or consulting agreement, except in the ordinary course of business, or (iv) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer, employee, consultant or director of Green or any Green Subsidiary, except in the ordinary course of business;

          (f) Neither Green nor any Green Subsidiary shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, corporation or other entity, or make any loans or advances to any individual, corporation or other entity except in the ordinary course of business and consistent with past practices; and

          (g) Neither Green nor any Green Subsidiary shall enter into an agreement to do any of the things described in clauses (a) through (f) of this Section 5.3.

     5.4 Access to Properties and Records. Each party shall afford to the other and their respective accountants, counsel and representatives ("Respective Representatives"), reasonable access during normal business hours throughout the period prior to the Effective Time to all of their respective properties (including, without limitation, books, contracts, commitments and written records) and shall make reasonably available their respective officers and employees to answer fully and promptly questions put to them thereby; provided, however, that no investigation pursuant to this Section 5.4 shall alter any representation or warranty of any party hereto or the conditions to the obligations of the parties hereto.

     5.5 No Solicitation of Transactions. (a) None of Whitecap or any Whitecap Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, initiate or solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Transaction (as such term is defined below in this Section 5.5), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Third Party Transaction, or agree to or endorse any Third Party Transaction, or authorize or permit any of the officers, directors or employees of Whitecap or any Whitecap Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by Whitecap or any Whitecap Subsidiary to take any such action, and Whitecap shall notify Green orally (within one business day) and in writing (as promptly as practicable) of all relevant details relating to all inquiries and proposals which it or any Whitecap Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, Whitecap shall forthwith deliver to Green a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 5.5 shall prohibit the Board of Directors of Whitecap from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited inquiry or expression of interest to acquire Whitecap pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that (A) the Board of Directors of Whitecap, determines in its good faith judgment, based as to legal matters on the advice of legal counsel, that such action is required for the Board of Directors of Whitecap to comply with its fiduciary duties to shareholders under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Whitecap (x) provides reasonable notice to Green to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.1(d) if there exists a Third Party Transaction and the Board of Directors of Whitecap determines, in its good faith judgment, based as to legal matters on the advice of legal counsel, that such action is required for the Board of Directors of Whitecap to comply with its fiduciary duties to shareholders under applicable law.

     (b) None of Green or any Green Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, initiate or solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Third Party Transaction (as such term is defined below in this Section 5.5), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Third Party Transaction, or agree to or endorse any Third Party Transaction, or authorize or permit any of the officers, directors or employees of Green or any Green Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by Green or any Green Subsidiary to take any such action, and Green shall notify Whitecap orally (within one business day) and in writing (as promptly as practicable) of all relevant details relating to all inquiries and proposals which it or any Green Subsidiary or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters and if such inquiry or proposal is in writing, Green shall forthwith deliver to Whitecap a copy of such inquiry or proposal; provided, however, that nothing contained in this Section 5.5 shall prohibit the Board of Directors of Green from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited inquiry or expression of interest to acquire Green pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that (A) the Board of Directors of Green, determines in its good faith judgment, based as to legal matters on the advice of legal counsel, that such action is required for the Board of Directors of Green to comply with its fiduciary duties to shareholders under applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Green (x) provides reasonable notice to Whitecap to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and
(y) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not more favorable to such person or entity than the terms contained in the Confidentiality Agreement, (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer or (iii) failing to make or withdrawing or modifying its recommendation referred to in Section 5.1(d) if there exists a Third Party Transaction and the Board of Directors of Green determines, in its good faith judgment, based as to legal matters on the advice of legal counsel, that such action is required for the Board of Directors of Green to comply with its fiduciary duties to shareholders under applicable law.

     (c) For purposes of this Agreement, "Third Party Transaction" shall mean with respect to a party hereto any of the following (other than transactions between Green, Merger Sub and Whitecap contemplated hereby): (i) any merger, consolidation, share exchange, business combination, or other similar transaction involving such party; (ii) any sale, exchange, transfer or other disposition of 20% or more of the assets of such party and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any sale of or tender offer or exchange offer for 20% or more of the outstanding shares of capital stock of such party or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person acquiring beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed for the purpose of effecting a Third Party Transaction referred to in Sections 5.5(c)(i), (ii) or (iii) which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of such party; or (v) any public announcement by such party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing with respect to such party.

     5.6 Employee Benefit Plans. Except as otherwise provided in this Agreement, the Whitecap employee benefit plans listed on the Whitecap Disclosure Schedule which are in effect at the date of this Agreement shall remain in effect immediately following the Effective Time. Green and Whitecap shall cooperate in coordinating their respective benefit plans, and any Whitecap employee benefit plan may be terminated after the Effective Time, to the extent reasonably comparable benefits, considered in the aggregate, are made available to employees of Whitecap under one or more employee benefits plans of Green or any Green Subsidiary.

     5.7  Treatment of Options.

     (a) Each Whitecap Stock Option issued pursuant to Whitecap's warrants or Whitecap's stock option plans (collectively, the "Whitecap Option Plans") set forth in the Whitecap Disclosure Schedule, whether or not vested or exercisable, shall be assumed by Green and shall constitute an option to acquire, on the same terms and conditions as were applicable under such assumed Whitecap Stock Option, a number of shares of Green Common Stock equal to the product of the Exchange Ratio and the number of shares of Whitecap Common Stock subject to such Whitecap Stock Option, at a price per share equal to the aggregate exercise price for the shares of Whitecap Common Stock subject to such Whitecap Stock Option divided by the number of full shares of Green Common Stock deemed to be purchasable pursuant to such Whitecap Stock Option; provided, however, that (i) subject to the provisions of clause (ii) below, the shares of Green Common Stock that may be purchased upon exercise of such Whitecap Stock Option shall not include any fractional shares and, upon the last such exercise of such Whitecap Stock Option, a cash payment shall be made for any fractional shares based upon the per share average of the highest and lowest sale price of the Green Common Stock as reported on the NYSE on the date of such exercise, and (ii) in the case of any Whitecap Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 or Section 423 of the Code ("Qualified Stock Options"), the option price, the number of shares purchasable pursuant to such Whitecap Stock Option and the terms and conditions of exercise of such Whitecap Stock Option shall be determined in order to comply with Section 424 of the Code. As soon as practicable after the Effective Time, Green shall deliver to holders of Whitecap Stock Options appropriate option agreements representing the right to acquire shares of Green Common Stock on the same terms and conditions as contained in the outstanding Whitecap Stock Options (subject to any adjustments required by the preceding sentence), upon surrender of the outstanding Whitecap Stock Options. Green shall comply with the terms of the Whitecap Option Plans as they apply to the Whitecap Stock Options assumed as set forth above including, but not limited to, provisions regarding changes of control that may apply with respect to the Merger.

     (b) Green shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Green Common Stock for delivery upon exercise of the Whitecap Stock Options assumed in accordance with this Section 5.7. Green shall file a registration statement on Form S-8 (or any successor form) or another appropriate form, effective as of the Effective Time, with respect to shares of Green Common Stock subject to such Whitecap Stock Options and shall use all reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Whitecap Stock Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Green shall administer the Whitecap Option Plans assumed pursuant to this Section 5.7 in a manner that complies with rule 16b-3 promulgated under the Exchange Act to the extent the applicable Whitecap Option Plan complied with such rule prior to the Merger.

     5.8 Settlement of Options and Rights. To the extent not already provided for in the Whitecap Option Plans, Whitecap shall cause the holders of at least 95 percent of the options granted under the Whitecap Option Plans to have entered into binding agreements with Whitecap and/or Green on the terms set forth in paragraph (a) of Section 5.7 of this Agreement prior to the Effective Time. Whitecap shall cause any other options, rights or agreements of any kind to acquire the Whitecap Common Stock or other securities of Whitecap to have been either cancelled, terminated, modified or exchanged on terms and conditions reasonably satisfactory to Green prior to the Effective Time.

     5.9 Existing Indemnification Agreements. Green and the Surviving Corporation, jointly and severally, shall insure and guaranty that the provisions with respect to indemnification by Whitecap and the Whitecap Subsidiaries or with respect to director liability to Whitecap or any Whitecap Subsidiary now existing in favor of any present or former director, officer, employee or agent (and their respective heirs and assigns) of Whitecap or any Whitecap Subsidiary, respectively (the "Indemnified Parties"), as set forth in their respective charters or Bylaws or pursuant to other agreements (including any insurance policies), shall survive the Merger, shall not be amended, repealed or modified in any manner as to adversely affect the rights of such Indemnified Parties and shall continue in full force and effect for a period of at least six years from the Effective Time; provided, however, that Green and the Surviving Corporation shall be required to maintain or obtain such insurance coverage only (i) if it is available for an annual premium not in excess of two times the last annual premium paid by Whitecap or the Whitecap Subsidiaries prior to the date of this Agreement, and (ii) for three years after the Effective Time. This Section 5.9 shall survive the closing of all of the transactions contemplated hereby, is intended to benefit the officers and employees of Whitecap and of the Whitecap Subsidiaries at the Effective Time and each of the Indemnified Parties (each of which shall be entitled to enforce this Section 5.9 against Green and the Surviving Corporation, as the case may be, as a third-party beneficiary of this Agreement), and shall be binding on all successors and assigns of Green and the Surviving Corporation.

     5.10 Confidentiality. The Confidentiality Agreements, each dated May 2, 1995 (collectively, the "Confidentiality Agreement") between Whitecap and Green (copies of which are attached hereto as Exhibit C) and the letter agreement between Whitecap and Green dated February 22, 1995 are hereby affirmed by Green and Whitecap and the terms thereof are herewith incorporated herein by reference and shall continue in full force and effect until the Effective Time shall have occurred, and if this Agreement is terminated or if the Effective Time shall not have occurred for any reason whatsoever, the Confidentiality Agreement (or the letter agreement) shall thereafter remain in full force and effect in accordance with its terms; provided, however, to the extent there are any provisions in the Confidentiality Agreement (or the letter agreement) inconsistent with the terms of this Agreement, the terms of this Agreement shall control. Each of Green and Whitecap agrees that it will not, and will cause its Respective Representatives not to, use any information obtained pursuant to Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party hereto will keep confidential, and will cause its Respective Representatives to keep confidential, all information and documents obtained pursuant to Section 5.4 except as otherwise consented to by the other party and except for such information which is at the time of disclosure or later becomes generally known to the public (other than as a result of disclosure by a party hereto in violation of this Section 5.10); provided, however, that neither Green nor Whitecap shall be precluded from making any disclosure which it deems required by law in connection with the Merger. In the event that any party is required to disclose any information or documents pursuant to the immediately preceding sentence, such party shall promptly give written notice of such disclosure that is proposed to be made to the other party so that the parties can work together to limit the disclosure to the greatest extent possible and, in the event that either party is legally compelled to disclose any information, to seek a protective order or other appropriate remedy or both. Upon any termination of this Agreement, each of Green and Whitecap will collect and deliver to the other party or destroy all documents obtained pursuant to Section 5.4 or otherwise from such party or its Respective Representatives by it or any of its Respective Representatives then in their possession and any copies thereof.

     5.11 Reasonable Best Efforts. Subject to the terms and conditions herein provided, the parties hereto shall: (i) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (ii) use all reasonable efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations ("Third Party Consents") are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States and the several states in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such Third Party Consents; and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contem-plated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of the parties hereto shall take all such necessary action. No party hereto shall (i) take any action for the purpose of delaying, impairing or impeding the receipt of any Third Party Consent, or the making of any required filing or registration, (ii) take any action that could reasonably have the effect of preventing Green and Whitecap from accounting for the Merger as a pooling of interests or (iii) subject to compliance with mandatory disclosure requirements under applicable securities laws, take any action (or fail to take any action) that could reasonably be expected to have an adverse effect on the price of the Green Common Stock. Each of Green and Whitecap shall use reasonable best efforts to obtain the executed Shareholder Voting Agreements contemplated by Sections 6.2(h) and 6.3(j), respectively, subject to applicable proxy regulations under the Exchange Act.

     5.12 Certification of Stockholder Vote. At or prior to the Closing of the transactions contemplated by this Agreement, Whitecap and Green shall deliver to each other a certificate of their respective Secretary setting forth the number of shares of Whitecap Common Stock or Green Common Stock, as the case may be, voted in favor of adoption of this Agreement and consummation of the Merger and the number of shares of Whitecap Common Stock or Green Common Stock voted against adoption of this Agreement and consummation of the Merger.

     5.13 Affiliate Letters. At least 30 days prior to the Closing Date, Whitecap shall deliver to Green a list of names and addresses of those persons who were, in Whitecap's reasonable judgment, at the record date for the Whitecap Meeting, "affiliates" (each such person a "Rule 145 Affiliate") of Whitecap within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act. Whitecap shall provide Green such information and documents as Green shall reasonably request for purposes of reviewing such list. Whitecap shall cause to be delivered to Green, prior to the Closing Date, from each of the Rule 145 Affiliates of Whitecap identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit B. Green shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Green Common Stock to be received by such Rule 145 Affiliates pursuant to the terms of this Agreement, consistent with the terms of such Affiliate Letters. Green shall promptly and as soon as practicable publish financial results reflecting at least 30 days of post-Merger combined operations, as contemplated by the Affiliate Letter.

     5.14 Listing Application. Green shall promptly prepare and submit to the NYSE a listing application covering the shares of Green Common Stock issuable in the Merger, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such Green Common Stock, subject to official notice of issuance.

     5.15 Supplemental Disclosure Schedules. Each of Green and Whitecap shall supplement their respective Disclosure Schedules delivered in connection with this Agreement as of the Effective Time to the extent necessary to reflect matters permitted by, or consented to by, the other party under this Agreement. In addition, from time to time prior to the Effective Time, each of Green and Whitecap will promptly deliver to the other party such amended or supplemental Disclosure Schedules as may be necessary to make the Schedules accurate and complete in all material respects as of the Effective Time; provided, however, that no such disclosure shall have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VI of this Agreement.

     5.16 No Action. Except as contemplated by this Agreement, no party hereto will, nor will either such party permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to make any of its representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited), or as of the Effective Time.

     5.17 Conduct of Business of Merger Sub. Merger Sub shall not conduct any business from the date of this Agreement, other than to consummate the Merger and the transactions contemplated by this Agreement.

     5.18  Corporate Governance.

     (a) Immediately prior to the Effective Time, the Board of Directors of Green shall take all action necessary (including any necessary amendments of the Bylaws of Green) to implement the provisions of this Section 5.18 and to cause the full Board of Directors of Green, at and immediately after the Effective Time, to consist of the following nine directors: Gene E. Burleson, Charles M. Blalack, Robert L. Parker, Antoinette Hubenette, M.D., Joel S. Kanter, Ronald G. Kenny, William G. Petty, Jr., Edward V. Regan and Gary U. Rolle. If any of Robert L. Parker, Ronald G. Kenny or William G. Petty, Jr. are unable or unwilling to serve as a director of Green at the Effective Time, such individual or individuals shall be replaced by an individual or individuals designated by the Board of Directors of Whitecap and approved by the Board of Directors of Green, such approval not to be unreasonably withheld, and if any of the remaining individuals named above are unable or unwilling to serve, such individual or individuals shall be replaced by an individual or individuals designated by the Board of Directors of Green.

     (b) Following the Effective Time and continuing through the 1997 Annual Meeting of Shareholders of Green, any vacancy on the Board of Directors of Green arising among Robert L. Parker, Ronald G. Kenny or William G. Petty, Jr. (or any other individual or individuals selected by the Board of Directors of Whitecap as a replacement director pursuant to Section 5.19(a) or by the foregoing individuals or their successors) and any nominee selected to fill a director position occupied by any of the foregoing individuals (the "Whitecap Directors") shall be nominated on behalf of the Green Board of Directors, filled or selected by a majority vote of the remaining Whitecap Directors and approved by the Board of Directors of Green, such approval not to be unreasonably withheld. At the 1996 and 1997 Annual Meetings of Shareholders of Green, the Board of Directors of Green shall use good faith efforts to cause the Board of Directors to consist of no more than eight members, including the three Whitecap Directors.

     (c) Immediately prior to the Effective Time, the Board of Directors of Green shall take all action necessary to cause the committees of the Board of Directors of Green to consist of the members set forth herein. William G. Petty, Jr. shall be appointed to serve as a member of the Nominating Committee. William
G. Petty, Jr. and Ronald G. Kenny shall be appointed to serve as members of the Audit Committee. Robert L. Parker shall be appointed to serve as a member of the Compensation Committee.

     (d) Immediately prior to the Effective Time, the Board of Directors of Green shall take all actions necessary to cause William G. Petty to be elected as Vice Chairman of the Board of Green.

     5.19 Restructuring of Merger. Upon the mutual agreement of Whitecap and Green expressed in an amendment of this Agreement approved by their respective boards, the Merger may be restructured (i) in the form of a merger of Whitecap into Green, with Green being the surviving corporation, or (ii) in the form of a reverse triangular merger of a wholly owned subsidiary of Whitecap into Green, with Green being the surviving corporation, or (iii) in the form of a merger of Green into Whitecap, with Whitecap being the surviving corporation, or (iv) in the form of a merger of both Whitecap and Green into a subsidiary of Whitecap or Green, with such subsidiary being the surviving corporation. In any such event this Agreement shall be deemed appropriately modified to reflect such form of merger. If the Merger is restructured as specified in clause (ii) or clause
(iii) above, the provisions of Article II shall be modified to provide that shares of Green Common Stock shall be converted into shares of Whitecap Common Stock on a basis consistent with the Exchange Ratio.

     5.20 Cross Option Agreement. Simultaneously with the execution of this Agreement, each of Green, Merger Sub and Whitecap have executed and delivered the Cross Option Agreement in the form attached hereto as Exhibit D (the "Cross Option Agreement").

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) The Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission or shall be continuing to be in effect, and no proceedings for that purpose shall have been initiated or threatened by the Commission. All state securities laws or "blue sky" permits and authorizations (or shall otherwise have available an exemption from the requirements of such laws) necessary to issue the Share Consideration and other securities of Green pursuant to the Merger and the transactions contemplated hereby shall have been received.

          (b) This Agreement and the Merger contemplated hereby and any other action necessary to consummate the transactions contemplated hereby shall have been approved and adopted by the requisite vote of (i) the holders of the outstanding shares of the Whitecap Common Stock entitled to vote thereon at the Whitecap Meeting and (ii) the holders of the outstanding shares of Green Common Stock entitled to vote thereon at the Green Meeting.

          (c) No governmental authority or other agency, commission or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement; provided, however, that, prior to invoking this condition, each party hereto shall use all reasonable efforts to have such statute, rule, regulation, injunction or order vacated.

          (d) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated without action by the Justice Department or the Federal Trade Commission to prevent consummation of the Merger.

          (e) The shares of Green Common Stock issuable to Whitecap's shareholders and option holders in the Merger or thereafter shall have been authorized for listing on the NYSE, upon official notice of issuance.

          (f) All material federal, state, local and foreign governmental consents, approvals and filings required to permit the Merger and the consummation of the transactions contemplated by this Agreement shall have been received or made and any applicable waiting period shall have expired or been terminated without the imposition of conditions that are or would become applicable to Whitecap or the Whitecap Subsidiaries or Green or the Green Subsidiaries and which would reasonably be anticipated to have a Material Adverse Effect on the financial condition, results of operations, properties, business or immediate prospects of Whitecap and the Whitecap Subsidiaries, taken as a whole, or Green and the Green Subsidiaries, taken as a whole.

          (g) There shall not have been instituted or pending any action or proceeding by or before any court or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, nor shall there be any determination by any government, governmental authority, regulatory or administrative agency or commission which, in either case, would require either party to take any action or do anything in connection with the foregoing which would compel Green to dispose of all or a material portion of the business or assets of Green and the Green Subsidiaries, taken as a whole, or Whitecap and the Whitecap Subsidiaries, taken as a whole.

          (h) Green and Whitecap shall have received a letter from each of Ernst & Young LLP and KPMG Peat Marwick, dated as of the Effective Time, in form and substance reasonably satisfactory to them, to the effect that the Merger qualifies for "pooling of interests" treatment for financial reporting purposes and that such accounting treatment is in accordance with generally accepted accounting principles.

     6.2 Conditions to the Obligation of Whitecap to Effect the Merger. The obligation of Whitecap to effect the Merger shall be subject to the fulfillment or waiver by Whitecap at or prior to the Effective Time of the following additional conditions:

          (a) Each of Green and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

          (b) All representations or warranties of Green and Merger Sub in this Agreement which are qualified with respect to a Material Adverse Effect on Green or materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty was made as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date and, with respect to Section 3.3, to the extent it is permitted to change by the provisions of this Agreement.

          (c) From the date hereof through the Effective Time, there shall have been no material adverse change (or development involving a prospective change) in the financial condition, results of operations, properties, business, or prospects of Green and the Green Subsidiaries taken as a whole.

          (d) Each of Green and Merger Sub shall have delivered a certificate of its President or Vice President and its Chief Financial Officer certifying the fulfillment (or waiver by Whitecap) of the conditions set forth in clauses (a), (b), (c) and (e) of this Section 6.2 and, as to Green and Merger Sub, the conditions set forth in Section 6.1.

          (e) Green and Merger Sub shall have obtained all Third Party Consents (applicable to Green, any Green Subsidiary or Merger Sub) contemplated by subsection (ii) of Section 5.11, except for such Third Party Consents which, if not obtained, would not, individually or in aggregate, reasonably be anticipated to have a Material Adverse Effect on the financial condition, results of operations, properties, business or prospects of Green and the Green Subsidiaries, taken as a whole.

          (f) Whitecap shall have received from Brobeck, Phleger & Harrison, counsel to Green, an opinion or opinions dated as of the Effective Time covering such matters as shall be reasonably agreed upon by Whitecap and Green.

          (g) Whitecap shall have received the opinion of Rogers & Hardin dated as of the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
     Section 368(a) of the Code, (ii) that each of Green, Merger Sub and Whitecap will be a party to the reorganization within the meaning of
     Section 368(b) of the Code and (iii) that no gain or loss will be recognized by a shareholder of Whitecap as a result of the Merger with respect to the Whitecap Shares converted solely into shares of the Green Common Stock.

          (h) Whitecap shall have received Shareholder Voting Agreements, in substantially the form attached hereto as Exhibit E, from the persons set forth on Schedule 6.2(h) of the Green Disclosure Schedules.

     6.3 Conditions to the Obligations of Green and Merger Sub to Effect the Merger. The obligations of Green and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver by Green at or prior to the Effective Time of the following additional conditions:

          (a) Whitecap shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

          (b) All representations or warranties of Whitecap in this Agreement which are qualified with respect to a Material Adverse Effect on Whitecap or materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty were made as of the Effective Time except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date and with respect to Section 4.3, to the extent permitted to change by the provisions of this Agreement.

          (c) Whitecap shall have obtained all Third Party Consents (applicable to Whitecap or any Whitecap Subsidiary) contemplated by subsection (ii) of
     Section 5.11, except for such Third Party Consents which, if not obtained, would not individually or in aggregate, reasonably be anticipated to have a Material Adverse Effect on the financial condition, results of operations, properties, business or prospects of Whitecap and the Whitecap Subsidiaries, taken as a whole.

          (d) From the date hereof through the Effective Time, there shall have been no material adverse change (or development involving a prospective change) in the financial condition, results of operations, properties, business or prospects of Whitecap and the Whitecap Subsidiaries taken as a whole.

          (e) Whitecap shall have delivered a certificate of its President or Vice President and its Chief Financial Officer certifying the fulfillment (or waiver by Green) of the conditions set forth in clauses (a), (b), (c) and (d) of this Section 6.3 and, as to Whitecap, of the conditions set forth in Section 6.1.

          (f) Merger Sub shall have received letters of resignation addressed to Whitecap from the members of Whitecap's board of directors, which resignations shall be effective as of the Effective Time.

          (g) Green shall have received from Rogers & Hardin, counsel to Whitecap, an opinion or opinions dated as of the Effective Time covering such matters as shall be reasonably agreed upon by Green and Whitecap.

          (h) Green shall have received the opinion of Brobeck, Phleger & Harrison, dated as of the Effective Time, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (ii) that each of Green, Merger Sub and Whitecap will be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by Whitecap, Green or Merger Sub as a result of the Merger.

          (i) Green shall have received the Affiliate Letters from each of the Rule 145 Affiliates, as provided in Section 5.14.

          (j) Green shall have received Shareholder Voting Agreements, in substantially the form attached hereto as Exhibit F, from persons holding in the aggregate in excess of 25% of the outstanding Whitecap Common Stock.

                                  ARTICLE VII

                                  TERMINATION

     7.1  Termination.

     (a) Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of Green or Whitecap, by the mutual consent of Green and Whitecap.

     (b) Termination by Either Whitecap or Green. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either Whitecap or Green if (i) the Merger shall not have been consummated by September 30, 1995, or (ii) the approval of Green's shareholders required by
Section 6.1(b) shall not have been obtained at the Green Meeting or at any adjournment thereof, or (iii) the approval of Whitecap's shareholders required by Section 6.1(b) shall not have been obtained at the Whitecap Meeting or at any adjournment thereof, or (iv) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (iv) must have used all reasonable efforts to remove such injunction, order or decree; provided further, in the case of a termination pursuant to clause (i) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that proximately caused the occurrence of the failure referred to in said clause.

     (c) Termination by Green. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the shareholders of Green referred to in Section 6.1(b) by action of the Board of Directors of Green, if (i) a proposal for a Third Party Transaction involving Green has been made or received and such Board determines, in the exercise of its good faith judgment (based on the advice of independent legal counsel) that such termination is required for such

Board to comply with its fiduciary duties to the Green shareholders, (ii) there has been a breach by Whitecap of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on Whitecap, (iii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Whitecap, which breach is not curable or, if curable is not cured within 15 days after written notice of such breach is given by Green to Whitecap, (iv) following the receipt of a proposal of a Third Party Transaction by Whitecap, the Board of Directors of Whitecap shall have altered its determination to recommend that the shareholders of Whitecap approve this Agreement and the transactions contemplated hereby, (v) following the receipt of a proposal for a Third Party Transaction by Whitecap, Whitecap shall have failed to proceed to hold the Whitecap Meeting of its shareholders as contemplated by Section 5.1, provided Green gives Whitecap 24 hours' prior written notice of its election to terminate under this clause (v), (vi) the conditions to Green's obligation to effect the Merger pursuant to Sections 6.1 and 6.3 hereof shall not have been satisfied by Whitecap or waived by Green on or before September 30, 1995 or (vii) the Average Closing Price of the Green Common Stock is less than $14.50 per share; provided, however, that for purposes of this Section 7.1(c), Third Party Transaction shall refer only to those transactions described in Sections 5.5(c)(i), (ii) and (iii) of this Agreement. The "Average Closing Price" is the average of the last sales prices of Green Common Stock on the NYSE, as reported by the NYSE Composite Tape, for any twenty consecutive trading day period commencing after May 15, 1995 and terminating at least two business days prior to the Closing.

     (d) Termination by Whitecap. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of Whitecap referred to in Section 6.1(b), by action of the Board of Directors of Whitecap, if (i) a proposal for a Third Party Transaction involving Whitecap has been made and such Board determines, in the exercise of its good faith judgment (based on the advice of independent legal counsel) that such termination is required for such Board to comply with its fiduciary duties to the Whitecap shareholders, (ii) there has been a breach by Green of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Material Adverse Effect on Green, (iii) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Green, which breach is not curable, or, if curable, is not cured within 15 days after written notice of such breach is given by Whitecap to Green, (iv) following the receipt of a proposal of a Third Party Transaction by Green, the Board of Directors of Green shall have altered its determination to recommend that the shareholders of Green approve this Agreement and the transactions contemplated hereby, (v) following the receipt of a proposal for a Third Party Transaction by Green, Green shall have failed to proceed to hold the Green Meeting as contemplated by Section 5.1, provided Whitecap gives Green 24 hours' prior written notice of its election to terminate under this clause (v), (vi) the conditions to Whitecap's obligation to effect the Merger pursuant to Sections 6.1 and 6.2 hereof shall not have been satisfied by Green or waived by Whitecap on or before September 30, 1995 or
(vii) the Average Closing Price of the Green Common Stock is less than $14.50 per share; provided, however, that for purposes of this Section 7.1(d), Third Party Transaction shall refer only to those transactions described in Sections 5.5(c)(i), (ii) and (iii) of this Agreement.

     (e) If the Agreement shall be terminated by Green or Whitecap pursuant to clause (ii) of Section 7.1(b) (other than in circumstances in which Section 7.2(a) applies, then, within two business days of such termination, Green shall pay Whitecap by wire transfer in immediately available funds a fee of $500,000.

     (f) If the Agreement shall be terminated by Whitecap or Green pursuant to clause (iii) of Section 7.1(b) (other than in circumstances in which Section 7.2(b) applies), then, within two business days of such termination, Whitecap shall pay Green by wire transfer in immediately available funds a fee of $500,000.

     7.2  Effects of Termination.

     (a) If (A) Green terminates this Agreement pursuant to clause (i) of
Section 7.1(c), (B) Whitecap terminates this Agreement pursuant to clause (iv) or (v) of Section 7.1(d) following receipt by Green of a proposal for a Third Party Transaction, or (C) either Whitecap or Green terminates this Agreement pursuant to clause (i) or (ii) of Section 7.1(b) and prior to any Green Meeting a proposal for a Third Party Transaction was received by Green and such Third Party Transaction (or any revised transaction based upon such proposal for a Third Party Transaction) is consummated (including, in the case of a tender offer, acceptance of shares upon the expiration of the tender offer) one year, then, within two business days of such termination in the case of clauses
(A) and (B) or within two business days of such consummation in the case of clause (C), Green (or the successor thereto) shall pay Whitecap by wire transfer in immediately available funds a fee of $4.0 million; provided, however, that for purposes of this Section 7.2(a), Third Party Transaction shall refer only to those transactions described in Section 5.5(c)(i), (ii) and (iii) of this Agreement.

     (b) If (A) Whitecap terminates this Agreement pursuant to clause (i) of
Section 7.1(d), (B) Green terminates this Agreement pursuant to clause (iv) or
(v) of Section 7.1(c) following receipt by Whitecap of a proposal for a Third Party Transaction, or (C) either Green or Whitecap terminates this Agreement pursuant to clause (i) or (iii) of Section 7.1(b) provided that prior to any Whitecap Meeting a proposal for a Third Party Transaction was received by Whitecap and such Third Party Transaction (or any revised transaction based upon such proposal for a Third Party Transaction) is consummated (including, in the case of a tender offer, acceptance of shares upon the expiration of the tender offer) one year, then, within two business days of such termination in the case of clauses (A) and (B) or within two business days of such consummation in the case of clause (C), Whitecap (or the successor thereto) shall pay Green by wire transfer in immediately available funds a fee of $4.0 million; provided, however, that for purposes of this Section 7.2(b), Third Party Transaction shall refer only to those transactions described in Section 5.5(c)(i), (ii) and (iii) of this Agreement.

     (c) Except as provided in this Section 7.2 or Section 8.4, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be void, there shall be no liability on the part of the parties or any of their respective officers or directors to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the wilful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, or from any obligation under the Confidentiality Agreements; provided, however, if either party has received the $4.0 million fee contemplated by Section 7.2(a) or (b), the party receiving such fee shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action (other than pursuant to the Cross Option Agreement) against the party paying such fee or any of its officers or directors based in whole or in part upon its or their receipt, consideration, recommendation or approval of a proposal for a Third Party Transaction or the exercise of the right of the party paying such fee to terminate this Agreement under clause (i) of Section 7.1(c) or clause (i) of Section 7.1(d), as the case may be.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     8.1 Amendment. Subject to the applicable provisions of state law, this Agreement may be amended by the parties hereto solely by action taken by their respective Boards of Directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     8.2 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto, and
(iii) waive compliance by the other party with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereunder.

     8.3 Survival. All representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be extinguished at the Effective Time or the earlier date of termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I and Article II and in Sections 5.6, 5.7, 5.9, 5.10, 8.4 and 8.7 will survive the Effective Time indefinitely and those set forth in Sections 7.2 and 8.7 will survive the termination of this Agreement indefinitely, and other than any covenant the breach of which has resulted in the termination of this Agreement.

     8.4 Expenses and Fees. Subject to Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein and except that (i) the filing fee in connection with the HSR Act filing, (ii) the filing fee in connection with the filing of the Registration Statement or Proxy Statement with the Commission and (iii) the expenses incurred in connection with printing and mailing the Registration Statement and the Proxy Statement, shall be shared equally by Green and Whitecap.

     8.5 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or by telecopier to the parties at the following addresses:

        If to Merger Sub or Green:
           Green
           One Ravinia Drive, Suite 1500
           Atlanta, Georgia 30346

           Attention: Evrett W. Benton

           Telecopier: (404) 393-8054

         With copies to:
           Brobeck, Phleger & Harrison
           Suite 2300
           550 South Hope Street
           Los Angeles, California 90071
           Attention: Mitchell L. Edwards, Esq.
           Telecopier: (213) 239-1324

        If to Whitecap:
           Whitecap
           184 Shuman Boulevard, Suite 200
           Naperville, Illinois 60563
           Attention: William G. Petty, Jr.
           Telecopier: (708) 357-4020

         With copies to:
           Rogers & Hardin
           2700 Cain Tower, Peachtree Center
           229 Peachtree Street, N.E.
           Atlanta, Georgia 30303
           Attention: Alan C. Leet, Esq.
           Telecopier: (404) 525-2224

or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed or sent by telecopier.

     8.6 Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     8.7 Public Announcements. Whitecap and Green shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or any listing agreement with a national securities exchange to which Whitecap or Green is a party if it has used reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

     8.8 Entire Agreement. This Agreement and the other agreements referred to herein constitute the entire agreement among the parties and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     8.9 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except as set forth in Section 5.9 hereof, this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     8.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     8.11 Invalidity; Severability. In the event that any provision of this Agreement shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and the invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

     8.12 Governing Law. The validity and interpretation of this Agreement shall be governed by the laws of the State of California, without reference to the conflict of laws principles thereof.

     IN WITNESS WHEREOF, GranCare, Merger Sub and Evergreen have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

EVERGREEN HEALTHCARE, INC.                       GRANCARE, INC.

By: /s/  JOHN W. KNEEN                           By: /s/  EVRETT W. BENTON
    -------------------------------                  -------------------------------
    Name: John W. Kneen                              Name: Evrett W. Benton
    Title: Vice President and                        Title: Executive Vice President
           Assistant Secretary

                                                 GW ACQUISITION CORP.

                                                 By: /s/  EVRETT W. BENTON
                                                     -------------------------------
                                                     Name: Evrett W. Benton
                                                     Title Vice President

                                                                      APPENDIX B

SALOMON BROTHERS INC
Seven World Trade Center
New York, New York 10048

212-783-7000

                                            --------------------------
                                                      SALOMON BROTHERS
                                                      --------------------------

May 2, 1995

Board of Directors
GranCare, Inc.
One Ravinia Drive, Suite 1240
Atlanta, GA 30346

Dear Sirs:

You have requested our opinion as to the fairness, from a financial point of view, to GranCare, Inc. ("GranCare"), of the consideration to be paid by GranCare in connection with the proposed merger (the "Merger") of GW Acquisition Corp., a wholly owned subsidiary of GranCare ("Merger Sub"), with and into Evergreen Healthcare, Inc. (the "Company") pursuant to the Agreement and Plan of Merger dated as of May 2, 1995 (the "Merger Agreement"), by and among GranCare, Merger Sub and the Company. In the Merger, each share of common stock, par value $.01 per share ("Company Common Stock"), of the Company issued and outstanding immediately prior to the effectiveness of the Merger (subject to certain exceptions) shall be converted into 0.775 shares (the "Exchange Ratio") of the common stock, no par value ("GranCare Common Stock"), of GranCare. We understand that the Merger is intended to be accounted for as a pooling of interests in accordance with generally accepted accounting principles as described in Accounting Principles Board Opinion Number 16.

In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to GranCare and the Company, as well as certain other information, including financial projections, provided to us by GranCare and the Company. We have discussed the past and current operations and financial condition and prospects of GranCare and the Company with members of senior management of such companies. We have also considered such other information, financial studies, analyses, investigations and financial, economic, market and trading criteria as we deemed relevant.

We have assumed and relied on the accuracy and completeness of the information reviewed by us for the purpose of this opinion and we have not assumed any responsibility for independent verification of such information or for any independent evaluation or appraisal of the assets of GranCare or the Company. With respect to GranCare's and the Company's financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of GranCare's and the Company's management and we express no opinion with respect to such forecasts or the assumptions on which they are based. Our opinion is necessarily based upon business, market, economic and other conditions as they exist on, and can be evaluated, as of the date of this letter and does not address GranCare's underlying business decision to effect the Merger or constitute a recommendation to any holder of GranCare Common Stock as to how such holder should vote with respect to the Merger. Our opinion as expressed below does not imply any conclusion as to the likely trading range for the GranCare Common Stock following the consummation of the Merger, which may vary depending on, among other factors, changes in interests rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities.

SALOMON BROTHERS INC
May 2, 1995
Page 2

                                          --------------------------
                                                    SALOMON BROTHERS
                                                    -----------------------

We have acted as financial advisor to the Board of Directors of GranCare in connection with the Merger and will receive a fee for our services, part of which is payable upon the initial submission of this opinion. In the ordinary course of our business, we actively trade the securities of GranCare and the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to GranCare from a financial point of view.

Very truly yours,

/s/ Salomon Brothers Inc
- ---------------------------
Salomon Brothers Inc

SMITHBARNEY                                                           APPENDIX C

A Member of TravelersGroup

May 2, 1995

The Board of Directors
GranCare, Inc.
One Ravinia Drive
Atlanta, Georgia 30346

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to GranCare, Inc. ("GranCare") of the consideration to be paid by GranCare pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of May 2, 1995 (the "Merger Agreement"), by and among GranCare, GW Acquisition Corp., a wholly owned subsidiary of GranCare ("Merger Sub"), and Evergreen Healthcare, Inc. ("Evergreen"). As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Evergreen (the "Merger") and (ii) each outstanding share of the common stock, par value $0.01 per share, of Evergreen (the "Evergreen Common Stock") will be converted into the right to receive 0.775 (the "Exchange Ratio") of a share of the common stock, no par value, of GranCare (the "GranCare Common Stock").

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of GranCare and certain senior officers and other representatives and advisors of Evergreen concerning the businesses, operations and prospects of GranCare and Evergreen. We examined certain publicly available business and financial information relating to GranCare and Evergreen as well as certain financial forecasts and other data for GranCare and Evergreen which were provided to us by the respective managements of GranCare and Evergreen, including information relating to certain strategic implications and operational benefits anticipated from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the GranCare Common Stock and the Evergreen Common Stock; the respective companies' historical and projected earnings; and the capitalization and financial condition of GranCare and Evergreen. We also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered comparable to the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered comparable to those of GranCare and Evergreen. We also evaluated the potential pro forma financial impact of the Merger on GranCare. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate to arrive at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of GranCare and Evergreen that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of GranCare and Evergreen as to the expected future financial performance of GranCare and Evergreen and the strategic implications and operational benefits anticipated from the Merger. We also assumed, with your consent, that the Merger will be treated as a pooling of interests in accordance with generally accepted accounting principles and as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of GranCare and Evergreen. We are not expressing any opinion as to what the value of the GranCare Common

Stock actually will be when issued to Evergreen stockholders pursuant to the Merger or the price at which the GranCare Common Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of GranCare or Evergreen nor have we made any physical inspection of the properties or assets of GranCare or Evergreen. We have not been asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for GranCare or the effect of any other transaction in which GranCare might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to GranCare in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we may actively trade the securities of GranCare and Evergreen for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our advisory services and the opinion expressed herein are provided solely for the use of the Board of Directors of GranCare in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to GranCare.

Very truly yours,

SMITH BARNEY INC.

                                                                      APPENDIX D



                                                                   June 19, 1995


Board of Directors
Evergreen Healthcare, Inc.
Suite 200
11350 N. Meridian Street
Carmel, IN 46032

Gentlemen:


     You have asked our opinion with respect to the fairness to the shareholders of Evergreen Healthcare, Inc. ("Evergreen" or the "Company"), from a financial point of view and as of the date hereof, of the Exchange Ratio (as defined below), in the proposed merger (the "Merger") of Evergreen with GW Acquisition Corp. ("GWAC"), a wholly owned subsidiary of GranCare, Inc. ("GranCare"), pursuant to the Agreement and Plan of Merger, dated as of May 2, 1995 (the "Agreement").


     Under the terms of the Agreement, Evergreen will merge with GWAC in accordance with the Agreement, and Evergreen will be, as a consequence of the Merger, a wholly owned subsidiary of GranCare. In the Merger, each outstanding share of the common stock of Evergreen will be converted into the right to receive 0.775 of a share of the common stock of GranCare (the "Exchange Ratio"). We understand that the Merger will qualify as a tax-free reorganization and be accounted for as a "pooling of interests."

     For purposes of our opinion, we have, among other things:

          (i) reviewed certain publicly available financial statements and other information of the Company and GranCare;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company and GranCare prepared by the managements of the Company and GranCare, respectively;

          (iii) reviewed certain financial projections prepared by the managements of the Company and GranCare, respectively;

          (iv) discussed with management of the Company and GranCare the businesses, operations and prospects of both companies, independently and combined;

          (v) reviewed the stock prices and trading histories of the Company and GranCare;

          (vi) reviewed the exchange ratio implied by historical stock prices of the Company and GranCare;

          (vii) reviewed the contribution by the Company and GranCare to pro forma combined revenue, operating profit, pretax income and net income;

          (viii) reviewed the valuations of publicly traded companies which we deemed comparable to the Company and GranCare;

          (ix) compared the financial terms of the Merger and other transactions which we deemed relevant;

          (x) prepared discounted cash flow analyses of the Company and GranCare;

          (xi) reviewed the Agreement and certain related documents; and

          (xii) performed such other analyses as we have deemed appropriate.

     We have assumed and relief upon, without independent verification, the accuracy and completeness of all of the information reviewed by us for the purposes of this opinion and we have assumed no responsibility to independently verify any of such information or for any independent evaluation or appraisal of the assets of the Company or GranCare. With respect to the financial projections, including the synergies and other benefits expected to result from the Merger, we have assumed that they have been reasonably prepared by management of the Company and GranCare on bases reflecting the best currently available estimates and judgments of the future financial performance of each of the Company and GranCare. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.



     Chicago Dearborn is an investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. We have acted as financial advisor to Evergreen in connection with the Merger and will receive a fee for our services.


     We hereby consent to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger as contemplated by the Merger Agreement.

     Based upon and subject to the foregoing and further based on our experience as investment bankers, we are of the opinion that, as of the date hereof, the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the shareholders of Evergreen.

                                          Very truly yours,


                                          THE CHICAGO DEARBORN COMPANY

                                                                      APPENDIX E

                                                               [LOGO]

                                                                   June 19, 1995


Board of Directors
Evergreen Healthcare, Inc.
11350 N. Meridian Street, Suite 200
Carmel, Indiana 46032

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of Common Stock, par value $.01 per share ("Evergreen Common Stock"), of Evergreen Healthcare, Inc. ("Evergreen" or the "Company") of the exchange ratio of 0.775 of a share of Common Stock, no par value ("Grancare Common Stock"), of Grancare, Inc. ("Grancare") for each share of Evergreen Common Stock (the "Exchange Ratio") to be received by holders of Evergreen Common Stock pursuant to the Agreement and Plan of Merger, dated as of May 2, 1995, among Grancare, GW Acquisition Corp. and the Company (the "Merger Agreement").

     McDonald & Company Securities, Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) the Merger Agreement, including the exhibits and schedules thereto; (ii) Annual Reports to shareholders and Annual Reports on Form 10-K of the Company and Grancare for the five years ended June 30, 1994 and December 31, 1994, respectively, and Quarterly Reports on Form 10-Q of the Company and Grancare for the periods subsequent to June 30, 1994 and December 31, 1994, respectively; (iii) certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company and Grancare furnished to us for purposes of our analysis; (iv) certain publicly available information concerning the trading of, and the trading market for, the Evergreen Common Stock and the Grancare Common Stock; (v) certain publicly available information with respect to certain other companies that we believe to be comparable to the Company or to Grancare and the trading markets for certain of such other companies' securities; and (vi) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company and Grancare to discuss the past and current business operations, financial condition and future prospects of their respective companies, as well as other matters we believe relevant to our inquiry.

     In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and have assumed and relied upon the representations and warranties of the Company and Grancare contained in the Merger Agreement and were not engaged to, nor have we independently attempted to, verify any of such information. We have also relied upon the managements of the Company and Grancare as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections, including projected cost savings and operating synergies, reflect the best currently available estimates and judgments of the respective managements of the Company and Grancare and that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the managements of the Company and Grancare. We express no view as to such projections or the assumptions on which they are based. In addition, we were not engaged to, nor have we conducted, any physical inspection or appraisal of any of the assets, properties or facilities of either the Company or Grancare nor have we been furnished with any such evaluation or appraisal. Furthermore, we assumed the consummation of the transaction contemplated pursuant to the Merger Agreement will qualify (i) for pooling of interests accounting treatment and (ii) as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     In the ordinary course of our business, we may actively trade securities of both the Company and Grancare for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion, as investment bankers, that as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Evergreen Common Stock.


     We hereby consent to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the merger as contemplated by the Merger Agreement.


                                          Very truly yours,


                                          MCDONALD & COMPANY SECURITIES, INC.

                                                                      APPENDIX F

                        CHAPTER 13.  DISSENTERS' RIGHTS

    SECTION
    -------
    1300.       Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions.
    1301.       Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents.
    1302.       Submission of share certificates for endorsement; uncertificated securities.
    1303.       Payment of agreed price with interest; agreement fixing fair market value;
                filing; time of payment.
    1304.       Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues;
                appointment of appraisers.
    1305.       Report of appraisers; confirmation; determination by court; judgment;
                payment; appeal; costs.
    1306.       Prevention of immediate payment; status as creditors; interest.
    1307.       Dividends on dissenting shares.
    1308.       Rights of dissenting shareholders pending valuation; withdrawal of demand for payment.
    1309.       Termination of dissenting share and shareholder status.
    1310.       Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval.
    1311.       Exempt shares.
    1312.       Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions.

                                CROSS REFERENCES

     Foreign corporations subject to this chapter, see sec. 2115. Mergers into state depository corporation, inapplicability of this division, see Financial Code sec. 4883. Sales of business units to state depository corporation, inapplicability of this chapter, see Financial Code sec. 4853.

SEC. 1300.  REORGANIZATION OR SHORT-TERM MERGER; DISSENTING SHARES; CORPORATE
            PURCHASE AT FAIR MARKET VALUE; DEFINITIONS


     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.


     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph
     (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.



          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.



          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.



          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.



     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977. Amended by Stats. 1976, c. 641,
sec. 21.3, eff. Jan. 1, 1977; Stats. 1982, c. 36, p. 69, sec. 3, eff. Feb. 17,
1982; Stats. 1990, c. 1018 (A.B. 2259), sec. 2; Stats. 1993, c. 543 (A.B. 2063),
sec. 13.)



                                CROSS REFERENCES



     Application of this chapter to transactions consummated after effective date of new law, see sec. 2313. Foreign corporations subject to this chapter, see sec. 2115.



SEC. 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS



     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.



     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.



     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 7, 1977, Amended by Stats. 1976, c. 641, sec. 21.6, eff. Jan. 1, 1977; Stats. 1980, c. 501, p. 1052, sec. 5; Stats.
1980, c. 1155, p. 3831, sec. 1.)

                                CROSS REFERENCES

     Savings association mergers, information furnished to minority stockholders, see Financial Code sec. 5760.

SEC. 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED
           SECURITIES


     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares. (Added by Stats. 1975, C. 682, sec. 7, eff. Jan. 1, 1977. Amended by Stats. 1986, c. 766, sec. 23.)


SEC. 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET
           VALUE; FILING; TIME OF PAYMENT

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977. Amended by Stats. 1980, c. 501, p. 1053, sec. 6; Stats. 1986,
c. 766, sec. 24.)

SEC. 1303.  ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR FAIR
            MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS

     (a) If the corporation denies that the shares of dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977.)

                                CROSS REFERENCES

     Consolidation of actions, see Code of Civil Procedure sec. 1048. Defendants, joinder, see Code of Civil Procedure secs. 379, 382. Designation of parties, see Code of Civil Procedure sec. 308.

     Dissolution, determination of fair value of shares, see sec. 2000. Form of action, see Code of Civil Procedure sec. 307.



     Intervention, see Code of Civil Procedure sec. 387.



     Limitation of six months, see Code of Civil Procedure sec. 341. Plaintiffs, joinder, see Code of Civil Procedure secs. 378, 382.



     Trial of issues, see Code of Civil Procedure sec. 591 et seq.



SEC. 1305.  REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT;
     JUDGMENT; PAYMENT; APPEAL; COSTS



     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.



     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.



     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.



     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.



     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses, and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301). (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977. Amended by Stats. 1976, c. 641, sec. 22, eff. Jan. 1, 1977; Stats. 1977, c. 235, p. 1068,
sec. 16; Stats. 1986, c. 766, sec. 25.)



                                CROSS REFERENCES



     Costs, generally, see Code of Civil Procedure sec. 1021 et seq.



     Manner of giving and entering judgment, see Code of Civil Procedures sec. 664 et seq.



     Relief granted to plaintiff, scope, see Code of Civil Procedure sec. 580.



SEC. 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST



     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977.)

                                CROSS REFERENCES



     Dividends and reacquisitions of shares, see sec. 500 et seq.



SEC. 1307. DIVIDENDS ON DISSENTING SHARES



     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977.)



                                CROSS REFERENCES



     Dividends, see sec. 500 et seq.



SEC. 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF
           DEMAND FOR PAYMENT



     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977.)



SEC. 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS



     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:



          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.



          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.



          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (1) of Section 1110 was mailed to the shareholder.



          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares. (Addressed by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977.)



SEC. 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL



     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under
Section 1304 and 1305 shall be suspended until final determination of such litigation. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977.)

                                CROSS REFERENCES

     Short-form mergers, see sec. 1110.

SEC. 1311. EXEMPT SHARES

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977. Amended by Stats. 1988, c. 919,
sec. 8.)

SEC. 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND
           MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTIONS;
           CONDITIONS


     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.


     (b) If one of the parties to a reorganization or short-form merger is directly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled. (Added by Stats. 1975, c. 682, sec. 7, eff. Jan. 1, 1977. Amended by Stats. 1976, c. 641, sec. 22.5, eff. Jan. 1, 1977; Stats. 1988, c. 919, sec. 9.)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Restated Articles of Incorporation of GranCare contain a provision that limits the personal liability of GranCare's directors for monetary damages in an action brought by or in the right of GranCare for breach of a director's duties to GranCare and its shareholders. Such provision does not limit the liability of GranCare's directors for acts or omissions that involve intentional misconduct or a knowing culpable violation of law; for acts or omissions that a director believes to be contrary to the best interests of GranCare or its shareholders or that involve the absence of good faith on the part of the director; for any transaction from which a director derived an improper personal benefit; for acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances under which the director was aware, or should have been aware, in the ordinary course of performing a director's duty, of a risk of serious injury to the corporation or its shareholders; for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to GranCare or its shareholders; under Section 310 of the California General Corporation Law (which involves liability for a director having a material financial interests in a corporate transaction); or under Section 316 of the California General Corporation Law (which imposes liability on directors who approve certain improper distributions to shareholders or approve certain improper loans or guarantees to any director or officer).

     GranCare's Bylaws permit GranCare to indemnify its officers and directors to the full extent permitted by Section 317 of the California General Corporation Law and applicable law. Section 317 of the California General Corporation Law makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933. GranCare has entered into agreements with certain of its directors and officers whereby it has agreed to indemnify such persons against certain liabilities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS


           *2.1     Agreement and Plan of Merger, dated May 2, 1993, by and among GranCare,
                    Inc., GW Acquisition Corp. and Evergreen Healthcare, Inc. with Exhibits.
          **4.1     Restated Articles of Incorporation, as amended.
          **4.2     Bylaws, as amended.
          **4.3     Indenture, dated January 29, 1993, from GranCare, Inc. to First Fidelity
                    Trust Company, New York, as Trustee.
            5.1     Opinion of Brobeck, Phleger & Harrison.
            8.1     Form of Opinion of Brobeck, Phleger & Harrison.
            8.2     Form of Opinion of Rogers & Hardin.
           23.1     Consent of Ernst & Young LLP (included on page II-4).
           23.2     Consent of KPMG Peat Marwick LLP (included on page II-5).
           23.3     Consent of Arthur Andersen LLP (included on page II-6).
           23.4     Consent of Brobeck, Phleger & Harrison (included in Exhibit 5.1).
           23.5     Consent of Rogers & Hardin.
           24.1     Power of Attorney (included on page II-3).
           99.1     Form of GranCare Proxy Card.
           99.2     Form of Evergreen Proxy Card.


- ---------------

  * Incorporated by reference to GranCare's quarterly report on Form 10-Q filed May 15, 1995.


 ** Incorporated by reference to GranCare's annual report on Form 10-K which was filed on March 30, 1992.

ITEM 22. UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This means information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this First Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on June 19, 1995.


                                          GRANCARE, INC.

                                          By:     /s/  GENE E. BURLESON
                                            ------------------------------------
                                            Name: Gene E. Burleson
                                            Title: President and Chief Executive
                                                   Officer


     Pursuant to the requirements of the Securities Act of 1933, this First Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                  SIGNATURE                                 TITLE                     DATE
                  ---------                                 -----                     ----

          /s/  GENE E. BURLESON                     Chairman of the Board,         June 19, 1995
- ---------------------------------------------   President and Chief Executive
               Gene E. Burleson                      Officer and Director
                                                (Principal Executive Officer)

          /s/            *                         Executive Vice President        June 19, 1995
- ---------------------------------------------    and Chief Financial Officer
             Jerry A. Schneider                    (Principal Financial and
                                                     Accounting Officer)

          /s/            *                                 Director                June 19, 1995
- ---------------------------------------------
                Gary U. Rolle

          /s/            *                                 Director                June 19, 1995
- ---------------------------------------------
             Charles M. Blalack

          /s/            *                                 Director                June 19, 1995
- ---------------------------------------------
               Edward V. Regan

          /s/            *                                 Director                June 19, 1995
- ---------------------------------------------
               Joel S. Kanter

          /s/            *                                 Director                June 19, 1995
- ---------------------------------------------
         Antoinette Hubenette, M.D.

       *By:      /s/  GENE E. BURLESON
- ---------------------------------------------
              Attorney-in-fact

                                 EXHIBIT INDEX


                                                                                      SEQUENTIALLY
 EXHIBIT                                                                                NUMBERED
 NUMBER                                    DESCRIPTION                                    PAGE
- ---------                                  -----------                                ------------
   * 2.1     Agreement and Plan of Merger, dated May 2, 1993, by and among GranCare,
             Inc., GW Acquisition Corp. and Evergreen Healthcare, Inc. with
             Exhibits...............................................................
  ** 4.1     Restated Articles of Incorporation, as amended.........................
  ** 4.2     Bylaws, as amended.....................................................
  ** 4.3     Indenture, dated January 29, 1993, from GranCare, Inc. to First
             Fidelity Trust Company, New York, as Trustee...........................
    5.1      Opinion of Brobeck, Phleger & Harrison.................................
    8.1      Form of Opinion of Brobeck, Phleger & Harrison.........................
    8.2      Form of Opinion of Rogers & Hardin.....................................
    23.1     Consent of Ernst & Young LLP (included on page II-4)...................
    23.2     Consent of KPMG Peat Marwick LLP (included on page II-5)...............
    23.3     Consent of Arthur Andersen LLP (included on page II-6).................
    23.4     Consent of Brobeck, Phleger & Harrison (included in Exhibit 5.1).......
    23.5     Consent of Rogers & Hardin.............................................
    24.1     Power of Attorney (included on page II-3)..............................
    99.1     Form of GranCare Proxy Card............................................
    99.2     Form of Evergreen Proxy Card...........................................


- ---------------

  * Incorporated by reference to GranCare's quarterly report on Form 10-Q filed May 15, 1995.


 ** Incorporated by reference to GranCare's annual report on Form 10-K which was filed on March 30, 1992.